Exhibit 10.1

Summary Term Sheet for Proposed Restructuring

January 6, 2015

This document and any related communications shall not be

used for any purpose in any litigation or proceeding.

This Term Sheet is highly confidential and this Term Sheet, its contents and its existence may not be distributed, disclosed or discussed to or with any party other than in accordance with the express terms of confidentiality agreements/arrangements

among the respective parties and the Company.

SUMMARY TERM SHEET FOR PROPOSED RESTRUCTURING12

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

and certain of its direct or indirect subsidiaries

(“CEOC” and together with certain of its direct or indirect subsidiaries, the “Company”)

[1]	Nothing herein shall be deemed to be the solicitation of an acceptance or rejection of a plan of reorganization; any such solicitation shall be in compliance with the relevant provisions of securities laws, the Bankruptcy Code and other applicable statutes and rules.
[2]	This Term Sheet is an exhibit to, and part of, the Restructuring Support and Forbearance Agreement (the “RSA”), which contains additional descriptive language and legal terms in respect of the Company’s restructuring.

I. Summary of Proposed Treatment3

Holders of the obligations (the “First Lien Bank Obligations”) under the First Lien Bank Documents[4] ($5,359 million plus interest thereon accrued through the Petition Date) and swaps entered into pursuant to First Lien Bank Documents ($42 million) (collectively, the “First Lien Bank Lenders”)	Each First Lien Bank Lender shall receive its pro rata share of (a) $705 million in cash, (b) $883 million in New First Lien OpCo Debt, (c) $406 million of New Second Lien OpCo Debt, (d) $1,961 million in New First Lien PropCo Debt, and (e) $1,450 million in additional cash if the full amount of the CPLV Market Debt is financed for cash and, if not fully financed, Mezzanine CPLV Debt for the portion not so financed subject to the limitations set forth herein[5]. Each First Lien Bank Lender waives any entitlement to post-petition interest to the extent First Lien Noteholders do not receive post-petition interest.

Secured claims of Holders of the obligations (the “First Lien Note Obligations”) under the First Lien Indentures ($6,345 million plus interest thereon accrued through the Petition Date) (the “First Lien Noteholders”)

Each First Lien Noteholder shall receive in respect of its secured claim, its pro rata share of (a) $207 million in cash, (b) $306 million in New First Lien OpCo Debt, (c) $141 million of New Second Lien OpCo Debt, (d) $431 million in New First Lien PropCo Debt, (e) $1,425 million in New Second Lien PropCo Debt, (f) $1,150 million in additional cash if the CPLV Market Debt is financed for cash and, if not fully financed, Mezzanine CPLV Debt for the portion not so financed subject to the limitations set forth herein, (g) 69.9% directly or indirectly of PropCo[6] on a fully diluted basis (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any), (or cash to the extent of any Equity Rights exercised and/ or such Holder exercises its Put Option, as further described below) and (h) 100% of the OpCo New Common Stock (or, at its option, cash in the event such Holder exercises its Put Option, as further described below).

As more fully described under Put Options, Equity Rights and Purchase Option (and subject to the limitations set forth therein), each First Lien Noteholder (a) will have the opportunity to be a Put Participant and sell the right to receive under the Plan some or all of its equity to the Backstop Parties for cash, (b) will have the opportunity to purchase PropCo Preferred Equity and/or (c) may receive cash from the Non-First Lien Noteholders for the right to receive some or all of their equity in connection with the exercise of the Equity Rights.

[3]	Administrative, priority and critical trade claims shall be paid in full in cash as soon as practicable following consummation of the Restructuring or as otherwise provided for in definitive documentation. The plan may provide for separate classification for general unsecured claims on terms and with treatment that is reasonably acceptable to the Requisite Consenting Creditors (as defined in the RSA).

[4]	Capitalized terms not defined herein have the meanings set forth in the RSA.

[5]	The First Lien Bank Lenders may choose to have up to $100 million of Mezzanine CPLV Debt they are to receive converted to a corresponding amount of New First Lien OpCo Debt, New Second Lien OpCo Debt, New First Lien PropCo Debt, New Second Lien PropCo Debt or equity in PropCo

[6]	Pending regulatory and REIT requirements, the First Lien Noteholders will receive their interest in PropCo indirectly through REIT New Common Stock (as opposed to directly through PropCo New LP Interests as Caesars Entertainment Company or its designee (“CEC”) and CEOC will).

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If the First Lien Noteholders fully exercise the Put Options, the First Lien Noteholders, on an aggregate basis, will receive an additional $969 million in cash and a corresponding decrease in their equity recoveries, as more fully described in Section II below under “Put Options Price.”

Deficiency Claims of First Lien Noteholders and all claims of non-critical trade creditors and Holders of the obligations (collectively the “Non-First Lien Obligations”) under (a) the Second Lien Indentures ($5,238 million plus interest thereon accrued through the Petition Date) (the “Second Lien Noteholders”), (b) the guaranteed unsecured indentures ($479 million plus interest thereon accrued through the Petition Date) (the “Unsecured Guaranteed Noteholders”), and (c) the unsecured note indentures ($530 million plus interest thereon accrued through the Petition Date) (the “Unsecured Noteholders,” collectively with the Second Lien Noteholders and Unsecured Guaranteed Noteholders, the “Non-First Lien Noteholders”)

If the Non-First Lien Noteholders, and with respect to their deficiency claims, the First Lien Noteholders, vote as a class to accept the Plan, then the First Lien Noteholders will waive or assign at CEOC’s direction distributions in respect of their deficiency claims and distributions under the turnover provisions in all intercreditor agreements, and each Non-First Lien Noteholder shall receive its pro rata share of an amount of 30.1% of the equity, directly or indirectly, in PropCo on a fully diluted basis (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any), which shall be deemed to include consideration for the value of any unencumbered assets. And, as more fully described under the Equity Right, if the Non-First Lien Noteholders vote as a class to accept the Plan, each Non-First Lien Noteholder shall also have the option to be a Rights Participant.

If the Non-First Lien Noteholders, and with respect to their deficiency claims, the First Lien Noteholders, do not vote as a class to accept the Plan, then each Non-First Lien Noteholder shall receive its pro rata share of 17.5% of the equity, directly or indirectly, in PropCo on a fully diluted basis (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any), which shall be deemed to include consideration for the value of any unencumbered assets. The First Lien Noteholders will waive or assign at CEOC’s direction distributions in respect of their deficiency claims and distributions under the turnover provisions in all intercreditor agreements on account of the 17.5% of equity to the Non-First Lien Noteholders. If the Non-First Lien Noteholders, and with respect to their deficiency claims, the First Lien Noteholders, do not vote as a class to accept the Plan, then the remaining 12.6% of PropCo equity shall be allocated to the equity holders of PropCo, excluding the Non-First Lien Noteholders, based on their pro rata ownership in PropCo (after giving effect to the exercise of the Put Options).

The Plan may provide for the separate classification of Non-First Lien Noteholders in separate classes or subclasses in a manner not inconsistent with this Term Sheet.

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II. Put Options, Equity Rights and Purchase Option7

Put Options

Each First Lien Noteholder shall have the option to put some or all of its right under the Plan to receive (i) the OpCo New Common Stock it would otherwise receive pursuant to the Plan (the “OpCo New Common Stock Put Options”); and/ or (ii) the direct or indirect interests in PropCo it would otherwise receive pursuant to the Plan (provided that no more than 14.8% (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any) of such interests are put in the aggregate) (the “REIT New Common Stock Put Options” and, together with OpCo New Common Stock Put Options, the “Put Options”), and to instead receive cash as described below under “Put Options Price,” in which case CEC and any other Backstop Parties will purchase such equity interests as further described below, subject in the case of PropCo equity interests to the exercise of the Equity Rights described below, provided however that, in the event the UPREIT Structure is used (as defined herein), the First Lien Noteholders shall be required to put at least 5% of their PropCo equity to CEC (after taking into account any conversion of CPLV Mezzanine Debt acquired pursuant to the Equity Rights). The Put Options must be selected in connection with plan solicitation provided that with respect to First Lien Noteholders that are parties to the RSA, elections to exercise the OpCo New Common Stock Put Options must be made at the time of execution of the RSA.

Each First Lien Noteholder that exercises any of its Put Options in whole or in part shall be referred to herein as a “Put Participant.”

Put Options Allocation Between the Backstop Parties

As detailed in Annex I, CEC shall purchase the right to receive all the OpCo New Common Stock subject to the OpCo New Common Stock Put Options and REIT New Common Stock (or PropCo New LP Interests if applicable) subject to the REIT New Common Stock Put Options exercised by the Put Participants.[8]

The First Lien Noteholders may elect to become backstop parties (together with CEC, the “Backstop Parties”) (which election shall be made in connection with plan solicitation) and purchase a portion of the REIT New Common Stock (or PropCo New LP Interests if applicable) subject to the REIT New Common Put Options. First Lien Noteholders who wish to become Backstop Parties must make any required investor representations required for federal and state securities law purposes.

The Backstop Parties shall receive no fee for purchasing or agreeing to purchase the equity subject to the Put Participants’ Put Options.

[7]	For tax efficiency or other purposes, the cash consideration to be paid to First Lien Noteholders through the exercise of either the Put Options or the Equity Rights may flow through the Company to the First Lien Noteholders as part of their recovery under the Plan as direct payments of cash, rather than be paid in respect of the receipt of stock or CPLV Mezzanine Debt or be paid directly by the Backstop Parties and/or the Right Participants. The Company and CEC shall consult with the First Lien Professionals in respect of the preceding and, if the decision could reasonably be expected to adversely affect the recovery of the First Lien Noteholders (in form, value, or otherwise as determined by the Requisite Consenting Creditors), it shall be subject to the reasonable consent of the Requisite Consenting Creditors.

[8]	For regulatory purposes, it is assumed that the First Lien Noteholders executing the RSA will elect to put at least 50.1% of the OpCo New Common Stock to CEC.

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Put Options Price	The Put Options shall be at a price per share implying a total value of $700 million for 100% of the OpCo New Common Stock and $269 million for 14.8% of PropCo (directly or indirectly) on a fully diluted basis (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any).

Equity Rights

If the Non-First Lien Noteholders vote as a class to accept the Plan, the “Equity Rights” as detailed below shall occur and each Non-First Lien Noteholder shall have the non-transferable right to be a “Right Participant.” If the Non-First Lien Noteholders do not vote as a class to accept the Plan, there shall be no Equity Rights.

Each Right Participant may elect to purchase (with the purchase immediately occurring after the closing of the Put Option) the right to receive up to all of the direct or indirect interest in PropCo to be received by the First Lien Noteholders and the Backstop Parties (but for the avoidance of doubt, not including the 5% of PropCo equity retained by OpCo) (the “Equity Rights”), subject to being cut back on a pro rata basis based on the amount of Equity Rights exercised. Any Non-First Lien Noteholder exercising an Equity Right must (a) make any required investor representations required for federal and state securities law purposes and (b) execute the RSA. Each Non-First Lien Noteholder shall have 60 days following of the filing of the Company’s chapter 11 cases to execute the RSA and elect whether to exercise its Equity Rights, which Exercise Rights shall be subject to the Non-First Lien Noteholders accepting the Plan as a class.

For every $1 of direct or indirect interest in PropCo purchased pursuant to the Equity Rights, the Right Participant shall also purchase $0.25 of CPLV Mezzanine Debt to be received by the First Lien Noteholders with such CPLV Mezzanine Debt then being converted into direct or indirect interest in PropCo at the same price per share as the Put Option (the “Equitized CPLV Mezzanine Debt”).

The Right Participants must make their purchases first from the First Lien Noteholders who elect to sell to the Right Participants (pro rata among such First Lien Noteholders) with such election to be made in connection with plan solicitation, second from CEC, third from the First Lien Noteholders who do not elect to sell to the Right Participants (pro rata among such First Lien Noteholders), fourth from the non-CEC Backstop Parties (pro rata among the non-CEC Backstop Parties).

For the avoidance of doubt, the First Lien Noteholders and the Backstop Parties, as applicable, must sell their respective right to receive equity, pursuant to the terms of the Equity Rights, to the Right Participants. The Right Participants shall receive no fee for acting as Right Participants.

The procedures implementing the Equity Rights and exercise thereof shall be subject to the reasonable consent of the Requisite Consenting Creditors.

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Equity Rights Price	The Equity Rights shall be at the same price per share as the Put Option.

Purchase Option	Each First Lien Noteholder shall have the non-transferable option to purchase their pro rata share (based on their holdings of the First Lien Note Obligations) of 50% of the Preferred PropCo Equity, with such purchases proportionally diluting the Preferred PropCo Equity purchased by the Preferred Backstop Investors (as defined in the Backstop Commitment Agreement to be attached hereto).

Purchase Option Price	The Purchase Option shall be at a price per share implying a total value of $250 million for 100% of the Preferred PropCo Equity.

Regulatory Requirements

All parties shall abide by, and use their commercially reasonable efforts to obtain, any regulatory and licensing requirements or approvals to consummate the Restructuring as promptly as practicable including, but not limited to requirements or approvals that may arise as a result of such party’s equity holdings in the REIT, PropCo or OpCo, as the case may be. Such parties receiving equity shall use commercially reasonable efforts to cooperate with, and timely obtain and submit, all applicable licensing materials and information to, applicable gaming authorities throughout any regulatory or licensing process, including without limitation with respect to any applicable license, permit, or finding of suitability, and shall cause any individual subject to regulatory, licensing, or suitability approval to similarly cooperate and provide all such relevant materials and information. To facilitate regulatory approvals and prompt consummation of the Restructuring, any party signing the RSA must irrevocably elect upon execution of the RSA the amount of Put Options with respect to OpCo New Common Stock.

The Company and its affiliates will assist with required regulatory approvals and structuring issues, including common stock voting structures to ensure compliance with regulatory requirements.

To the extent any required regulatory approvals are not obtained by the Closing of the Restructuring, the parties agree to work together to facilitate consummation of the Restructuring as promptly as practicable. Actions to be taken may include entering into transactions to permit the Closing to occur while such regulatory approvals are pending (alternate temporary structures), temporary escrowing of equity and/or selling down equity below regulatory threshold levels. Any actions proposed to be taken in connection with obtaining regulatory approvals that adversely affect any First Lien Noteholder, in an economic or other material respect, must be reasonably acceptable to the Requisite Consenting Creditors, and will be binding on all First Lien Noteholders.

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REIT Requirements	To the extent any party would otherwise receive more than 9.8% of the outstanding REIT New Common Stock, such party shall instead receive direct PropCo New LP Interests equal to the value of such REIT New Common Stock above 9.8%. All PropCo Preferred Equity will be issued directly by PropCo, unless counsel to the Company concludes, after consultation with the First Lien Professionals, that issuance of such PropCo Preferred Equity by the REIT (as opposed to PropCo) would not adversely affect its ability to deliver the REIT opinion referenced below in IX under the heading “Tax Opinions/Private Letter Rulings.”

Closing	The Put Options and Equity Rights will close immediately following distribution of the equity securities under the Plan (it being understood that the exercise date for the Put Options and Equity Rights will be set forth in the solicitation materials and shall occur on a date determined by the Company prior to the projected effective date of the Plan).[9]

Put Options Conditions Precedent

The exercise of the Put Options and Equity Rights will be subject to customary conditions precedent including:

•    the Bankruptcy Court shall have entered orders (a) approving the disclosure statement in respect of the Plan and (b) confirming the Plan;

•    the effective date of the Plan shall have occurred;

•    all regulatory approvals, or waiting periods, shall have been received or expired; and

•    other customary conditions precedent in form and substance reasonably satisfactory to the Company, the Backstop Parties, and the Requisite Consenting Creditors.

III. The REIT and Equity Securities

REIT	The Company shall restructure itself upon consummation of the Restructuring as a separate operating company (“OpCo”), and property company (“PropCo”). Pursuant to the Restructuring a real estate investment trust (the “REIT”) will be formed to own and control the general partner of PropCo (“PropCo GP”) and to hold PropCo New LP Interests.

[9]	For tax efficiency or other purposes, the cash consideration to be paid to First Lien Noteholders through the exercise of either the Put Options or the Equity Rights may flow through the Company to the First Lien Noteholders as part of their recovery under the Plan as direct payments of cash, rather than be paid in respect of the receipt of stock or CPLV Mezzanine Debt or be paid directly by the Backstop Parties and/or the Right Participants. The Company and CEC shall consult with the First Lien Professionals in respect of the preceding and, if the decision could reasonably be expected to adversely affect the recovery of the First Lien Noteholders (in form, value, or otherwise as determined by the Requisite Consenting Creditors), it shall be subject to the reasonable consent of the Requisite Consenting Creditors.

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The separation of the Company into OpCo, PropCo and the REIT (the “Separation Structure”) will be accomplished through either (a) the tax free contribution of PropCo assets to the REIT in a tax-free reorganization qualifying under Section 368(a)(1)(G) of the Internal Revenue Code (the “Code”) (such structure, the “Spin”), provided however, that in lieu of the Spin, the separation will be accomplished by (b) a tax-free contribution of PropCo assets to the PropCo partnership in a transaction qualifying under section 721 of the Code (the “UPREIT Structure”) if (i) the Company is unable to receive a favorable private letter ruling from the IRS (the “Spin Ruling”) or a “should” level opinion of counsel (the “Spin Opinion”), concluding, in either case, based on facts, customary representations (and certain customary assumptions, in the case of a Spin Opinion) set forth or described in the Spin Ruling or Spin Opinion, that the Spin qualifies under Section 368(a)(1)(G) of the Code, (ii) at the election of the Requisite Consenting Creditors if the Estimated REIT E&P (as defined below) exceeds $1.3 billion or (iii) at the election of the Company and CEC, with the consent of the Requisite Consenting Creditors, such consent not to be unreasonably withheld. In either event, (x) the distribution of the new equity and debt will be made in a manner that will not generate taxable income to the Company other than cancellation of indebtedness income, and (y) the Company and CEC shall regularly consult and coordinate with the First Lien Professionals on the Separation Structure and all decisions that may materially affect the tax consequences thereof to the First Lien Noteholders.

No later than 50 days prior to the deadline for voting on the Plan, the Company will deliver to the Consenting Creditors its reasonable estimate of the earnings and profits of the REIT (i) as of, and assuming an effective date of the Plan on, December 31, 2015, (ii) calculated using the implied equity values in this term sheet and valuing all new debt at par, and (iii) computed as if all of the PropCo New LP Interests other than the PropCo Preferred Equity are held through the REIT (the “Estimated REIT E&P”), together with supporting work papers. The Consenting Creditors shall have 20 days to review the Company’s calculation of the Estimated REIT E&P and provide any proposed revisions to the Company, and the Company and the Consenting Creditors agree to negotiate in good faith such proposed revisions and to attempt to resolve any differences between the parties within 10 days of the receipt of such proposed revisions. In the event the parties reach agreement as to the amount of the Estimated REIT E&P such Estimated REIT E&P shall be final and binding as among the Company and the Consenting Creditors for purposes of the preceding paragraph. In the event the parties do not reach agreement on the amount of the Estimated REIT E&P, then the determination of the Estimated REIT E&P shall be made by an independent accounting firm mutually acceptable to the Company and the Consenting Creditors.

Equity Securities	The common equity securities to be issued will consist of new shares of common stock (a) of the REIT (such stock, the “REIT New Common Stock”) and (b) of OpCo (such stock, the “OpCo New Common Stock”). Such securities will be freely transferable to the extent provided under Section 1145 of the Bankruptcy Code.

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The Boards of Directors of CEOC, OpCo and the REIT shall each use its reasonable best efforts to have the OpCo New Common Stock, if more than 30% of the OpCo New Common Stock is owned by the First Lien Noteholders and Non-First Lien Noteholders (the “Non-CEC Holders”), and the REIT New Common Stock, respectively, (a) registered under US securities laws and (b) listed on a nationally recognized exchange, as soon as practicable subject to meeting applicable listing requirements following the effective date of the Plan. A registration statement covering the REIT Common Stock (and if applicable, a registration statement covering the OpCo New Common Stock) shall be filed as soon as practicable following the effective date of the Plan and in any event within 75 days thereafter. The Board of Directors of CEOC shall consult with First Lien Professionals on the form and substance of the registration statement(s). The parties shall enter into a customary registration rights agreement providing for among other things a re-sale registration statement for any First Lien Noteholder that cannot freely transfer its equity pursuant to Section 1145 of the Bankruptcy Code and keeping any registration statements that do not automatically incorporate SEC filings by reference up to date.

In order to meet the requirement that a REIT have at least 100 shareholders, the REIT will have the right to issue, for cash, up to $125,000 of non-voting preferred stock (125 shares, $1,000 liquidation preference and approximately 12% dividend).

Contribution by CEOC of Properties to PropCo	If the UPREIT Structure is used, at least 5% of the PropCo New LP Interests purchased by CEC under the Put Options (on a fully diluted basis) shall be deemed as CEOC’s on account of its contribution of real estate into PropCo. In such case, CEOC shall have the option to participate in future issuances, or purchase additional equity from PropCo at FMV if participation is not feasible, to maintain its percentage ownership interest in PropCo at 5% if it would otherwise decrease below that threshold.

Services JV	Each of the Company and CEC (including through Caesars Entertainment Resort Properties LLC and Caesars Growth Properties Holdings, LLC) shall agree to take those steps that may be necessary or advisable with respect to Caesars Enterprise Services, LLC and its subsidiaries (collectively “CES”) to ensure that the chapter 11 cases or a restructuring consummated thereby shall not impair, modify, or affect in any adverse way under the applicable agreements (i) the Company’s rights with respect to governance or administration of CES (including by amending Sections 5.5(b) with respect to any payment defaults arising from commencement of the chapter 11 cases, 5.6 and 7.12 of that certain Amended Limited Liability Company Agreement of Caesars Enterprise Services, LLC dated as of May 20, 2014 (as the same may have been amended from time to time), (ii) the Company’s rights with respect to that certain Omnibus License and Enterprise Services Agreement dated as of May 20, 2014 (as the same may have been amended from time to time) (including by amending Section 16.4 thereof), (iii) the Company’s rights with respect to any or all intellectual property or other business arrangements by and among the Company and CES, whether pursuant to section 365(c) of the Bankruptcy Code, any change of control provisions set forth in those agreements, or other terms of such agreements and (iv) PropCo’s and OpCo’s right to use and access intellectual property and other rights in the same manner that such rights are currently used and accessed across the enterprise to the extent currently provided under the Omnibus License and Enterprise Services Agreement.

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In addition, such agreements shall be modified as necessary or appropriate to reflect the OpCo/PropCo structure including (i) to provide that Total Rewards and other enterprise-wide and property specific resources are allocated, and services provided, in a way that does not discriminate against PropCo, (ii) for so long as CEC or its affiliates manages the properties, CES shall ensure that, in the event CEC or its subsidiaries cease to provide the resources and services provided under such agreements to PropCo, CES shall provide such resources and services directly to PropCo on equivalent terms to or via an alternative arrangement reasonably acceptable to PropCo; provided that if CEC or its affiliates are terminated as manager under the applicable agreements other than by or with the consent of PropCo, CES shall provide such resources and services pursuant to a management agreement on substantially the same terms and conditions, notwithstanding such termination, if so elected by PropCo. In the event PropCo terminates or consents to the termination of the management relationship with CEC or its affiliates, for so long as the transition period under the applicable management agreement(s) continues, PropCo shall continue to have access to such resources and services on no less favorable terms. The modified documents shall be in form and substance reasonably satisfactory to the Requisite Consenting Creditors.

Furthermore, CES shall at the request of the REIT Board of Directors have meetings or conference calls once a quarter with a designee of the REIT Board of Directors to discuss, and consult on, the strategic and financial business plans, budgeting, including proposed capital expenditures and other topics as reasonably requested by the REIT Board of Directors. The REIT shall also have audit and information rights.

IV. CEC

CEC Cash Contribution

CEC will contribute $406 million (the “CEC Cash Contribution”) to be used to pay the RSA Forbearance Fees (on the terms described below), for general corporate purposes and to fund sources and uses (and capital structure described herein) required on the effective date of the Plan (“Exit”).

In connection with the RSA, CEC shall pay the following cash fees (the “RSA Forbearance Fees”) to those First Lien Noteholders who sign the RSA and become Consenting Creditors on or prior to 5 p.m. EST on January 12, 2015, in respect of such Consenting Creditors forbearing from exercising their default-related rights and remedies solely to the extent required by, and as set forth in, the RSA in an amount equal to (a) 1.625% of the First Lien Bond Claims held by such Consenting Creditors paid at the earlier of the date when (i) holders of 66.66% of the First Lien Note Obligations and the First Lien Bank Obligations sign the RSA (or in respect of the First Lien Bank Obligations a similar restructuring support and forbearance agreement agreeable to CEOC and CEC) and (ii) the Bankruptcy Court enters an order approving the Disclosure Statement and (b) 1.625% of the First Lien Bond Claims held by such Consenting Creditors paid at Exit.

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CEC Standby Commitment	$75 million, which shall only be funded if there are insufficient sources and uses (after giving effect to any Available Cash) to fund the capital structure described herein at Exit. For the purpose of determining whether CEC is required to fund the CEC Standby Commitment, the amount of Available Cash shall be deemed to exclude an amount equal to $206 million less the amount of the RSA Forbearance Fees paid by CEC.

CEC Put Options Purchases	CEC or an affiliated entity shall, pursuant to the Put Options, purchase up to (a) $269 million of PropCo New LP Interests or REIT New Common Stock at a price implying a total value of $269 million for 14.8% of the PropCo on a fully diluted basis (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any) and (b) $700 million of OpCo New Common Stock at a price per share implying a total value of $700 million for 100% of the OpCo New Common Stock.

Domestic Acquisitions and New Building Opportunities

CEC and its non-debtor subsidiaries shall give PropCo a right of first refusal to own the real estate, and have CEC or OpCo lease, all non-Las Vegas domestic (U.S.) real estate acquisitions and new building opportunities with CEC retaining management rights with respect to such opportunities.

PropCo shall give CEC a right of first refusal to operate and manage all non-Las Vegas properties that PropCo acquires.

The material terms of these rights of first refusal to be mutually agreed among the Company, CEC and the Initial Consenting Creditors.

CEC Lease Guaranty

CEC, OpCo and PropCo will enter into a Management and Lease Support Agreement (the “MLSA”) pursuant to which (i) CEC, or a wholly-owned subsidiary, will manage the properties on behalf of OpCo and (ii) CEC will provide a guaranty in respect of the OpCo’s operating lease obligations, in each case while such lease (including any extensions, renewals or replacements) remains in effect. Certain of the material terms of the MLSA are set forth on Annex II. The remaining terms of the MLSA to be mutually agreed among the Company, CEC and the Initial Consenting Creditors on or prior to noon on December 24, 2014, with such terms being annexed hereto.

Certain of the material terms of the operating leases are set forth on Annex II. The remaining terms of the operating leases to be mutually agreed among the Company, CEC and the Initial Consenting Creditors on or prior to noon on December 24, 2014, with such terms being annexed hereto.

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Releases

The Plan shall provide (subject to completion of the investigation by CEOC’s governance committee) that CEC’s participation in the Plan through its entry into the RSA and performance of the terms thereunder in facilitating the transactions contemplated by the Restructuring shall be a full and complete settlement under Bankruptcy Rule 9019 of any claims or causes of action, known or unknown, that the Company, its estates and third parties have or could have against CEC, CAC and their respective direct and indirect sponsors, shareholders, affiliates, officers, directors, employees, managers, attorneys, professionals, advisors and representatives (each of the foregoing in their capacity as such) relating to the Company, other than (a) claims under the RSA and (b) claims arising from past, existing, and future commercial relationships between any subsidiary of CEC (other than CEOC and its subsidiaries) and CEOC or any of its subsidiaries.

As part of the settlement embodied in the Plan and the RSA (subject to completion of the investigation by CEOC’s governance committee), effective on the date the Restructuring is consummated, as consideration for the Cash Contribution, the CEC Put Options Purchases, the Domestic Acquisitions and New Building Opportunities, entry into the MLSA and other valuable consideration, the Company, its estate and all of the Company’s creditors shall be deemed to have released CEC, CAC and their respective direct and indirect sponsors, shareholders, affiliates, officers, directors, employees, managers, attorneys, professionals, advisors and representatives (each of the foregoing in their capacities as such, the “CEC Released Parties”) from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, at law, in equity or otherwise, relating to or based upon any act or omission relating to the Company which occurred prior to the effectiveness of the Restructuring (other than (a) claims under the RSA and (b) claims arising from past, existing, and future commercial relationships between any subsidiary of CEC (other than CEOC and its subsidiaries) and CEOC or any of its subsidiaries), including a release and waiver of any obligations arising under the Guaranty and Pledge Agreement of CEC dated as of July 25, 2014. The Plan shall also include standard injunction and exculpation provisions in respect of the CEC Released Parties.

As part of the settlement embodied in the Plan and the RSA, effective on the date the Restructuring is consummated, as consideration for their entry into the RSA and other valuable consideration, the Company and the CEC Released Parties shall be deemed to have released the Consenting Creditors and their respective direct and indirect sponsors, shareholders, affiliates, officers, directors, employees, managers, attorneys, professionals, advisors and representatives (each of the foregoing in their capacity as such) from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, at law, in equity or otherwise, relating to or based upon any act or omission relating to the Company which occurred prior to the effectiveness of the Restructuring.

V. Caesars Palace Las Vegas (“CPLV”)

Transfer to Unrestricted Subsidiary

CPLV shall be transferred to a newly formed wholly owned unrestricted subsidiary of PropCo (“CPLV Sub”) and its property shall be leased to OpCo.

Certain of the material terms of the operating lease are set forth on Annex II. The remaining terms of the operating lease to be mutually agreed among the Company, CEC and the Initial Consenting Creditors on or prior to noon on December 24, 2014, with such terms being annexed hereto.

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Issuance of CPLV Market Debt

CPLV Sub shall use its commercially reasonable efforts to finance $2,600 million of CPLV Debt with third party investors for cash proceeds (the “CPLV Market Debt”) on or before consummation of the Restructuring (with 100% of the net proceeds being used to increase the cash payments to the First Lien Bank Lenders and the First Lien Noteholders). At least $2,000 million of CPLV Market Debt must be issued.

If $2,000 million or more but less than $2,600 million of CPLV Market Debt is issued, the remainder will be issued to the First Lien Bank Lenders and the First Lien Noteholders in the form of CPLV Mezzanine Debt. The principal amount of CPLV Market Debt and CPLV Mezzanine Debt shall collectively total $2,600 million.

Notwithstanding the above, to the extent PropCo Preferred Equity is issued, the proceeds thereof shall first reduce the principal amount of CPLV Mezzanine Debt (if any) to be issued to the First Lien Noteholders, second to reduce the principal amount of CPLV Market Debt, and third to reduce the principal amount of New Second Lien PropCo Debt.

The weighted average yield on the CPLV Market Debt and CPLV Mezzanine Debt will be capped such that the annual debt service shall not exceed $130 million, with the cap increased by $2 million for every $100 million of Equitized CPLV Mezzanine Debt.

CPLV Mezzanine Debt

If CPLV Market Debt is issued in an amount greater than $2,000 million, but less than $2,600 million (less the proceeds from the PropCo Preferred Equity applied to reduce the amount of CPLV Mezzanine Debt (if any) to be issued to the First Lien Noteholders and CPLV Market Debt), then CPLV Holding shall issue secured non-guaranteed debt (the “CPLV Mezzanine Debt”) in an amount equal to the difference to the First Lien Bank Lenders and the First Lien Noteholders. Such CPLV Mezzanine Debt shall have a 6 year term and shall bear interest at 8% (if $600 million of CPLV Mezzanine Debt is issued) increasing by 0.25% for every $25 million reduction in the principal amount of CPLV Mezzanine Debt issued below $600 million (up to a maximum of 13%). Additional terms of the CPLV Market Debt and CPLV Mezzanine Date to be mutually agreed among the Company, CEC and the Initial Consenting Creditors on or prior to noon on December 24, 2014, with such terms being annexed hereto.

“CPLV Holding” will be a newly formed holding company that owns 100% of CPLV Sub.

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Receipt of CPLV Mezzanine Debt

If CPLV Mezzanine Debt is issued, then it shall be distributed as follows:

•    The first $300 million of CPLV Mezzanine Debt shall be distributed 1/3 to the First Lien Bank Lenders and 2/3 to the First Lien Noteholders; and

•    Any CPLV Mezzanine Debt over $300 million shall be distributed 1/2 to the First Lien Bank Lenders and 1/2 to the First Lien Noteholders.

The $2,600 million aggregate total amount of cash proceeds from the CPLV Market Debt and the principal amount of CPLV Mezzanine Debt (and the proceeds from the PropCo Preferred Equity applied to reduce the amount of CPLV Mezzanine Debt and CPLV Market Debt) will be allocated as follows:

•    $1,450 for First Lien Bank Holders and

•    $1,150 for First Lien Bondholders,

with the amount of CPLV Mezzanine Debt to be issued to each in accordance with the above.

VI. New Capital Structure10

New First Lien OpCo Debt

Up to $1,188 million in principal amount of first lien debt. 6 year term. Non-call year 1, thereafter callable at 103/102/101/par for the next three years respectively. Interest at LIBOR plus 4.00%, with a 1% LIBOR floor. Additional terms to be mutually agreed among the Company, CEC and the Initial Consenting Creditors on or prior to noon on December 24, 2014, with such terms being annexed hereto.

$883 million distributed to First Lien Bank Lenders and $306 million distributed to First Lien Noteholders, subject to adjustment as set forth herein.

OpCo will use its commercially reasonable efforts to syndicate the New First Lien OpCo Debt to the market and, to the extent so syndicated, the cash proceeds will be used to increase the cash payments to the First Lien Bank Lenders and First Lien Noteholders, ratably based on the amount of New First Lien OpCo Debt otherwise to be issued to them. The New First Lien OpCo Debt will be marketed at an interest rate less than or equal to the rates contemplated above.

The First Lien OpCo Debt distributable to First Lien Bank Lenders and First Lien Noteholders must be in the form of bank debt and bond debt, respectively.

[10]	All amounts subject to the ability of the First Lien Bank Lenders to convert $100 million of CPLV Mezzanine Debt to New First Lien OpCo Debt, New Second Lien OpCo Debt, New First Lien PropCo Debt, New Second Lien PropCo Debt or equity in PropCo.

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New Second Lien OpCo Debt

Up to $547 million in principal amount of second lien debt. 7 year term. Non-call year 1, thereafter callable at 103/102/101/par for the next three years respectively. Interest at 8.5%. Additional terms to be mutually agreed among the Company, CEC and the Initial Consenting Creditors on or prior to noon on December 24, 2014, with such terms being annexed hereto.

$406 million distributed to First Lien Bank Lenders and $141 million distributed to First Lien Noteholders.

New First Lien PropCo Debt

$2,392 million in principal amount of first lien debt. 5 year term. Non-call year 1, thereafter callable at 103/102/101/par for the next three years respectively. Interest at LIBOR plus 3.5% with a 1% LIBOR floor. Additional terms to be mutually agreed among the Company, CEC and the Initial Consenting Creditors on or prior to noon on December 24, 2014, with such terms being annexed hereto.

$1,961 million distributed to the First Lien Bank Lenders and $431 million distributed to First Lien Noteholders, subject to adjustment as set forth herein.

The First Lien PropCo Debt distributable to First Lien Bank Lenders and First Lien Noteholders must be in the form of bank debt and bond debt, respectively.

New Second Lien PropCo Debt

$1,425 million in principal amount of second lien debt. 6 year term. Customary NC3, with step-downs thereafter. Interest 8.0%. Additional terms to be mutually agreed among the Company, CEC and the Initial Consenting Creditors on or prior to noon on December 24, 2014, with such terms being annexed hereto.

Distributed to First Lien Noteholders, subject to adjustment as set forth herein.

Notwithstanding the above, to the extent PropCo Preferred Equity is issued, the proceeds thereof, after first reducing the principal amount of CPLV Mezzanine Debt (if any) to be issued to the First Lien Noteholders and then reducing the principal amount of CPLV Market Debt, shall be used to reduce the principal amount of New Second Lien PropCo Debt.

PropCo Preferred Equity

$300 million in principal amount of PropCo Preferred Equity. PIK interest 5%. Additional terms annexed hereto as Annex III.

Subject to the Purchase Option, all of the PropCo Preferred Equity shall be purchased by the Preferred Backstop Investors as set forth in the Backstop Commitment Agreement which shall be substantially in form and substance as that annexed hereto as Annex IV, subject to company’s ongoing review and approval (other than with respect to the economic terms of such agreement), such approval not to be unreasonably withheld and such approval shall be provided on or prior to noon on December 24, 2014. 50% of the PropCo Preferred Equity purchased by the Preferred Backstop Investors will be made available to First Lien Noteholders pursuant to the Purchase Option. Any PropCo Preferred Equity purchased pursuant to the Purchase Option shall dilute the Backstop Investors’ purchases pro rata.

Proceeds of the issue of the PropCo Preferred Equity shall be used first to reduce the principal amount of CPLV Mezzanine Debt (if any) to be issued to the First Lien Noteholders, second to reduce the principal amount of CPLV Market Debt, and third to reduce the principal amount of New Second Lien PropCo Debt.

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VII. Charter Documents and By-Laws of the Equity Issuers

Corporate Governance

CEOC, a Delaware corporation will become OpCo and will have charter documents and by-laws that are acceptable to CEC and the Requisite Consenting Creditors.

PropCo will be a limited partnership organized under the laws of Delaware and will have a limited partnership agreement that is customary for an UPREIT structure and reasonably acceptable to CEOC, CEC and the Requisite Consenting Creditors.

PropCo GP will be a limited liability company organized under the laws of Delaware and will have an operating agreement that is reasonably acceptable to CEOC, CEC and the Requisite Consenting Creditors.

The REIT will be a corporation organized under the laws of Maryland and will have charter documents and by-laws that are reasonably acceptable to CEOC, CEC and the Requisite Consenting Creditors.

OpCo Board of Directors

If CEC owns 90% or more of the OpCo New Common Stock, then the board of directors of OpCo shall consist of 3 voting members to be designated by CEC, each to be identified in a plan supplement and one of which shall be independent and reasonably acceptable to the Requisite Consenting Creditors. The independent director shall be a member of all committees of the board.

If CEC owns less than 90% of the OpCo New Common Stock, then the board of directors of OpCo shall consist of 3 voting members, 2 designated by CEC and 1 designed by the Requisite Consenting Creditors (which shall be a member of all committees of the board), each to be identified in a plan supplement.

Regardless of CEC’s percentage ownership, there shall be one non-voting observer, reasonably acceptable to OpCo, to be designated by the Requisite Consenting Creditors and identified in a plan supplement. The observer shall be given notice of and an opportunity to attend the portion of all meetings concerning business and strategy sessions matters and other matters that would have an adverse material economic impact on PropCo (and receive all materials given to board members in connection with such matters), subject to appropriate limitations in respect of privilege issues.

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REIT Board of Directors

If CEC owns less than 10% of PropCo (directly or indirectly), then the board of directors of the REIT shall consist of 7 voting members to be designated by the Requisite Consenting Creditors, each to be identified in a Plan Supplement.

If CEC owns 10% or more of PropCo (directly or indirectly), then the board of directors of the REIT shall consist of 7 voting members, 6 to be designated by the Requisite Consenting Creditors and 1 designated by CEC, each to be identified in a Plan Supplement.

At least 3 voting members must be licensed by the required regulatory authorities by closing. If there are not at closing at least 3 voting members licensed, then to assist with closing up to 2 of the independent members of CEOC shall be designated to the REIT board so that there will be 3 voting members at closing, with such members being removed as the non-voting members are licensed. Until such time as the CEOC independents and members designated by CEC are a minority of the board, the REIT shall be prohibited from taking major transactions without shareholder approval. To the extent any of members are not so licensed by closing, they shall be non-voting members until so licensed.

PropCo	PropCo will be controlled by its PropCo GP, whose sole shareholder will be the REIT.

VIII. Implementation

In-Court Restructuring: Use of Cash Collateral	In the chapter 11 cases filed by the Company to effectuate the Restructuring, the First Lien Noteholders will support entry of a cash collateral order that will allow the Company to use cash collateral for working capital and general corporate purposes and to pay costs associated with the Company’s Restructuring. The cash collateral arrangements shall allow such use of cash, subject to (i) the milestones set forth in the RSA (plus forty-five (45) days following the breach of any milestone) and (ii) a budget acceptable to the Requisite Consenting Creditors and the Company, including capital expenditures in an amount to be agreed for the earlier of 18 months and an event of default under such cash collateral order on the terms set forth in the Cash Collateral Stipulation.[11]

[11]	Events of Default to include, among other things, (a) entry of an order modifying the automatic stay with respect to material assets, (b) the Company seeks to create any additional post-petition liens, (c) the Company commences, joins or assists in a proceeding against the First Lien Noteholders or First Lien Bank Lenders, (d) any modification to the Cash Collateral Order without the bank agent’s or the Requisite Consenting Creditors’ consent, (e) entry of a final order terminating or requiring repayment of the Adequate Protection Payments, (f) dismissal or conversion of the Company’s chapter 11 cases, (g) failure to make an Adequate Protection Payment (5 business day grace period), and (h) failure to perform any other material term of the Cash Collateral Order (5 business day cure period).

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As more fully set forth in the Cash Collateral Stipulation, in exchange for the Company’s use of cash collateral, the First Lien Noteholders and the First Lien Bank Lenders and/or their respective legal and financial advisors shall receive, among other things, the following:

•    adequate protection liens

•    liens on proceeds of avoidance actions

•    payment of First Lien Professional Fees to the extent not otherwise paid in accordance with the RSA

•    Adequate Protection Payments at a rate equal to 1.5%[12]

•    Adequate Protection Payment of remaining Available Cash at Exit, as contemplated below

•    receipt of quarterly budgets, a monthly variance report, an annual business plan and projections, and such other reports and information to the extent required by the Cash Collateral Stipulation.

The cash collateral Stipulation will contain a “pipeline plus” carveout for all fees and expenses of estate professionals (i.e., the “pipeline” benefiting from the carve shall not be subject to a budget or a cap) plus post-notice fee and expense reserves in an amount to be reasonably agreed between CEOC and the First Lien Professionals.

Available Cash

The Available Cash shall be applied at closing first to fund, together with the CEC Cash Contribution (less the RSA Forbearance Fees), the sources and uses (and capital structure described herein) at Exit and second, to the extent of any remaining Available Cash, to fund adequate protection payments, as applicable.

“Available Cash” means (i) the pro forma amount of CEOC balance sheet cash available after giving effect to the Exit, the consummation of the Plan, all debt reductions and repayments, the payment of all fees, expenses and related uses of cash on Exit in accordance with the plan over (ii) $400 million of minimum required CEOC liquidity, which shall be reduced by $0.50 for every dollar raised in revolving credit, provided that such reduction shall in no instance be greater than $100 million (the minimum cash requirement amount includes the $100 million of CEC’s cash contribution, and does not include (a) cash held by Chester Downs and Marina, LLC and Chester Downs Finance Corp., (b) cash held by the international entities owned by CEOC (e.g. the London Clubs), and (c) customer cash held in custody by CEOC (i.e. “front money”)).

[12]	Such payments shall be in settlement of any claims for adequate protection that the First Lien Bank Lenders and First Lien Noteholders may assert throughout the chapter 11 cases.

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IX. Other

PropCo Call Rights

Subject to the terms of the CERP debt documents and in no event in a manner that is dilutive of covenant compliance (provided that CEC and CERP shall use commercially reasonable efforts to obtain waivers or amendments to permit the transaction if necessary), PropCo shall have the right, for up to 180 days following the date the Restructuring is consummated, to enter into a binding agreement to purchase the real property (and lease it back to CERP) and all improvements associated with Harrah’s Atlantic City and Harrah’s Laughlin for a cash purchase price equal to ten times the agreed annual rent for such properties, and on other customary terms and conditions, with the closing of such purchase(s) to occur following regulatory approvals, provided that such 180 day period shall be extended for up to 12 months if the call rights are not exercisable during the initial 180 day period due to CERP covenant issues.

The parties shall discuss in good faith whether additional properties should be subject to the PropCo call rights and other terms applicable to the call rights.

Definitive Agreements	Subject to the terms of the RSA, as soon as reasonably practicable, the parties will execute Definitive Documentation implementing the Restructuring in form and substance consistent in all material respects with this Term Sheet and reasonably acceptable to the Requisite Consenting Creditors, the Company and CEC.

Non Transfer	As set forth in the RSA and subject to its terms and certain exceptions contained therein, each Restructuring Support Party will agree, on behalf of itself and its affiliates, not to transfer any First Lien Bank Obligations or First Lien Note Obligations held by such party and its affiliates from the date of execution of the RSA through the consummation of the Restructuring (including without limitation closing all Put Options and Equity Rights) unless the transferee(s) agree(s) to be bound by all of the terms and conditions of the RSA and this Term Sheet.

Intercreditor Agreements	Plan distributions shall be made in compliance with and shall, except as explicitly provided for herein, enforce all applicable intercreditor and subordination agreements.

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Tax Opinions/Private Letter Rulings

As a condition to effectiveness of the Plan, Counsel to the Company shall deliver an opinion on which the First Lien Noteholders may rely, or the REIT shall receive a private letter ruling from the IRS, concluding, based on facts, customary representations and assumptions set forth or described in such opinion and/or private letter ruling, that the REIT’s method of operation since its formation and its proposed method of operation up to and including the end of the date of the opinion or ruling has enabled and will enable the REIT to meet the requirements for qualification and taxation as a real estate investment trust under the Code.

Counsel to the Company shall deliver to the Company an opinion, or the Company shall receive a private letter ruling from the IRS, concluding, based on facts, customary representations and assumptions set forth or described in such opinion and/or private letter ruling, that the transfer of assets to PropCo and to the REIT, and the transfer of consideration to creditors of the Company should not result in a material amount of U.S. federal income tax to the Company, determined as if the Company and its subsidiaries were a stand-alone consolidated group. The Company shall make any such opinion and/or private letter ruling available to the First Lien Professionals.

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Annex I

Backstop Parties

Party	PropCo New LP Interests / REIT New Common Stock		OpCo New Common Stock	Total Amount
CEC	$269 million	[13]	$700 million	$969 million	[14]

[13]	Subject to dilution if other First Lien Noteholders elect to become Backstop Parties.
[14]	Subject to dilution if other First Lien Noteholders elect to become Backstop Parties.

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Annex II

Lease & MLSA Term Sheet Summary

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LEASE TERM SHEET

Note: It is currently anticipated that the real estate assets of the subsidiaries of a newly-formed Delaware limited partnership (“Propco”) will be leased to subsidiaries of “Opco” (defined below) pursuant to two separate leases. One lease (the “Lease”)1 will include all “Facilities” (defined below) other than Caesars Palace Las Vegas (“CPLV”). The other lease (the “CPLV Lease”) will only include CPLV. To the extent that a term below does not differentiate between the Lease and the CPLV Lease, such term shall be included in both leases.

Landlord	With respect to the Lease, all of the subsidiaries of Propco that own the fee or ground leasehold (as applicable) interests in the real property comprising the “Non-CPLV Facilities” (as defined below).

With respect to the CPLV Lease, a subsidiary of Propco that owns the fee interest in the real property comprising the CPLV Facility.

Tenant	With respect to the Lease, the subsidiaries of Caesars Entertainment Operating Company (“CEOC” or “Opco”) necessary for the operation of all of the Non-CPLV Facilities, including all license holders with respect thereto, as reasonably demonstrated to Propco.

With respect to the CPLV Lease, subsidiaries of CEOC necessary for the operation of the CPLV Facility, including all license holders with respect thereto, as reasonably demonstrated to Propco.

Guaranty / MLSA	Caesars Entertainment Corporation (“CEC”), a wholly-owned subsidiary of CEC (“Manager”), Opco and Propco will enter into a Management and Lease Support Agreement with respect to each of the Lease and the CPLV Lease (each, an “MLSA”), pursuant to which (i) Manager will manage the Facilities (as defined below) on behalf of Opco and (ii) CEC will provide a full guarantee of all payments and performance of Opco’s monetary obligations under each of the CPLV Lease and the Lease.[2] The terms of the MLSA are more particularly set forth in that certain Summary of Terms with respect to the MLSA.

Leased Property	With respect to the Lease, all of the real property interest in the facilities (the “Non-CPLV Facilities”) described on Exhibit A attached hereto, including all buildings and structures located thereon, and all rights appurtenant thereto. The Non-CPLV Facilities also may include any material non-U.S. real estate assets (if any) directly or indirectly wholly-owned by Opco, subject to compliance with all legal, regulatory, tax/REIT

[1]	Lease may be structured as two individual cross-defaulted leases, to accommodate the JV interest for the Joliet asset.
[2]	NTD: Management Agreement and Guaranty will be integrated as one document, subject to terms of MLSA Term Sheet.

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and contractual restrictions and requirements applicable to such assets; provided, however, that no such non-U.S. real estate asset shall be included in the Non-CPLV Facilities if, despite the reasonable best efforts of Opco and/or CEOC, it would be unduly onerous or costly, in consideration of the value of such real estate asset, to include such real estate asset in the Non-CPLV Facilities. If any such non-U.S. assets are included in the Non-CPLV Facilities as described above, the parties will reasonably agree on an ownership and operational structure with respect to such non-U.S. assets, which structure may include separate leases.

With respect to the CPLV Lease, all of the real property interest in CPLV (the “CPLV Facility”, together with the Non-CPLV Facilities, the “Facilities”), as described on Exhibit B attached hereto, including all buildings and structures located thereon, and all rights appurtenant thereto.

Term	15 year initial term (the “Initial Term”).

Four 5-year renewal terms (each, a “Renewal Term”) to be exercised at Tenant’s option by notifying Landlord (i) no earlier than 18 months prior to the then-current expiration and (ii) no later than 12 months prior to the then-current expiration.

The Term with respect to any Leased Property shall not exceed 80% of the useful life of such Leased Property. Any Leased Property not meeting such requirement shall be subject to a shorter Term than the other Leased Property that satisfies such requirements.[3]

The “Rent Reduction Adjustment” with respect to a Facility shall mean (i) with respect to the Base Rent, a proportionate reduction of the Base Rent based on the EBITDAR of such Facility versus the EBITDAR of all the Facilities and (ii) with respect to Percentage Rent, a reduction of the then current dollar amount based on excluding the Net Revenue of the applicable Facility from the Percentage Rent formula on a pro forma basis.

Rent	“Rent” means the sum of Base Rent and Percentage Rent. Rent shall be paid monthly in advance.

Rent under the Lease and the CPLV Lease shall be as follows for the Initial Term and each Renewal Term:[4]

Lease:

(a) For the first 3 Lease years, Base Rent of $475,000,000 per Lease year.

(b) For the 4th Lease year through the 10th Lease year, (i) Base Rent equal to $332,500,000, subject to the annual Escalator (as hereinafter defined)

[3]	The parties understand that none of the Facilities will run afoul of the 80% test during the Initial Term, and that the provision will apply (if at all) only in respect of Renewal Terms.
[4]	For tax purposes, portions of each Non-CPLV Facility (e.g., barges and boats) may be subject to a specific Rent allocation to be set forth in the definitive documents.

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commencing in the 7th Lease year as described below, plus (ii) Percentage Rent equal to the Non-CPLV Initial Percentage Rent (as hereinafter defined), as adjusted at the commencement of the 6th Lease year as described below.

(c) From and after the commencement of the 11th Lease year, (i) Base Rent equal to 80% of the Rent for the 10th Lease year, subject to the annual Escalator as described below, plus (ii) Percentage Rent equal to Non-CPLV Secondary Percentage Rent (as hereinafter defined).

For the 4th and 5th Lease year, Percentage Rent, in each such Lease year, shall be equal to a fixed annual amount equal to $142,500,000, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 3rd Lease year has increased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such increase, the “Year 4 Non-CPLV Increase”), such $142,500,000 shall increase by the product of (a) the Non-CPLV Factor (as defined below) and (b) the Year 4 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 3rd Lease year has decreased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such decrease, the “Year 4 Non-CPLV Decrease”), such $142,500,000 shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 4 Non-CPLV Decrease (such resulting amount being referred to herein as the “Non-CPLV Initial Percentage Rent”).

For the 6th Lease year through the 10th Lease year, Percentage Rent, in each such Lease year, shall be equal to a fixed annual amount equal to the Non-CPLV Initial Percentage Rent, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 5th Lease year has increased versus the Net Revenue for the 3rd Lease year (such increase, the “Year 6 Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Year 6 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 5th Lease year has decreased versus the Net Revenue for the 3rd Lease year (such decrease, the “Year 6 Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 6 Non-CPLV Decrease.

For the 11th Lease year through the 15th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to 20% of the Rent for the 10th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 10th Lease year has increased versus the Net Revenue for the 5th Lease year (such increase, the “Year 11 Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Year 11 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 10th Lease year has decreased versus the Net Revenue for the 5th Lease year (such decrease, the “Year 11 Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 11 Non-CPLV Decrease (such resulting amount being referred to herein as “Non-CPLV Secondary Percentage Rent”).

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At the commencement of each Renewal Term, (i) the Base Rent under the Lease for the first year of such Renewal Term shall be adjusted to fair market value rent (provided that (A) in no event will the Base Rent be decreased and (B) no such adjustment shall cause Base Rent to be increased by more than 10% of the prior year’s Base Rent), subject thereafter to the annual Escalator, and (ii) the Percentage Rent for such Renewal Term will be equal to the Percentage Rent in effect for the Lease year immediately preceding the first year of such Renewal Term, adjusted as follows: (1) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the Lease year immediately preceding the applicable Renewal Term has increased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) for each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such increase, the “Renewal Term Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Renewal Term Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the Lease year immediately preceding the applicable Renewal Term has decreased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) in respect of each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such decrease, the “Renewal Term Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Renewal Term Non-CPLV Decrease. The Lease shall contain a customary mechanism by which Landlord and Tenant shall determine the fair market value adjustment to Base Rent at least 12 months prior to the commencement of the applicable Renewal Term. The fair market valuation shall be as of the date of commencement of the applicable Renewal Term.

The “Non-CPLV Factor” shall be equal to: (i) for the 4th Lease year through the 10th Lease year, 19.5%; and (ii) from and after the 11th Lease year, 13%.

From and after the commencement of the 7th Lease year, Base Rent for the Lease will be subject to an annual escalator (the “Escalator”) equal to the higher of 2% and the Consumer Price Index (“CPI”) increase with respect to such year, above the previous lease year’s Base Rent.

CPLV Lease:

(a) For the first 5 Lease years, Base Rent of $160,000,000 per Lease year, subject to the annual Escalator.

(b) From and after the commencement of the 6th Lease year, (i) Base Rent equal to 80% of the Rent for the 5th Lease year, subject to the annual Escalator, plus (ii) Percentage Rent equal to the CPLV Initial Percentage Rent (as hereinafter defined), as adjusted in the 11th Lease year as described below.

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For the 6th Lease year through the 10th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to 20% of the Rent for the 5th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the CPLV Facility for the 5th Lease year has increased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such increase, the “Year 6 CPLV Increase”), Percentage Rent shall increase by the product of (a) 13% (the “CPLV Factor”) and (b) the Year 6 CPLV Increase; and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the 5th Lease year has decreased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such decrease, the “Year 6 CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Year 6 CPLV Decrease (such resulting amount being referred to herein as “CPLV Initial Percentage Rent”).

From and after the commencement of the 11th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to the CPLV Initial Percentage Rent, adjusted as follows: (i) in the event that the Net Revenue with respect to the CPLV Facility for the 10th Lease year has increased versus the Net Revenue for the 5th Lease year (such increase, the “Year 11 CPLV Increase”), Percentage Rent shall increase by the product of (a) the CPLV Factor and (b) the Year 11 CPLV Increase and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the 10th Lease year has decreased versus the Net Revenue for the 5th Lease year (such decrease, the “Year 11 CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Year 11 CPLV Decrease.

At the commencement of each Renewal Term, (i) the Base Rent under the CPLV Lease for the first year of such Renewal Term shall be adjusted to fair market value rent (provided that (A) in no event will the Base Rent be decreased and (B) no such adjustment shall cause Base Rent to be increased by more than 10% of the prior year’s Base Rent), subject thereafter to the annual Escalator, and (ii) the Percentage Rent for such Renewal Term will be equal to the Percentage Rent in effect for the Lease year immediately preceding the first year of such Renewal Term, adjusted as follows: (1) in the event that the Net Revenue with respect to the CPLV Facility for the Lease year immediately preceding the applicable Renewal Term has increased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) for each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such increase, the “Renewal Term CPLV Increase”), Percentage Rent shall increase by the product of (a) the CPLV Factor and (b) the Renewal Term CPLV Increase; and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the Lease year immediately preceding the applicable Renewal Term has decreased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) in respect of each subsequent Renewal Term, the Lease

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year prior to the first Lease year of the immediately preceding Renewal Term (such decrease, the “Renewal Term CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Renewal Term CPLV Decrease. The CPLV Lease shall contain a customary mechanism by which Landlord and Tenant shall determine the fair market value adjustment to Base Rent at least 12 months prior to the commencement of the applicable Renewal Term. The fair market valuation shall be as of the date of commencement of the applicable Renewal Term.

“Net Revenue” shall be defined in the definitive documents.

Rent Allocation	Rent will be allocated under section 467 of the Code and regulations thereunder on a declining basis within the 115/85 safe harbor, adjusted as necessary such that the REIT’s pro rata share of Landlord’s anticipated free cash flow from operations, after payment by Landlord (and its subsidiaries) of all required debt service and operating expenses, is no less than 100% of the REIT’s anticipated taxable income (assuming annual Cap Ex Reimbursements of $78.0 million).

Triple Net Lease	Subject to the provision below regarding Landlord’s reimbursement to Tenant of capital expenditures (the “Capex Reimbursement”), the Leases will be absolute, traditional triple net leases. Tenant shall pay all Rent absolutely net to Landlord, without abatement, and unaffected by any circumstance (except as expressly provided below in the cases of casualty and condemnation and the Capex Reimbursement). Subject to the Capex Reimbursement, Tenant will assume complete responsibility for the condition, operation, repair, alteration and improvement of the Facilities, for compliance with all legal requirements (whether now or hereafter in effect) including, without limitation, all environmental requirements (whether arising before or after the effective date of the Lease), and for payment of all costs and liabilities of any nature associated with the Facilities, including, without limitation, all impositions, taxes, insurance and utilities, and all costs and expenses relating to the use, operation, maintenance, repair, alteration and management thereof. Opco and Tenant will, jointly and severally, provide a customary environmental indemnity to Landlord.

Expenses, Maintenance, Repairs and Maintenance Capital Expenditures, Minor Alterations	Tenant shall be responsible for the maintenance and repair of the Leased Properties (including capital expenditures with respect thereto); provided, however, that, under the Leases, Landlord shall reimburse to Tenant an annual amount in respect of capital expenditures incurred by Tenant with respect to the Leased Properties under the Lease and CPLV Lease in the amount equal to the lesser of (1) $78.0 million per Lease year in the aggregate (decreasing proportionately upon any Facility ceasing to be Leased Properties pursuant to the terms of the Lease or CPLV Lease in proportion with the Rent Reduction Adjustment), and (2) 37.5% of all capital expenditures incurred by Opco in such year (such lesser amount, the “CapEx Reimbursement Amount”). The CapEx Reimbursement Amount shall be applied 75% to the Lease and 25% to the CPLV Lease,

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subject to adjustment as agreed upon by Propco to the extent required by (or to improve the terms of) any CPLV financing. Such CapEx Reimbursement Amount shall be decreased each Lease year, for such Lease year only, by an amount equal to 50% of excess cash flow (to be defined in a manner consistent with Tenant’s financing documentation) in excess of $10 million generated by Tenant from the Facilities during the prior year. Such decrease will be structured in a manner to comply with REIT requirements.

Within 30 days after the end of each month, Tenant shall provide to Landlord a report setting forth all revenues and capital expenditures for the preceding month for the Non-CPLV Facilities (in the aggregate), on the one hand, and the CPLV Facility, on the other hand, and include Tenant’s request identifying the portion of the CapEx Reimbursement Amount it is requesting to be paid. Within 15 days after Landlord’s receipt of such report, Landlord shall pay Tenant an amount equal to the lesser of (i) an estimated one-twelfth portion of the applicable CapEx Reimbursement Amount payable (as reasonably estimated in accordance with the applicable budget preparation process) in respect of each Lease year, or (ii) the actual amount of capital expenditures incurred by Tenant during such month, multiplied by a fraction, the numerator of which is the estimated CapEx Reimbursement Amount for that year, and the denominator of which is the Minimum CapEx Amount. Payment of the CapEx Reimbursement Amount shall be reconciled on a quarterly and year-end cumulative basis such that, (i) within the later of (x) 15 days after Tenant’s delivery of the required quarterly reporting or (y) 45 days after the end of each quarter and (ii) within 30 days after the delivery of audited year-end financial statements (as applicable), quarterly and at year end Landlord will have paid to Tenant an amount equal to the ratio of the CapEx Reimbursement Amount to the Minimum CapEx Amount (in each case, as the same may be adjusted as provided herein), multiplied by the actual amount of capital expenditures paid by Tenant for such period, provided, in no event will Landlord pay to Tenant more than its applicable CapEx Reimbursement Amount for such year. In the event that Landlord does not reimburse Tenant for such costs within the time periods set forth above and after Tenant’s 15-day (or 30-day, as applicable) written request therefor, Tenant shall have the right to deduct such sums from subsequent installments of Rent payable under the Lease or CPLV Lease, as applicable. In the event that Tenant fails to pay Rent as and when due under the Lease or CPLV Lease beyond all applicable notice and cure periods, Landlord shall have the right to deduct such unpaid Rent amounts from subsequent installments of the CapEx Reimbursement Amount payable under the Lease or CPLV Lease, as applicable.

Tenant must expend sums for capital expenditures relating to the Facilities in an annual amount at least equal to $175,000,000 (such amount being a gross amount toward which the CapEx Reimbursement Amount may be applied), which amount shall be increased or decreased with the inclusion or removal of Leased Properties from the Leases, in proportion with the EBITDAR of any new or sold Leased Property versus the EBITDAR of all the Leased Properties (such amount, as adjusted, the “Minimum CapEx

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Amount”). If Tenant does not spend the full amount of the Minimum CapEx Amount as required under the Leases, Landlord shall have the right to seek the remedy of specific performance to require Tenant to spend any such unspent amount.

Propco shall have the right to designate an observer on the Opco Board in accordance with the Summary Term Sheet for Proposed Restructuring, which observer shall have the opportunity to participate in all discussions and meetings of the Board and applicable committee regarding capital expenditures, budgeting, planning and construction of capital improvements for the (existing and new) Facilities and to receive all materials given to committee members in connection with such matters.

Tenant shall be permitted to make any alterations and improvements (including Material Alterations (defined below)) to the Facilities in its reasonable discretion; provided, however, that (i) all alterations must be of equal or better quality than the applicable existing Facility, as applicable, (ii) any such alterations do not have an adverse effect on the structural integrity of any portion of the Leased Properties, and (iii) any such alterations would not otherwise result in a diminution of value to any Leased Properties. If any alteration does not meet the standards of (i), (ii) and (iii) above, then such alteration shall be subject to Landlord’s approval. “Material Alteration” shall mean Tenant elects to (i) materially alter a Facility, (ii) expand a Facility, or (iii) develop the undeveloped land leased pursuant to the Lease, and, in each case, the cost of such activity exceeds $50,000,000. The Minimum CapEx Amount shall not include the cost of Material Alterations.

Material Alterations; Growth Capex; Development of Undeveloped Land	In the event Tenant is going to perform any Material Alteration, Tenant shall notify Landlord of such Material Alteration. Within 30 days of receipt of a notification of a Material Alteration, Landlord shall notify Tenant as to whether it will fund all or a portion of such proposed Material Alteration and, if so, the terms and conditions upon which it would do so. Tenant shall have 10 days to accept or reject Landlord’s funding proposal. If Landlord declines to fund a proposed Material Alteration, Tenant shall be permitted to secure outside financing or utilize then existing available financing for a 9-month period, after which 9-month period, if Tenant has not secured outside or then-existing available financing, Tenant shall again be required to first seek funding from Landlord.

If Landlord agrees to fund the Material Alteration and Tenant rejects the terms thereof, Tenant shall be permitted to either use then existing available financing or seek outside financing for a 9-month period for such Material Alteration, in each case on terms that are economically more advantageous to Tenant than offered under Landlord’s funding proposal, and if Tenant elects to utilize economically more advantageous financing it shall provide Landlord with reasonable evidence of the terms of such financing. Prior to any advance of funds (if applicable), Tenant and Landlord shall enter into the agreements necessary to effectuate the applicable terms of Landlord financing (including, without limitation, an amendment to the Lease if financing is structured as a Rent increase).

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If Tenant constructs a Material Alteration with its then existing available financing or outside financing, (i) during the Term, such Material Alteration shall be deemed part of the Leased Property solely for the purpose of calculating Percentage Rent and shall for all other purposes be Tenant’s property and (ii) following expiration or termination of the Term, such Material Alteration shall be Tenant’s property but Landlord shall have the option to purchase such property for fair market value. If Landlord does not elect to purchase such Material Alteration, Tenant shall, at its option, either remove the Material Alteration from the Leased Property and restore the Leased Property to the condition existing prior to such Material Alteration being constructed, at its sole cost and expense and prior to expiration or earlier termination of the Term, or leave the Material Alteration at the Leased Property at the expiration or earlier termination of the Term, at no cost to Landlord. If Landlord elects to purchase the Material Alteration, any amount due to Tenant for the purchase shall be credited against any amounts owed by Tenant to Landlord under the applicable Lease (including damages, if any, in connection with the termination of such Lease). If Landlord agrees to fund a proposed Material Alteration and Tenant accepts the terms thereof, such Material Alteration shall be deemed part of the Leased Property for all purposes.

Right of First Refusal	Tenant’s Right of First Refusal:

Prior to consummating a transaction whereby Landlord or any of its affiliates (provided, however, that this provision will not apply if the MLSA has been terminated by Landlord or CEC (or an affiliate thereof) is otherwise no longer responsible for management of the Facilities with the written consent of Landlord ) will own, operate or develop a domestic (U.S.) gaming facility outside of Las Vegas, Nevada (either existing prior to such date or to be developed) that is not then subject to a pre-existing lease or management agreement in favor a third-party operator that was not entered into in contemplation of such acquisition or development, Landlord shall notify Tenant and CEC of the subject opportunity. CEC (or its designee) shall have the right to lease (and Manager manage) such facility, and if such right is exercised Landlord and CEC (or its designee) will structure such transaction in a manner that allows the subject property to be owned by Landlord and leased to CEC (or its designee). In such event, CEC (or its designee) shall enter into a lease with respect to the additional property whereby (i) rent thereunder shall be established based on formulas consistent with the EBITDAR coverage ratio with respect to the Lease then in effect (the “Allocated Rent Amount”) and (ii) such other terms that CEC (or its designee) and Landlord agree upon shall be incorporated. In the event that the foregoing right is not exercised by CEC (or its designee), Landlord (or an affiliate thereof) shall have the right to consummate the subject transaction without Tenant’s and/or CEC’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to Tenant for consummating such transaction.

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The mechanics and timing of applicable notices in respect of, and the exercise of, Tenant’s ROFR will be more particularly set forth in the Lease.

Landlord’s Right of First Refusal:

Prior to consummating a transaction whereby Tenant or any of its affiliates (including CEC or any of its affiliates) (provided, however, that this provision will not apply if the MLSA has been terminated by Propco or, with Propco’s consent, CEC (or an affiliate thereof) is otherwise no longer managing the Facilities) will own, operate or develop a domestic (U.S.) gaming facility outside of Las Vegas, Nevada (either existing prior to such date or to be developed) that is not subject to a lease or management agreement in favor a third-party operator that was not entered into in contemplation of such acquisition or development, Tenant shall notify Landlord of the subject opportunity. Landlord shall have the right to own such facility and lease it to Tenant, and if Landlord exercises such right then Tenant and Landlord will structure such transaction in a manner that allows the subject property to be owned by Landlord and leased to Tenant (and be managed by Manager). In such event, Tenant and Landlord shall amend the Lease by (i) adding the additional property as Leased Property, (ii) increasing Rent by the Allocated Rent Amount with respect to such property and (iii) incorporating such other terms that Tenant and Landlord have agreed to. In the event that Landlord declines its right to own the facility, Tenant (or an affiliate thereof) shall have the right to consummate the subject transaction without Landlord’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to Landlord for consummating such transaction. Further, in the event Landlord declines its right to own such facility, the Lease shall provide for similar terms as those provided in the Penn Gaming lease with respect to any such facilities which are located outside of Las Vegas, Nevada and within the restricted area (as defined in the Penn Gaming lease but reduced to 30 miles) of any existing Non-CPLV Facilities.

The mechanics and timing of applicable notices in respect of, and the exercise of, Landlord’s ROFR will be more particularly set forth in the Lease.

Permitted Use	Tenant shall use the Leased Property for hotel, gaming, entertainment, conference, retail and other uses consistent with its current use, or with prevailing industry use.

Landlord Sale of Properties	Landlord may sell, without Tenant consent in each instance, any or all of the Facilities, upon the following terms: (i) the purchaser shall enter into a severance lease with Tenant for the sold Facility(ies) on substantially the same terms as contained in the applicable Lease, with an appropriate rent

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adjustment; (ii) the applicable Lease shall be modified as necessary to reflect the removal of the applicable Facility(ies), including, without limitation, an adjustment to the Rent thereunder so as to preserve the same economics following the entry into such severance lease; and (iii) CEC and Manager shall enter into a new MLSA with respect to the severance lease on terms substantially similar to CEC’s obligations with respect to the MLSA with respect to the Leases. The Leases shall not be cross-defaulted with any such severance lease.

Each Lease shall survive any such assignment or transfer by Landlord and the successor Landlord shall become a party thereto.

If the partnership (as opposed to the spin-off) structure is used, Landlord’s right to sell the Facilities as described above shall be subject to compliance with a customary Tax Protection Agreement protecting CEOC from adverse tax consequences resulting from asset sales or repayment of debt below certain thresholds.

Assignment by Tenant	Tenant will not have the right to directly assign portions of the Lease, however, the following assignments will be permitted, as well as others of a similar nature:

1) An assignment to a permitted lender (described in further detail below) for collateral purposes, any assignment to such permitted lender or any other purchaser upon a foreclosure or transaction in lieu of foreclosure, and any assignment to any subsequent purchaser thereafter each shall be permitted; provided, however, that in all such transfers, the foreclosing lender or any purchaser or successor purchaser must keep the MLSA in place unless Landlord has consented (in its sole discretion) to the termination of the MLSA, as more particularly provided in the MLSA term sheet, and if Landlord has so consented to an MLSA termination, the foreclosing lender or any purchaser or successor purchaser shall engage an “acceptable operator” (satisfying parameters to be set forth in the Leases with respect to, among other things, gaming and other appropriate operational experience and qualification) to operate the Facilities.

2) An assignment to an affiliate of Tenant, to CEC or an affiliate of CEC.

3) Any sublease of any portion of the premises, pursuant to a bona-fide third party transaction, so long as Tenant is not released from its obligations under the Lease, and (x) provided all covenants with respect to CEC management continue to be satisfied, and (y) subject to restrictions against transactions designed to avoid payment of Percentage Rent or otherwise to negate requirements or provisions in the CPLV Lease or the Lease; provided, however, the following shall be permitted: (A) any subleases existing as of the effective date of the Lease or CPLV Lease, as applicable, consistent with currently existing arrangements and (B) any affiliate subleases necessary or appropriate for the operation of the Facilities in connection with licensing requirements (e.g., gaming, liquor, etc.).

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Additionally, the following transfers of direct and indirect interests in Tenant will be permitted:

1) Transfers of stock in Tenant or its parent(s) on a nationally-recognized exchange; provided, however, in order to be a permitted transfer, in the event of a change of control of CEC, the quality of management must be generally consistent or superior to that which existed immediately prior to the transfer.

2) Reconfiguration of the Board of Directors of Tenant’s parent(s) that does not result from a change of control.

3) Transfers of interests in Tenant that do not cause a change in control of Tenant.

In all events, except as expressly provided in the MLSA term sheet, neither Tenant nor the Guarantor under the Guaranty will be released in connection with any such transfer, assignment, sublet or other disposition, whether permitted or restricted.

Notwithstanding anything to the contrary, there shall be no restrictions on direct or indirect transfers in CEC; provided, however, in order to be a permitted transfer, in the event of a change of control of CEC, the quality of management must be generally consistent or superior to that which existed immediately prior to the transfer.

For purposes hereof, the term “change of control” shall be defined in a manner consistent with Opco debt financing documents.

Landlord Financing	Landlord may finance or refinance its interest in any of the Non-CPLV Facilities and CPLV Facility, as applicable (“Landlord Financing”), in its discretion. Tenant will reasonably cooperate in all Landlord Financings. Tenant will operate (or cause to be operated) the Facilities in compliance with the customary terms of the Landlord Financing documents (including all covenants pertaining to the maintenance of the Facilities, as applicable, funding and maintaining lender required reserves, complying with all cash management requirements of the lender, procuring insurance and providing reporting), pertaining to the Facilities, as applicable, as existing as of the effective date of the Leases and any new or additional terms of any new or modified Landlord Financing made following the effective date of the Leases, in each case provided that such terms are customary and do not (x) materially increase Tenant’s obligations under the Leases, or (y) materially diminish Tenant’s rights under the Leases (it being acknowledged that Tenant’s obligation to fund and maintain customary and reasonable reserves as required by Landlord’s lender does not materially increase Tenant’s obligations or materially diminish Tenant’s rights under the Leases). The Leases shall be subordinate to all Landlord Financing, provided Landlord shall obtain non-disturbance agreements from its lenders in a form to be reasonably agreed to by the parties.

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Tenant Financing	Tenant shall be permitted to obtain the financing contemplated by the Restructuring Support Agreement, and any refinancing/replacements thereof, subject to parameters on any financing/refinancing (such as lender qualifications for entitlement to leasehold mortgagee protections) to be set forth in the Leases. The lender (with appropriate qualifications) under such Tenant financing (i) shall be given notice of a default under the Lease, (ii) shall be afforded a right to cure any applicable Tenant default, (iii) shall, upon an early termination or rejection of the Lease, be given the opportunity to enter into a replacement lease (on terms consistent with the Lease) and (iv) shall be afforded other customary leasehold mortgagee protections.

Such mortgagee protections shall provide that the leases shall survive any debt default by Tenant under such financing and any foreclosure by such lender on Tenant’s leasehold interest (provided all curable defaults have been, or upon foreclosure will be, cured), and neither Landlord nor Tenant nor its lenders or assignees shall have termination rights under the Leases in respect thereof (absent an Event of Default under the applicable Lease).

Upon foreclosure, the foreclosing lender must keep the MLSA in place unless Landlord has consented (in its sole discretion) to the termination of the MLSA, as more particularly provided in the MLSA term sheet, and if Landlord has so consented to an MLSA termination, the foreclosing lender shall engage an “acceptable operator” (satisfying parameters to be set forth in the Leases with respect to, among other things, gaming and other appropriate operational experience and qualification) to operate the Facilities.

Financial Statements of Tenant	Tenant shall provide to Landlord quarterly and audited annual financial statements (prepared in accordance with applicable securities law requirements, including as to format and timing, and shall consent to the inclusion of such financial statements in all public or private disclosure and offering documents of Propco and the REIT required by applicable law). In addition, the Tenant under the CPLV Lease shall provide to Landlord such additional customary and reasonable financial information related to CPLV as may be required for the Landlord Financing pertaining to CPLV.

In addition, Tenant shall provide revenue and capital expenditure reports to Landlord to the extent set forth in the section above titled “Expenses, Maintenance, Repairs and Maintenance Capital Expenditures, Minor Alterations”.

Casualty	In the event of any casualty with respect to a Facility, Tenant is obligated to rebuild/restore, and has no right to terminate the Lease, except that, (i) for the CPLV Lease, during the final two years of the Term, in connection with a casualty which costs in excess of 25% of total property fair market value as determined by mutually acceptable architect or contractor, either Landlord or Tenant may terminate the Lease, (ii) for the Lease, during final two years of the Term, in connection with a casualty for any individual Facility which costs in excess of 25% of total fair market value

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for such individual Facility as determined by mutually acceptable architect or contractor, either Landlord or Tenant may terminate the Lease as to such individual Facility (in which event the Rent obligations under the Lease in respect of the remaining Facilities shall be proportionately adjusted, based on a mechanic to be set forth in the Leases), and (iii) Tenant shall not have an obligation to rebuild/restore solely to the extent the casualty was uninsured under the insurance policies Tenant is required to keep in place under the Lease or CPLV lease, as applicable.

Condemnation	If substantially all of the CPLV Facility is taken, then the CPLV Lease will terminate. If substantially all of any individual Non-CPLV Facility under the Lease is taken, then the Lease will terminate as to such individual Non-CPLV Facility, and the Rent shall be reduced by the Rent Reduction Amount with respect to the applicable Non-CPLV Facility. In any such case (when the Lease or CPLV Lease (as applicable) is terminated in whole or in part), the applicable award will be distributed, first to Landlord in payment of the fair market value of Landlord’s interest in the applicable Facilities, then to Tenant in payment of the fair market value of the Tenant’s property which was so taken, and the balance of the award if any, to Landlord. In the case of a partial condemnation, the applicable Lease will continue unabated except that Base Rent shall be adjusted in proportion to the portion of the Facility which was taken (based on a mechanic to be set forth in the Leases).

Events of Default	Standard events of default including failure to pay monetary sums and failure to comply with the covenants set forth in the Lease. With respect to monetary defaults, Tenant shall be entitled to notice and a 10 day cure period. With respect to non-monetary defaults, Tenant shall be entitled to notice and, so long as Tenant (i) commences to cure within 30 days after receipt of notice and (ii) continues to diligently cure the applicable default, the applicable non-monetary default shall not become an Event of Default. Landlord will refrain from exercising remedies under the Lease in respect of an Event of Default for the duration of the cure periods furnished to CEC as specifically provided in the MLSA term sheet.

A default under the Lease shall not be a default under the CPLV Lease. With respect to the Lease, (a) during the term of the initial Landlord financing with respect to the Non-CPLV Facilities, a default under the CPLV Lease shall be a default under the Lease, and (b) from and after the replacement of the initial Landlord financing with respect to the Non-CPLV Facilities with replacement financing, a default under the CPLV Lease shall not be a default under the Lease.

Any default by Tenant with respect to a Tenant Financing or Landlord with respect to a Landlord Financing shall not be considered a default under the leases.

Remedies upon Event of Default	If Landlord elects to terminate the Lease or CPLV Lease upon an Event of Default by Tenant during the Term (including any Renewal Terms for which Tenant has exercised its renewal option), then Landlord shall be

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entitled to seek damages with respect to an acceleration of future rents in accordance with applicable law, but in no event shall such damages exceed the difference between (i) the net present value of the Rent for the applicable Leased Properties for the balance of the Initial Term and/or such Renewal Term if exercised (as applicable), minus (ii) the net present value of the fair market rental for the applicable Leased Properties for the balance of the Initial Term and/or such Renewal Term if exercised (as applicable).

Alternative Dispute Resolution	The parties will reasonably consider an alternative dispute resolution process as part of the negotiation of the definitive documentation.

Effect of Lease Termination:	If the Lease or CPLV Lease is terminated for any reason, at Landlord’s option (1) Tenant will cooperate (and shall cause Manager to cooperate) to transfer to a designated successor at fair market value all tangible personal property located at each Facility (as applicable) and used exclusively at such Facility (as applicable); and/or (2) Tenant shall stay in possession and continue to operate the business in the same manner as prior practice (for a period not to exceed 2-years) while the identity of a successor tenant is determined. Any amount due to Tenant hereunder for the purchase of the personal property shall be credited by Landlord against any amounts owed by Tenant to Landlord under the applicable Lease (including damages, if any, in connection with the termination of such Lease).

The foregoing is subject to the express terms of the MLSA in the event of a Non-Consented Lease Termination (as defined in the MLSA term sheet) of the Lease or CPLV Lease.

REIT Provisions	Each lease shall contain certain provisions required to satisfy REIT-related requirements applicable to Landlord, including:

•	Tenant shall not sublet, assign or enter into any management arrangements pursuant to which subtenant rent would be based on net income or profits of the subtenant.

•	Landlord shall have the right to assign the leases to another person (e.g., a taxable REIT subsidiary) in order to maintain landlord’s REIT status.

•	Tenant shall be obligated to provide information to Landlord necessary to verify REIT compliance.

Regulatory	Landlord and Tenant shall comply with all applicable regulatory requirements. The Non-CPLV Facilities intended to be demised under the Lease shall be severable into separate leases with respect to any Facility in the event necessary to comply with any applicable licensing or regulatory requirements, pursuant to a mechanism to be set forth in the Lease as agreed between Landlord and Tenant. The resulting severed leases shall be cross-defaulted. If a Facility is so severed, Rent under the initial Lease shall be reduced by the Rent Reduction Adjustment with respect to such Facility, and the Rent under a lease for any such severed Facility shall be equal to such deducted amount.

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Governing Law	New York, except that the provisions relating to the creation of the leasehold estate and remedies concerning recovery of possession of the leased property shall be governed by the law of the state where the Facility is located.

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EXHIBIT A

Non-CPLV Facilities

1. Horseshoe Council Bluffs	Council Bluffs	IA

2. Harrah’s Council Bluffs	Council Bluffs	IA

3. Harrah’s Metropolis	Metropolis	IL

4. Horseshoe Southern Indiana - Vessel	New Albany and Elizabeth	IN

5. Horseshoe Hammond	Hammond	IN

6. Horseshoe Bossier City	Bossier City	LA

7. Harrah’s Bossier City (Louisiana Downs)	Bossier City	LA

8. Harrah’s North Kansas City	North Kansas City and Randolph	MO

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9. Grand Biloxi Casino Hotel (f/k/a Harrah’s Gulf Coast) and Biloxi Land Assemblage	Biloxi	MS

10. Horseshoe Tunica	Robinsonville	MS

11. Tunica Roadhouse	Robinsonville	MS

12. Caesars Atlantic City	Atlantic City and Pleasantville	NJ

13. Bally’s Atlantic City and Schiff Parcel	Atlantic City	NJ

14. Harrah’s Lake Tahoe	Stateline	NV

15. Harvey’s Lake Tahoe	Stateline	NV

16. Harrah’s Reno	Reno	NV

17. Harrah’s Joliet (subject to the rights of Des Plaines Development Corporation/ John Q. Hammons)	Joliet	IL

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Golf Courses

18. Rio Secco Golf Course	Henderson	NV

19. Cascata Golf Course	Boulder City	NV

20. Grand Bear Golf Course	Saucier	MS

Racetracks

21. Bluegrass Downs	Paducah	KY

Miscellaneous

22. Las Vegas Land Assemblage	Las Vegas	NV

23. Harrah’s Airplane Hangar	Las Vegas	NV

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EXHIBIT B

CPLV Facilities

1. Caesars Palace	Las Vegas	NV

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SUMMARY OF TERMS

Management and Lease Support Agreement (“MLSA”)1

between CEC, Manager, Landlord and Tenant

in connection with the Leases

(all as hereinafter defined)

CEC:	Caesars Entertainment Corporation, a Delaware corporation

Manager:	A wholly-owned subsidiary of CEC, as manager of the Facilities under the MLSA[2]

Landlord:	[Propco] collectively together with its subsidiaries that own the Facilities (as defined in the Leases), as landlord under the Leases, as more particularly described in the “Lease Term Sheet”

Tenant:	[Opco/CEOC] collectively together with certain of its subsidiaries, as tenant under the Leases, as more particularly described in the “Lease Term Sheet”

Leases:	(1) A certain lease of various facilities (other than Caesars Palace Las Vegas) between Landlord and Tenant and (2) a certain lease of Caesars Palace Las Vegas between Landlord and Tenant, as more particularly described in the “Lease Term Sheet”

[1]	MLSA to consist of the two separate agreements on same terms to correspond to the two separate leases. Agreements to have same terms other than as specified herein. In connection with the incorporation of the CEC guaranty into the MLSA rather than its being a stand-alone instrument, the definitive deal documentation will provide that a termination of the MLSA by Tenant or Manager (including in the case of a rejection in bankruptcy) will not, subject to the 3rd and 4th Bullet Points of “CEC Guaranty” and subject to footnote 5 below, result in termination of CEC’s guaranty obligations under the MLSA.
[2]	Notwithstanding anything set forth in this MLSA Term Sheet or in the RSA Term Sheet, the Lease Term Sheet or the Debt Term Sheets, it is understood and agreed that all assets (other than the real property transferred to Propco upon the formation of the REIT structure) required to operate the properties consistent with current practice (the “Facility Management Assets”), shall be transferred to an entity (the “Facility Management Assets Owner”) so as to be made continuously available to Manager through a mutually agreeable bankruptcy remote structure that shall remove the risk of lack of access in all events (it being understood that the structures to be considered include the Facility Management Assets Owner being owned by Manager and/or Landlord).

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Term:	The MLSA commences on the date the Leases commence. The MLSA automatically terminates, but may be replaced in accordance with the provisions described below, with respect to any Facility if such Facility is no longer demised under a Lease. The Term of the MLSA expires with respect to each Lease upon the earlier to occur of (1) the date that none of the Facilities are demised under such Lease, (2) Tenant and Landlord terminate the MLSA with respect to such Lease, (3) termination in connection with a Tenant Foreclosure (pursuant to option 1 in the following section) and (4) the termination of such Lease (pursuant to the third Bullet Point in “CEC Guaranty” below).

Notwithstanding any such termination of the MLSA, in the event of a Non-Consented Lease Termination (as defined below), the following shall occur (unless expressly elected not to occur by Landlord in accordance with the 4th Bullet Point of “CEC Guaranty”): (i) the Lease and the MLSA shall be replaced on the same terms as previously existed and (ii) the management rights and obligations of Manager shall continue thereunder subject to and on the terms contemplated below in the fourth Bullet Point of “CEC Guaranty” and the guaranty obligations of CEC shall continue thereunder subject to and on the terms contemplated below in the fourth Bullet Point of “CEC Guaranty.”[3]

Tenant Foreclosure:	If Tenant’s lender (or any lender, if more than one) has a valid lien on the leasehold estate under the Leases or on the direct or indirect equity in the Tenant, whether by mortgage, equity pledge or otherwise, and duly forecloses on such lien following an Event of Default under Tenant’s financing (and/or in connection with any pursuit of remedies in a bankruptcy proceeding), such lender (the “OpCo Lenders”) shall, in connection with and as a condition to effectuating such Tenant Foreclosure (and/or pursuit of remedies in any proceeding),

[3]	Notwithstanding anything contained in the section titled “Term” or otherwise in this MLSA Term Sheet, unless the Landlord shall have terminated the Lease or the MLSA expressly in writing (or expressly consented in writing to such termination), the CEC guaranty obligations shall, subject to the 3rd and 4th Bullet Points of “CEC Guaranty” and subject to footnote 5 below, continue in effect. Each of the Lease and the MLSA shall contain a provision stating that each document is being entered into as part of an overall integrated transaction and that the parties would not be entering into one document without the other. Further, the parties will acknowledge that in a chapter 11 case, they would not reject one agreement without rejecting the other as if they were one agreement and not separable.

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irrevocably elect one of the following: (1) with the consent of Landlord (in its sole and absolute discretion) and Manager, to terminate the MLSA and, in connection with such termination, directly operate the Facilities pursuant to the terms of the Leases, or obtain a replacement operator to operate the Facilities or (2) to retain Manager as operator of the Facilities pursuant to the terms of the MLSA and keep the MLSA in full force and effect in accordance with its terms. The Opco Lenders will enter into an agreement (the “Consent Agreement”) with Landlord, CEC and Manager to effect the consent rights hereunder (with it being understood that any rejection of a Lease in bankruptcy will be treated as a Non-Consented Lease Termination unless in connection therewith (x) Landlord terminates the Manager under the MLSA or (y) Landlord consents to the termination of the MLSA (in its sole and absolute discretion)).

In the event of a Non-Consented Lease Termination, the following shall occur (unless expressly elected not to occur by Landlord in accordance with the 4th Bullet Point of “CEC Guaranty”): (i) the Lease and the MLSA shall be replaced on the same terms as previously existed and (ii) the management rights and obligations of Manager shall continue thereunder subject to and on the terms contemplated below in the fourth Bullet Point of “CEC Guaranty” and the guaranty obligations of CEC shall continue thereunder subject to and on the terms contemplated below in the fourth Bullet Point of “CEC Guaranty”.

REIT Management:	The terms of the MLSA shall be reasonably acceptable to the parties thereto and shall include, inter alia, the following terms:

•	Operations management provisions pursuant to which Manager will manage the Facilities in its business judgment on reasonable and customary terms to be more fully set forth in the MLSA and, in any event, on terms no less favorable to Tenant than current practice.

•	All direct expenses for operating the Facilities will be reimbursed by Tenant (including, without limitation, fees and expenses allocated to Manager and/or Tenant for the Facilities under arrangements with Caesars Enterprise Services, LLC (“CES”)). Manager will enter into separate shared services arrangements with CES (and, if necessary, any other applicable affiliates) for access to all of its services (including without limitation use of the Total Rewards® program) for the benefit of the Facilities so that the Facilities can be run consistent with past practice and in the future consistent with all other CEC (or CEC affiliates’) directly or indirectly owned or managed facilities, without discrimination against the Facilities.[4]

[4]	In connection with the implementation of definitive transaction documentation, Landlord must understand and approve any fee and expense structure to the extent it impacts Landlord or any of the Facilities.

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•	All expenses associated with owning and maintaining the Facility Management Assets will be reimbursed by Tenant.

•	Manager may delegate duties under the MLSA to one or more affiliates on customary terms so long as neither Landlord nor Tenant is prejudiced thereby.

CEC Guaranty:	Pursuant to the MLSA, CEC will guaranty the payment and performance of all monetary obligations of Tenant under the Leases, subject to the following terms:

•	CEC will have no liability with respect to the Leases unless an “Event of Default” is continuing under the Leases.

•	If an “Event of Default” under either of the Leases occurs, CEC shall have no liability with respect to the Leases, unless CEC was given notice of the applicable default of Tenant under the Lease or CPLV Lease, as applicable, and (A) with respect to a monetary default. CEC failed to cure such default on or prior to five (5) business days after Tenant’s deadline under the applicable Lease (or, if later, after CEC’s receipt of such notice from Landlord) and (B) with respect to a non-monetary default, CEC failed to cure such default on or prior to Tenant’s deadline to cure such default under the applicable Lease (or, if later, after CEC’s receipt of such notice from Landlord).

•	CEC’s and Manager’s obligations with respect to each MLSA (including, without limitation, CEC’s guaranty obligations with respect to the Lease and the CPLV Lease, as applicable) shall terminate in the event the Lease or CPLV Lease (as applicable) is terminated by Landlord expressly in writing (or with Landlord’s express written consent), except to the extent of any accrued and unpaid guaranty obligations through the date of such termination (which shall be immediately due and payable upon demand) and such damages to which Landlord is entitled due to such termination pursuant to the Lease or CPLV Lease, as applicable. In addition, CEC’s obligations with respect to each MLSA

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(including, without limitation, CEC’s guaranty obligations with respect to the Lease and the CPLV Lease, as applicable) shall terminate in the event that Manager is terminated by Landlord expressly in writing (or by Tenant’s lender with Landlord’s express written consent, in its sole and absolute discretion) as manager of the Facilities or the CPLV Facility (as applicable)[5]; provided, however, (i) CEC’s guaranty obligation shall continue to the extent of any accrued and unpaid guaranty obligations through the date of such termination (which shall be immediately due and payable upon demand) and such damages to which Landlord is entitled due to such termination pursuant to the Lease or the CPLV Lease, as applicable, and (ii) CEC’s guaranty obligations shall continue to cover any post-termination management transition period during which Manager continues to act as manager. Except as provided in this Bullet Point, CEC’s guaranty obligations under the MLSA shall not terminate for any reason.

•	In the event a Lease is terminated without the express written consent of Landlord including, without limitation,

[5]	Each Lease shall provide that Manager may only be terminated as manager of the Facilities or the CPLV Facility by Landlord (or by Tenant’s lender with Landlord’s express written consent in its sole and absolute discretion) and, in the event of any such termination or otherwise (including in the case of a rejection in bankruptcy), Landlord shall have the sole right to elect to appoint a replacement Manager (and if so elected by Landlord, Tenant (and its successor and assigns, including under the Consent Agreement) shall be deemed to have accepted such appointment and no other right or approval shall be necessary for such appointment to be effective). If Landlord does not elect to appoint Manager (or another CEC affiliate, to be made available by CEC, under the same terms as the MLSA as provided herein) as replacement Manager (unless prevented from making such election by order of a court or other governmental entity, automatic stay or other legal prohibition), Landlord shall be deemed to have terminated Manager with its express written consent. If Landlord is prevented from making such election by order of a court or other governmental entity, automatic stay or other legal prohibition, then Landlord and Tenant (and its successor and assigns, including under the Consent Agreement) shall be deemed to have consented to Manager’s continued management of the Facilities notwithstanding the termination of the MLSA until Landlord is no longer prevented from making such election. Each Lease shall further provide that if Manager is terminated as manager of the Facilities or the CPLV Facility other than by Landlord (or by Tenant’s lender with Landlord’s express written consent in its sole and absolute discretion), then such Lease shall automatically terminate (and such termination shall constitute a Non-Consented Lease Termination).

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by a rejection in bankruptcy (a “Non-Consented Lease Termination”), then the following shall occur (unless Landlord expressly elects in writing that the following shall not occur and expressly consents in writing to the Lease termination) without expense or loss of economic benefit to Landlord: (i) Tenant (or its successors and assigns, including under the Consent Agreement) shall transfer all of its assets (including, without limitation, rights under licenses and with respect to intellectual property) to a replacement entity directly or indirectly owned by CEC or Tenant (or its successors and assigns, including under the Consent Agreement) that will assume the rights and obligations of Tenant under the Lease (the “Replacement Tenant”), (ii) a new lease (the “Replacement Lease”) on terms identical to the Lease so terminated shall be entered into by Landlord with the Replacement Tenant and (iii) to the extent not transferred pursuant to clause (i) above or otherwise provided by Manager, CEC and CES shall replicate all prior arrangements with respect to management, sub-management, licensing, intellectual property and otherwise as necessary to provide for the continued management and operation of the Facilities as existed prior to such termination, and, upon such occurrence (x) CEC, Manager, Replacement Tenant and Landlord shall enter into a new management and lease support agreement on terms identical to the MLSA (and CEC, Manager and its applicable affiliates shall enter into any necessary associated sub-management, licensing and other applicable arrangements) and (y) the management rights and obligations of Manager and guaranty obligations of CEC shall continue with respect to such Replacement Lease as set forth in the MLSA. The Consent Agreement will provide that Tenant and the OpCo Lenders will act in support of this right. If (1) Landlord has not elected in writing that the foregoing shall not occur and (2) clauses (i), (ii) and (iii) do not occur other than as a direct and proximate result of Landlord’s acts or failure to act in accordance with this Bullet Point, then CEC’s guaranty shall not terminate. If Landlord elects in writing that the foregoing shall not occur and/or clauses (i), (ii) or (iii) do not occur as a direct and proximate result of Landlord’s acts or failure to act in accordance with this Bullet Point, then Landlord shall have been deemed to expressly consent to the termination of the Lease in writing (and CEC’s guaranty

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shall terminate). Landlord shall have the right of specific performance to compel CEC and/or its affiliates to comply with the foregoing. In addition, CEC, Manager and Landlord shall have the right of specific performance to compel Tenant (or its successors and assigns, including under the Consent Agreement (which shall contain such remedy)) to comply with the foregoing. If Tenant (or its successors and assigns, including under the Consent Agreement) do not cooperate with the foregoing, CEC and Manager shall have the right to replicate the structure, including determining the ownership and identity of the Replacement Tenant, without regard to the interests of Tenant or its successors (including the OpCo Lenders).

CEC Covenants:	The MLSA shall contain customary terms and waivers of all suretyship and other defenses by CEC and will include a covenant by CEC requiring that (a) the sale of assets by CEC be for fair market value consideration, on arm’s-length terms and, in the event of sales to affiliates, be subject to (i) confirmation of fair market value by the approval of an independent group of CEC’s board of directors and by a fairness opinion from an investment bank reasonably acceptable to Landlord (with an approved list of investment banks to be agreed in the MLSA) and (ii) a right of first refusal in favor of Landlord or its designee and (b) non-cash dividends by CEC be permitted only to the extent such dividends would not reasonably be expected to result in CEC’s inability to perform its guaranty obligations under the MLSA.

Integrated Agreement:	For the avoidance of doubt, each of the provisions constituting the MLSA, including the management obligations of Manager and the guaranty obligations of CEC, are and are intended to be part of a single integrated agreement and shall not be deemed to be separate or severable agreements.

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Annex III

Terms of the Preferred PropCo Equity

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Terms of Series A Convertible Preferred Stock

Description: Series A Convertible Preferred Stock (the “ Series A Preferred Stock”).

Issuer: CEOC PropCo, a newly created holding company (“PropCo”).

Purchase Price: $250 million.

Use of Proceeds: The proceeds from the Series A Preferred Stock will (i) first be used to reduce the Caesars Palace Las Vegas (“CPLV”) secured non-guaranteed financing (the “CPLV Financing”) in respect of the portion received by the first lien bondholders, if any, (ii) second, be used to reduce the CPLV financing placed with third party investors, if required, and (iii) third, if the CPLV Financing is sold to the market in full, the proceeds will be used to reduce the second lien debt of PropCo, as outlined in the Plan.

Issue Amount: $300 million aggregate initial liquidation preference.

Initial Liquidation Preference: $[        ] per share of Series A Preferred Stock.

Rank: The Series A Preferred Stock shall rank (i) senior to PropCo’s common stock and any other class of preferred stock of PropCo (including with respect to dividend rights and rights upon liquidation), unless otherwise approved in accordance with the voting rights section below and (ii) subordinate to any existing or future indebtedness of PropCo.

Dividends: PIK dividend payable quarterly at the rate equal to the Yield (as defined below) as of any record date set for the payment of dividends to the holders of the common stock, provided that the dividend rate for the Series A Preferred Stock shall not be less than 5% per annum. Dividends are payable quarterly or, if more frequent than quarterly, when common stock dividends are paid, and are cumulative and compound based on the original purchase price and previously accumulated dividends.

All accrued and accumulated dividends are prior in preference to any dividend on the common stock and any securities junior to the Series A Preferred Stock, and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on the common stock or on any securities junior to the Series A Preferred Stock (other than dividends payable in shares of common stock or repurchases pursuant to binding contractual commitments of common stock held by employees, directors or consultants upon termination of their employment or services).

“Yield” means the quotient resulting from (i) the aggregate amount of dividends declared payable to the holders of the common stock as of the record date for the common stock, if such date is concurrent with the record date for the Series A Preferred Stock, or the most recent record date if any, following the most recent record date for the Series A Preferred Stock if such record date is not concurrent, divided by (ii) the value of the common stock established and disclosed in connection with the Plan of Reorganization.

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Liquidation Preference: Upon the commencement of any liquidation, dissolution or winding up of the affairs of PropCo or bankruptcy reorganization or any other similar event or proceeding, whether voluntary or involuntary, with respect to PropCo (each a “Liquidation Event”) or Deemed Liquidation Event (as defined below), each share of Series A Preferred Stock shall be entitled to receive in preference to any distribution to the holders of any common stock or securities junior to the Series A Preferred Stock the sum of (x) the Initial Liquidation Preference per share of Series A Preferred Stock (as adjusted for stock splits, recapitalizations and similar events) plus (y) accrued and unpaid dividends (collectively the “Liquidation Preference”), provided, however, in lieu of receiving the Liquidation Preference, the holders of Series A Preferred Stock may elect to convert their shares of Series A Preferred Stock into common stock immediately prior to (and subject to the consummation of) such Liquidation Event or Deemed Liquidation Event and share in the proceeds and other consideration of the Liquidation Event or Deemed Liquidation Event as common stockholders.

If upon any Liquidation Event or Deemed Liquidation Event, the remaining assets of PropCo are insufficient to pay the Liquidation Preference to which holders of the Series A Preferred Stock are entitled, the holders of the Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of PropCo in proportion to the respective Liquidation Preference which would otherwise be payable in respect of the Series A Preferred Stock in the aggregate upon such Liquidation Event or Deemed Liquidation Event if all amounts payable on or with respect to such shares were paid in full, and PropCo shall not make any payments to the holders of common stock or any securities junior to the Series A Preferred Stock.

A “Deemed Liquidation Event” means any of the following (i) the lease of all or substantially all of the assets of PropCo to a party other than OpCo or the sale of all or substantially all of PropCo’s assets (in each case whether in one transaction or a series of transactions); (ii) upon an acquisition of PropCo by another person or entity by means of any transaction or series of transactions (including any reorganization, merger, consolidation or share transfer) where the shareholders of the common stock and Series A Preferred Stock of PropCo immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of PropCo; (iii) if any person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and the rules of the SEC thereunder) is or becomes the “beneficial owner” (as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, except that a person will be deemed to own any securities that such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of all classes of voting stock; (iv) on the first day on which a majority of the members of the board of directors of PropCo does not consist of Continuing Directors (as defined below); and (v) on approval of a plan of liquidation or dissolution.

“Continuing Directors” means (i) individuals who on the date of the original issuance of the Series A Preferred Stock constituted the Board of Directors or (ii) any new directors whose election or nomination was approved by at least a majority of the directors then

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still in office who were either directors on the date of the original issuance of the Series A Preferred Stock or whose election or nomination was previously so approved by the shareholders of common stock and Series A Preferred Stock.

Optional Conversion: At any time and from time to time following the issuance date of the Series A Preferred Stock, the holders of Series A Preferred Stock shall have the right to convert all or any portion of the Series A Preferred Stock at such holder’s option to a number of shares of common stock equal to (A) the sum of (x) the Initial Liquidation Preference per share of Series A Preferred Stock (as adjusted for stock splits, recapitalizations and similar events) plus (y) any accrued and unpaid dividends (including any amounts paid in shares of common stock), divided by (B) the Conversion Price (as defined below). The Series A Preferred Stock will initially be convertible into [14.2]% of the common stock of PropCo on a fully-diluted basis.

Conversion Price: The Conversion Price shall initially be the price per share of the equity of PropCo as determined in the Plan, subject to adjustment as described below under “Anti-Dilution Protection.”

Optional Redemption at the Option of Holder: Commencing on the date that is ten (10) years following the closing date, Holders of the Series A Preferred Stock shall have the right to require PropCo to redeem all or a portion of the Series A Preferred Stock at a per share price equal to the Liquidation Preference. Holders of the Series A Preferred Stock shall also have the ability to require PropCo to redeem all or a portion of the Series A Preferred Stock at any time at a per share price equal to the Liquidation Preference upon (a) the occurrence of a “Breach” (as defined below) or (b) the effective date of a confirmed plan in a chapter 11 bankruptcy case for PropCo or any similar bankruptcy or insolvency proceeding. PropCo shall not have any right to require mandatory redemption.

Any:

1. Failure to pay dividends when due;

2. Failure to make any redemption payment or liquidation payment when due;

3. Breaches of any other covenants set forth herein; or

4. Assignment for the benefit of creditors or bankruptcy

shall constitute a “Breach,” and the holders of the Series A Preferred Stock shall be entitled to a dividend rate increase by an increment of 2% per annum for all periods of time during which a Breach is continuing.

In the event that at any time and from time to time, a Breach pursuant to clauses 1, 2 or 3 above is not cured within three months of its occurrence, then the majority of the holders of the Series A Preferred Stock shall have the right to designate a party (which party may be a holder of the Series A Preferred Stock) to observe all matters submitted to or considered by the board of directors of PropCo until such time as the event is cured.

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Voting and consent rights: The holders of the Series A Preferred Stock shall be entitled to vote on an as-converted basis with the holders of PropCo’s common stock on all matters submitted to a vote of the holders of common stock.

To the extent that the shares of common stock and/or Series A Preferred Stock held by any holder of Series A Preferred Stock and/or common stock would, on the record date for a vote on matters submitted to the common stock, enable such holder to vote an interest equal to 5% or more of the common stock, such holder shall be entitled to vote an interest equal to 4.99% of the common stock. Any interests held by such party in excess of 4.99% shall be deemed cast in favor of the vote of the majority. The foregoing shall not apply to any holder who, on the record date for a vote on matters submitted to the common stock, holds less than 5% of the vote in respect of such matter, and shall only apply to matters submitted to the vote of the common stock, and not matters that the Series A Preferred Stock may vote on as a separate class.

In addition, the following matters require the consent of the majority of the holders of the Series A Preferred Stock, voting as a separate class, and excluding such shares owned by PropCo, OpCo or any subsidiary or other entity controlled by or controlling any such party:

1.	changes to PropCo’s certificate of incorporation or bylaws adversely affecting preferences, rights, privileges or powers of any holder of the Series A Preferred Stock;

2.	alterations of the rights, preferences or privileges of the Series A Preferred Stock;

3.	increasing the number of authorized shares of Series A Preferred Stock; or

4.	creating any new class or series of stock, or any other equity securities, or any other securities convertible into equity securities of PropCo, in each such case having a preference over, or being on a parity with, the Series A Preferred Stock with respect to dividends, liquidation, voting or redemption.

Anti-Dilution Protection: The Series A Preferred Stock will have customary anti-dilution provisions, including in connection with (a) a subdivision or combination of outstanding common stock, reclassification, recapitalization, stock split, dividend or other distribution payable in any form, (b) any Deemed Liquidation Event under clauses (i) through (iv) of such definition, and (c) any consideration in respect of a tender offer or exchange offer for common stock of PropCo or securities junior to the Series A Preferred Stock made by PropCo or any of its subsidiaries. The Series A Preferred Stock shall be adjusted on a weighted average basis for issuances of common stock (or common stock equivalents, equity securities, or securities/debt convertible into equity securities).

In the event that a shareholder rights plan is in effect, the Series A Preferred Stock will receive upon conversion of such shares, in addition to the common stock of PropCo, rights under the shareholder rights agreement.

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Registration rights: The holders of Series A Preferred Stock will have customary registration rights.

[Ownership: Not more than 50% in value of PropCo’s capital stock may be owned, directly or indirectly, by five or fewer individuals.]

Documentation: The Series A Preferred Stock will be issued pursuant to a certificate of designations governing the rights and preferences of the Series A Preferred Stock (the “Certificate of Designations”).

Governing Law: Delaware.

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Annex IV

Backstop Commitment Agreement

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BACKSTOP COMMITMENT AGREEMENT

BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of [                    ], is by and among Caesars Entertainment Operating Company, Inc., a Delaware corporation (“CEOC”), and the investors identified on Schedule I hereto to the extent such parties are not Terminating Preferred Backstop Investors (each, a “Preferred Backstop Investor” and, collectively, the “Preferred Backstop Investors”).

RECITALS

WHEREAS, on [                    ] (the “Petition Date”), CEOC and certain debtor affiliates (collectively, the “Debtor”) anticipate commencing jointly administered proceedings (the “Chapter 11 Proceedings”) for relief under chapter 11 of title 11 of the United States Code (as amended, the “Bankruptcy Code”) in the Bankruptcy Court (as defined in the Restructuring Support Agreement) (and such case, the “Bankruptcy Case”);

WHEREAS, in connection with the Chapter 11 Proceedings, the Debtor has engaged in good faith negotiations with certain parties in interest regarding the terms of the Bankruptcy Plan of Reorganization of the Debtor (the “Plan”), which Plan shall be consistent in all material respects with the Restructuring Term Sheet setting forth the principal terms to be included in the Plan and attached as Exhibit A to the Restructuring Support Agreement;

WHEREAS, pursuant to the Plan, CEOC has agreed to cause the formation of Propco (the “Company”), and the Company has agreed to, in each case on the terms and conditions set forth therein, commence a rights offering (the “Rights Offering”) whereby holders1 (each a “Holder” and collectively, the “Holders”) of the Senior Secured Notes (as defined below) shall be granted non-transferable rights (“Rights”) to purchase up to [            ] shares of Preferred Stock (as defined below) issued by the Company in the aggregate at a purchase price of $[            ] per share (“Per Share Purchase Price”) payable in cash for aggregate proceeds to the Company of $250.0 million pursuant to the Offering Conditions;

WHEREAS, in order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein and in consideration of the payment of the Commitment Payment (as defined below), the Company is willing to sell, and the Preferred Backstop Investors are willing to purchase, on the Effective Date, the total number of Preferred Stock not purchased by Holders in the Rights Offering (the “Unsubscribed Shares”).

1	NTD. To extent Preferred Stock is not 1145 eligible, holders who purchase in the Rights Offering will be required to rep to being one of a QIB, IAI, or a non-U.S. person under Regulation S as the Rights Offering will be a private placement. Subscription forms should include such an investor qualification. Rights to be distributed pro rata among eligible holders.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. DEFINITIONS.

(a) As used in this Agreement, the following terms shall have the following meanings:

“8.5% Notes” means the 8- 1⁄2% Senior Secured Notes due 2020 in the aggregate principal amount of $1,250,000,000 issued pursuant to that certain Indenture dated as of February 14, 2012 (as modified, supplemented and/or amended and in effect on the date hereof) among Caesars Operating Escrow LLC, Caesars Escrow Corporation, Caesars Entertainment Corporation, and U.S. Bank National Association, as trustee.

“11.25% Notes” means the 11- 1⁄4% Senior Secured Notes due 2017 in the aggregate principal amount of $2,095,000,000 issued pursuant to that certain Indenture dated as of June 10, 2009 (as modified, supplemented and/or amended and in effect on the date hereof, among Harrah’s Operating Escrow LLC, Harrah’s Escrow Corporation, Harrah’s Entertainment, Inc. n/k/a Caesars Entertainment Corporation, and U.S. Bank National Association, as trustee.

“Addendum” has the meaning assigned to it in Section 10.9.

“Additional 9% Notes” means the 9% Senior Secured Notes due 2020 in the aggregate principal amount of $1,500,000,000 issued pursuant to that certain Indenture dated as of February 15, 2013 (as modified, supplemented and/or amended and in effect on the date hereof) among Caesars Operating Escrow LLC, Caesars Escrow Corporation, Caesars Entertainment Corporation, and U.S. Bank National Association, as trustee.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning assigned to it in the preamble hereto.

“Approval Motion” has the meaning assigned to it in Section 5.1.

“Approval Order” has the meaning assigned to it in Section 5.1.

“Assumption Agreement” has the meaning assigned to it in Section 10.9.

“Backstop Commitment” means the commitment of each Preferred Backstop Investor to acquire the number of Preferred Stock equal to the product of (i) each such Preferred Backstop Investor’s Backstop Percentage and (ii) the Unsubscribed Shares.

“Backstop Percentage” means the percentage set forth opposite the name of such Preferred Backstop Investor under the heading “Backstop Percentage” on Schedule I hereto (as such Schedule I may be updated pursuant to Section 10.9 hereof and/or to reflect the increase or deduction of Backstop Commitments or Default Shares acquired or disposed of pursuant to the last paragraph of Section 8(a) and Section 8(b)(i) and/or to reflect the removal of a potential Preferred Backstop Investor pursuant to the definition of Preferred Backstop Investor).

“Backstop Purchase Price” means, with respect to any Preferred Backstop Investor, such Preferred Backstop Investor’s Backstop Percentage of the product of the (i) Per Share Purchase Price and (ii) the Unsubscribed Shares.

“Backstop Shares” has the meaning assigned to it in Section 2.2(a).

“Bankruptcy Case” has the meaning assigned to it in the recitals hereto.

“Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.

“Bankruptcy Court” has the meaning assigned to it in the recitals hereto.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Closing” has the meaning assigned to it in Section 2.2(b).

“Commitment Payment” means for each Preferred Backstop Investor a fee equal to the Commitment Percentage of the product of (i) such Preferred Backstop Investor’s Backstop Percentage and (ii) $300 million.

“Commitment Percentage” means 5%, provided such percentage shall increase by an additional 4% for each 240 day period after the Petition Date until the Subscription Commencement Date begins.

“Company” has the meaning assigned to it in the preamble hereto.

“Confirmation Hearing” shall mean the hearing held by the Bankruptcy Court to consider the confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

“Confirmation Order” means the Order of the Bankruptcy Court confirming the Plan.

“Contracts” means any contract, arrangement, note, bond, commitment, purchase order, sales order, franchise, guarantee, indemnity, indenture, instrument, lease, license or other agreement, understanding, instrument or obligation, whether written or oral, all amendments, supplements and modifications of or for any of the foregoing and all rights and interests arising thereunder or in connection therewith.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Debtor” has the meaning assigned to it in the recitals hereto.

“Defaulting Preferred Backstop Investor” has the meaning assigned to it in Section 8(b)(i).

“Default Purchase Right” has the meaning assigned to it in Section 8(b)(i).

“Default Shares” has the meaning assigned to it in Section 8(b)(i).

“Effective Date” has the meaning assigned to it in the Plan.

“Encumbrance” means any security interest, pledge, mortgage, lien, claim, option, charge or encumbrance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“Exculpated Claims” has the meaning assigned to it in Section 9(b).

“Exculpated Parties” has the meaning assigned to it in Section 9(b).

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body, or any Self-Regulatory Organization.

“Holder” has the meaning assigned to it in the recitals hereto.

“Indemnitees” has the meaning assigned to it in Section 9(a).

“Initial 9% Notes” means the 9% Senior Secured Notes due 2020 in the initial aggregate principal amount of $1,500,000,000 issued pursuant to that certain Indenture dated as of August 22, 2012 (as modified, supplemented and/or amended and in effect on the date hereof) among Caesars Operating Escrow LLC, Caesars Escrow Corporation, Caesars Entertainment Corporation, and U.S. Bank National Association, as trustee.

“KKWC” has the meaning assigned to it in Section 10.9.

“Law” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Authority.

“Losses” has the meaning assigned to it in Section 9(a) hereof.

“Milestone” has the meaning assigned to it in Section 5.6.

“Milestone Dates” has the meaning assigned to it in Section 5.6.

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes or effects, (a) has had or would reasonably be expected to have or result in a material adverse effect or change in the results of operations, properties, assets, liabilities or condition (financial or otherwise) of the applicable Company Party taken as a whole or (b) has or would reasonably be expected to prevent, materially delay or materially impair the ability of the applicable Company Party to consummate the Rights Offering or the applicable Company Party to consummate any of the transactions contemplated hereby.

“Non-Defaulting Preferred Backstop Investors” has the meaning assigned to it in Section 8(b)(i).

“Non-Terminating Preferred Backstop Investors” means any Preferred Backstop Investor that is not a Terminating Preferred Backstop Investor.

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final.

“Offering Conditions” means those terms and conditions set forth on Exhibit C.

“Payment Date” has the meaning assigned to it in Section 2.3(a).

“Per Share Purchase Price” has the meaning assigned to it in the recitals hereto.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, joint venture, trust, Governmental Authority, first nation, aboriginal or native group or band, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan” has the meaning assigned to it in the recitals hereto.

“Plan Solicitation Order” means an Order entered by the Bankruptcy Court, in form and substance materially consistent with this Agreement and the Restructuring Support Agreement and otherwise reasonably satisfactory to the Preferred Backstop Investors and CEOC, which shall, among other things, approve the disclosure statement relating to the Plan, including the Rights Offering Documents, and set procedures for the solicitation of votes to accept or reject the Plan.

“Preferred Backstop Investor Default” has the meaning assigned to it in Section 8(b)(i).

“Preferred Backstop Investor Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes or effects, has or would reasonably be expected to prevent, materially delay or materially impair the ability of the applicable Preferred Backstop Investor to consummate the transactions contemplated hereby.

“Preferred Backstop Investors” means (i) the parties listed on Schedule I hereto who have executed the Restructuring Support Agreement on or prior to December 29, 2014 or their managed funds and accounts2 and (ii) the parties who have executed the Restructuring Support Agreement on or prior to December 29, 2014, or their managed funds and accounts, who have submitted written notice indicating that they elect to be Preferred Backstop Investors before January 5, 2015, to CEOC with a simultaneous copy to the Preferred Backstop Investors who are currently listed on Schedule I hereto (such parties electing pursuant to clause (ii), the “New Preferred Backstop Investors”). In the case of New Preferred Backstop Investors, the Schedule I of the Backstop Agreement shall be updated to reflect such parties on January 5, 2015. Notwithstanding the foregoing, Schedule I shall be updated pursuant to Section 10.9 hereof, and shall exclude any Terminating Preferred Backstop Investor. For the avoidance of doubt, to the extent that a party no longer has a Backstop Percentage, such party shall no longer be a “Preferred Backstop Investor.”

“Preferred Stock” means the Series A Convertible Preferred Stock of the Company, par value $[            ] per share, on terms and conditions set forth on the term sheet attached as Exhibit D hereto, as may be supplemented as appropriate, and subject to definitive documentation acceptable to the Required Preferred Backstop Investors, as determined by such Required Preferred Backstop Investors in their reasonable discretion, to be agreed to on or before the Petition Date; provided, however, that any terms affecting the economics of the Preferred Stock, directly or indirectly, as determined by the Required Preferred Backstop Investors, shall be subject to the Required Preferred Backstop Investors’ sole discretion.

“Required Preferred Backstop Investors” means, as of any date of determination, the Non-Defaulting Preferred Backstop Investors and Non-Terminating Preferred Backstop Investors holding more than 66-2/3% of the total Backstop Commitment, calculated without regard to the Backstop Commitments held by Defaulting Preferred Backstop Investors and Terminating Preferred Backstop Investors.

[2]	NTD: parties have the ability to elect on December 29, 2014 to be Preferred Backstop Parties, but are not required to do so.

“Restructuring Support Agreement” means that certain Restructuring Plan Support Agreement, made and entered into as of December 19, 2014, by and among the Debtor, Caesars Entertainment Corporation, LeverageSource III (H Holdings), L.P., LeverageSource V, L.P., and the Consenting Creditors (as defined therein).

“Rights” has the meaning assigned to it in the recitals hereto.

“Rights Offering” has the meaning assigned to it in the recitals hereto.

“[Rights Offering Documents]” has the meaning assigned to it in the Plan and shall be approved by the Bankruptcy Court pursuant to the Plan Solicitation Order in form and substance materially consistent with this Agreement and the Restructuring Support Agreement and otherwise reasonably satisfactory to the Preferred Backstop Investors and CEOC.

“Senior Secured Notes” means the (i) 11.25% Notes, (ii) 8.5% Notes, (iii) Initial 9% Notes and (iv) Additional 9% Notes.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a party to this Agreement.

“Subscription Commencement Date” means the date the Plan Solicitation Package is mailed or distribution is otherwise commenced in accordance with the Plan Solicitation Order.

“Subscription Expiration Date” means                      [Insert date that is ten days prior to the Voting Deadline and not less than 20 days after the Subscription Commencement Date] or such later date as the Required Preferred Backstop Investors shall agree.

“Subsidiaries” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Terminating Preferred Backstop Investors” has the meaning assigned in Section 8(a).

“Unsubscribed Shares” has the meaning assigned to it in the recitals hereto.

“Voting Deadline” means the date set by the Bankruptcy Court as the deadline for voting to accept or reject the Plan.

Section 2. RIGHTS OFFERING; BACKSTOP; COMMITMENT PAYMENT.

2.1 Rights Offering.

(a) The Company shall make the Rights Offering pursuant to the Plan, which shall be subject to the Offering Conditions and such other terms and conditions set forth in the Rights Offering Documents.

(b) Ten Business Days prior to the date of the Confirmation Hearing, the Company shall notify the Preferred Backstop Investors of the Rights Offering and the Preferred Backstop Investors shall have the right, but not obligation, upon written notice to the Company to elect to purchase up to 50% of the Preferred Stock issued in the Rights Offering (in addition to each of their rights as a Holder pursuant to the Rights Offering Documents) on the same terms and conditions as the other Holders under the Rights Offering Documents; provided, however, that the Preferred Backstop Investors shall not be required to post funds until the Effective Date. Each Preferred Backstop Investor shall have the right to purchase its pro rata share of such amount, based on its Backstop Percentage and to the extent any Preferred Backstop Investor elects to not purchase its pro rata share, such share(s) shall be made available to the Preferred Backstop Investors that are purchasing their pro rata share.

(c) The Company hereby agrees and undertakes to give, or to cause to be given, to the Preferred Backstop Investors as soon as reasonably practicable, but in no event later than two (2) Business Days, after the entry of the Confirmation Order, by overnight mail, e-mail or by electronic facsimile transmission, (i) written notification setting forth (A) the total number of shares of Preferred Stock purchased by Holders (inclusive of any shares of Preferred Stock purchased pursuant to Section 2.1(b)) in the Rights Offering pursuant to the exercise of Rights and the aggregate cash proceeds received by the Company therefor, (B) the number of Unsubscribed Shares, (C) the Backstop Purchase Price for each Preferred Backstop Investor and (D) the targeted Effective Date and (ii) a subscription form to be completed by each Preferred Backstop Investor to facilitate such Preferred Backstop Investor’s subscription for the Preferred Stock purchased pursuant to this Agreement. In addition, on the first Business Day of each calendar week during the period beginning on the Subscription Commencement Date and ending on the Subscription Expiration Date, the Company shall give, or cause to be given, to the Preferred Backstop Investors by overnight mail, e-mail or by electronic facsimile transmission a written notification setting forth the then most current information as to the total amount of Preferred Stock then subscribed for in the Rights Offering, the number of then unsubscribed Preferred Stock, the Backstop Purchase Price for each Preferred Backstop Investor (as if the Rights Offering were to be concluded with the then current amount of subscribed for Preferred Stock) and the targeted Effective Date.

2.2 Backstop.

(a) On the terms and subject to the conditions contained herein, and in reliance on the representations and warranties set forth in this Agreement, each of the Preferred Backstop Investors hereby agrees, severally and not jointly, to purchase on the Effective Date, and the Company hereby agrees to sell and issue to each such Preferred Backstop Investor, at the Backstop Purchase Price therefor, its Backstop Percentage of the Unsubscribed Shares, subject to the Offering Conditions. The Preferred Stock which each of the Preferred Backstop Investors purchases pursuant to this Agreement are referred to herein as such Preferred Backstop Investor’s “Backstop Shares.” For the avoidance of doubt, any shares of Preferred Stock acquired in the Rights Offering pursuant to Section 2.1(b) shall not be deemed Backstop Shares.

(b) The closing of the purchase and sale of the Backstop Shares hereunder (the “Closing”) will occur on the Effective Date contemporaneously with substantial consummation of the Plan. At the Closing, payment for the Backstop Shares that each Preferred Backstop Investor has agreed to purchase shall be effected by each such Preferred Backstop Investor delivering to the Company in immediately available funds its respective Backstop Purchase Price (ii) against delivery by the Company of the Backstop Shares to which such Preferred Backstop Investor is entitled to and delivery to each Preferred Backstop Investor such certificates, documents or instruments required to be delivered by it to such Preferred Backstop Investor pursuant to this Agreement. The agreements, instruments, certificates and other documents to be delivered on the Effective Date by or on behalf of the Company shall be delivered to each applicable Preferred Backstop Investor in accordance with Section 10.3 hereof.

2.3 Commitment Payment.

(a) The Commitment Payment shall be earned upon the entry of the Approval Order and shall be payable, with respect to a Preferred Backstop Investor, upon the earlier of (x) the Effective Date of the Plan and (y) two Business Days after the termination of this Agreement by or with respect to such Preferred Backstop Investor, provided that the Commitment Payment, with respect to a Preferred Backstop Investor, shall not be required to be paid to a particular Preferred Backstop Investor to the extent that such termination of this Agreement with respect to such Preferred Backstop Investor has occurred due to a breach of this Agreement by such Preferred Backstop Investor, to the extent such breach has been determined as solely caused by the Preferred Backstop Investor by a final, non-appealable order entered by a court of competent jurisdiction (such date, the “Payment Date”).

(b) On the Payment Date, CEOC shall pay to each Preferred Backstop Investor, by wire transfer in immediately available funds to an account specified by such Preferred Backstop Investor to CEOC not less than one (1) day prior to the Payment Date, such Preferred Backstop Investor’s pro rata portion of the Commitment Payment based on such Preferred Backstop Investor’s Backstop Percentage (which percentage, for the avoidance of doubt, shall be adjusted pursuant to the definition of Backstop Percentage).

(c) The provisions for the payment of the Commitment Payment and the other provisions provided herein, are an integral part of the transactions contemplated by this Agreement and without these provisions the Preferred Backstop Investors would not have entered into this Agreement, and the Commitment Payment shall, pursuant to the Approval Order, constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY and CEOC. Each of the Company and CEOC (the “Company Parties”) hereby represents and warrants, severally and not jointly, to each of the Preferred Backstop Investors as of the date hereof and as of the Effective Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), on behalf of itself and not any other party, as follows:

3.1 Organization and Qualification; Subsidiaries. Each Company Party and its Subsidiaries has been duly organized and is validly existing and is in good standing under the laws of their respective jurisdictions of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted.

3.2 Authorization; Enforcement; Validity. Subject only to Bankruptcy Court approval, each Company Party has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder (including, without limitation (a) the issuance of the Backstop Shares and (b) the payment of the Commitment Payment) in accordance with the terms hereof. The execution and delivery by each Company Party of this Agreement, the performance by each of the Company and CEOC of its obligations hereunder (including, without limitation, (x) the issuance of the Backstop Shares and (y) the payment of the Commitment Payment), have been duly authorized by all requisite action on the part of such Company Party, and no other action on the part of the Company Party is necessary to authorize the execution and delivery by the Company Party of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company Party, and assuming due authorization, execution and delivery by the other parties hereto and subject to Bankruptcy Court approval, this Agreement constitutes the legal, valid and binding obligation of the Company Party, enforceable against the Company Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

3.3 No Conflicts. Assuming that all consents, approvals, authorizations and other actions described in Section 3.4 have been obtained, and except as may result from any facts or circumstances relating solely to any of the Preferred Backstop Investors, the execution, delivery and performance by the Company Party of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, (x) the issuance of the Backstop

Shares and (y) the payment of the Commitment Payment) do not and will not: (a) violate, conflict with or result in the breach of the certificate of incorporation, articles of incorporation, bylaws, certificate of formation, operating agreement, limited liability company agreement or similar formation or organizational documents of the Company Party or any of its Subsidiaries; (b) conflict with or violate any Law or Order applicable to the Company or any of its respective assets or properties; (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company Party or its Subsidiaries is a party or to which any of their respective assets or properties are subject, or result in the creation of any Encumbrance on any of their respective assets or properties, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4 Consents and Approvals. The execution, delivery and performance by the Company Party of this Agreement do not require any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Company Party or any of its Subsidiaries or by which any of their respective assets or properties may be bound, any Contract to which the Company Party or any of its Subsidiaries is a party or by which the Company Party or any of its Subsidiaries may be bound, except the entry of the Approval Order and the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14) day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable.

Section 4. REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP INVESTORS. Each Preferred Backstop Investor represents and warrants, severally and not jointly, to the Company Parties as of the date hereof and as of the Effective Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), as follows:

4.1 Authorization; Enforcement; Validity. Such Preferred Backstop Investor has all necessary corporate, limited liability company or equivalent power and authority to enter into this Agreement and to carry out, or cause to be carried out, its obligations hereunder in accordance with the terms hereof. The execution and delivery by such Preferred Backstop Investor of this Agreement and the performance by such Preferred Backstop Investor of its obligations hereunder have been duly authorized by all requisite action on the part of such Preferred Backstop Investor, and no other action on the part of such Preferred Backstop Investor is necessary to authorize the execution and delivery by such Preferred Backstop Investor of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Preferred Backstop Investor, and assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Preferred Backstop Investor, enforceable against such Preferred Backstop Investor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

4.2 No Conflicts. The execution, delivery, and performance by such Preferred Backstop Investor of this Agreement do not and will not (a) violate any provision of the organizational documents of such Preferred Backstop Investor; (b) conflict with or violate any Law or Order applicable to such Preferred Backstop Investor or any of its respective assets or properties; (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Preferred Backstop Investor is a party or to which any of its assets or properties are subject, or result in the creation of any Encumbrance on any of its assets or properties, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Preferred Backstop Investor Material Adverse Effect on such Preferred Backstop Investor.

4.3 Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any court or Governmental Authority or body having jurisdiction over such Preferred Backstop Investor is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any consent, approval, order or authorization required under the Bankruptcy Code.

4.4 Investor Representation. (i) It is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act, (C) a non-U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of the Company acquired by the applicable Preferred Backstop Investor in connection with this Agreement will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 5. ADDITIONAL COVENANTS.

5.1 Approval Motion and Approval Order. CEOC agrees to file a motion and supporting papers (the “Approval Motion”) (including an order in form and substance materially consistent with this Agreement and otherwise reasonably satisfactory to CEOC and the Required Preferred Backstop Investors) seeking an order of the Bankruptcy Court (the “Approval Order”) approving this Agreement.

5.2 Commercially Reasonable Efforts. CEOC agrees to use its commercially reasonable efforts to timely satisfy (if applicable) each of the conditions under Sections 6 and 7 of this Agreement.

5.3 Further Assurances. Each party hereto, without expanding such party’s obligations under the Restructuring Support Agreement other than as specifically contemplated hereby, shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, in each case at the cost of CEOC.

5.4 Use of Proceeds. The Company shall use the net proceeds from the sale of Preferred Stock issued pursuant to the Rights Offering solely as provided in the Plan.

5.5 Milestones. CEOC shall use its reasonable best efforts to cause the following actions (each, individually a “Milestone” and collectively, the “Milestones”) to occur on or before the dates specified below (such corresponding date, the “Milestone Date”);

(a) The motion for the Approval Order shall have been filed no later than 45 days from the Petition Date and the Approval Order shall have been entered by the Bankruptcy Court by no later than 150 days from the date of the filing of such motion;

(b) the Plan Solicitation Order shall have been entered by the Bankruptcy Court by no later than 150 days from the Petition Date;

(c) the Confirmation Order shall have been entered by the Bankruptcy Court by no later than 120 days from the date of entry of the Plan Solicitation Order;

(d) the Company shall file a registration statement under the Securities Exchange Act of 1933, as amended, (the “Registration Statement”) registering the Preferred Stock as soon as practicable following the effective date of the Plan and in any event within 75 days thereafter, and shall cause the Registration Statement to be effective as soon as practicable thereafter;

(e) the Subscription Expiration Date shall have occurred by no later than [240 days after the Petition Date]; and

(f) the Effective Date shall have occurred by no later than [180 days from the date the Confirmation Order becomes a final order].

Section 6. CONDITIONS TO THE BACKSTOP INVESTORS’ OBLIGATIONS. The obligations of each of the Preferred Backstop Investors to purchase the Backstop Shares pursuant to this Agreement on the Effective Date shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any one or more of which may be waived in writing by the Required Preferred Backstop Investors:

6.1 Representations and Warranties. (a) All of the representations and warranties made by the Company Parties in this Agreement shall be true and correct in all material respects as of the Effective Date as though made at and as of the Effective Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date); (b) the Company Parties shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by the Company Parties on or prior to the Effective Date or such earlier date as may be applicable; and (c) with respect to clauses (a) and (b), at the Closing there shall be delivered to the Preferred Backstop Investors a certificate signed by a duly authorized representative of the Company to the foregoing effect.

6.2 Approval Order. The Approval Order shall have been entered by the Bankruptcy Court.

6.3 Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Confirmation Order.

6.4 Plan and Rights Offering Documents. (i) Each of the Plan (and the exhibits thereto) and the Confirmation Order, with respect to provisions that could affect the economic interests of the Preferred Backstop Investors or that could be adverse to any of the Preferred Backstop Investors, shall not be inconsistent with this Agreement and the Restructuring Support Agreement, and shall be in form and substance reasonably acceptable to the Required Preferred Backstop Investors, and (ii) the Rights Offering Documents, which shall include the Offering Conditions, shall be in form and substance materially consistent with this Agreement and the Restructuring Support Agreement and otherwise reasonably acceptable to the Required Preferred Backstop Investors and CEOC.

6.5 Conditions to Confirmation. Each of the conditions precedent to the effectiveness of the Plan and the occurrence of the Effective Date shall have been satisfied or waived in accordance with the Plan.

6.6 Rights Offering. The Subscription Expiration Date shall have occurred.

6.7 Payment of Amounts. The Company shall have paid each Preferred Backstop Investor such Preferred Backstop Investor’s pro rata portion of the Commitment Payment in accordance with the terms of this Agreement.

Section 7. CONDITIONS TO THE COMPANY’S OBLIGATIONS. The obligations of the Company to issue and sell the Backstop Shares to each of the Preferred Backstop Investors pursuant to this Agreement shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any one or more of which may be waived in writing by CEOC or the Company:

7.1 Representations and Warranties. (a) All of the representations and warranties made by each Preferred Backstop Investor in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Date as though made at and as of the Effective Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date), except to the extent that the breach of any such representation or warranty would not reasonably be expected to have a Preferred Backstop Investor Material Adverse Effect on such Preferred Backstop Investor and (b) each Preferred Backstop Investor shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by such Preferred Backstop Investor on or prior to the Effective Date.

7.2 Approval Order. The Approval Order shall have been entered by the Bankruptcy Court.

7.3 Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Confirmation Order.

7.4 Conditions to Confirmation. Each of the conditions precedent to the effectiveness of the Plan and the occurrence of the Effective Date shall have been satisfied in accordance with the Plan.

7.5 Rights Offering. The Subscription Expiration Date shall have occurred

7.6 Backstop Subscription Forms. CEOC and the Company shall have received a duly executed subscription form from each Preferred Backstop Investor in accordance with Section 2.1(b).

Section 8. TERMINATION.

(a) Termination by the Preferred Backstop Investors. This Agreement may be terminated at any time by any Preferred Backstop Investor with respect to itself (and not with respect to any other Preferred Backstop Investor):

(i) upon the failure of any of the conditions set forth in Section 6 hereof to be satisfied, which failure cannot be cured or is not cured within [10] days of written notice to the Company and CEOC by such Preferred Backstop Investor;

(ii) if any of the Company Parties alters, amends or modifies any term of this Agreement without the consent of the Required Preferred Backstop Investor, or if any alteration, amendment or modification is adverse to any Preferred Backstop Investor, without the consent of each Preferred Backstop Investor;

(iii) if any of the Company Parties breaches any representation or warranty or breaches any covenant applicable to it in any material respect under this Agreement and if such breach is curable, it is not cured within [10] days of written notice to the applicable Company Party by such Preferred Backstop Investor;

(iv) if any of the Milestones shall not have occurred on or prior to the applicable Milestone Date; or

(v) upon the occurrence of any matters set forth in any of [clauses (a) through (k) of Section 8] of the Restructuring Support Agreement and/or a Company Termination Event (as defined in the Restructuring Support Agreement) and/or a termination of the Restructuring Support Agreement;

provided that, in the event any Preferred Backstop Investor elects to terminate this Agreement (each, a “Terminating Preferred Backstop Investor”), the Backstop Commitments allocated to such Terminating Preferred Backstop Investor shall be allocated to all Non-Defaulting Preferred Backstop Investors who elect to acquire such Backstop Commitments on a pro rata basis (based on the Backstop Percentages of such electing Non-Defaulting Preferred Backstop Investors), and provided further that in the event no Non-Defaulting Preferred Backstop Investor elects to acquire the Backstop Commitments of the Terminating Preferred Backstop Investors, this Agreement shall terminate.

(b) Termination by the Company.

(i) (A) upon termination of the Restructuring Support Agreement, the Company may terminate this Agreement by written notice to the Preferred Backstop Investors or (B) if any Preferred Backstop Investor breaches this Agreement in a manner that causes a Preferred Backstop Investor Material Adverse Effect with respect to such Preferred Backstop Investor, and if such breach is curable, is not cured within five (5) Business Days after receipt of written notice from the Company to such Preferred Backstop Investor (each, a “Preferred Backstop Investor Default” and any such defaulting Preferred Backstop Investor, a “Defaulting Preferred Backstop Investor”), then following the expiration of the five (5) Business Day notice period, the Company shall follow the procedures set forth in clause (ii) below and each of the other Preferred Backstop Investors (the “Non-Defaulting Preferred Backstop Investors”) shall have the right (the “Default Purchase Right”) but not the obligation, to purchase on the Effective Date all or a portion of the Backstop Shares that were to be purchased by the Defaulting Preferred Backstop Investor (the “Default Shares”) at a price per share equal to the Per Share Purchase Price. To the extent that the Non-Defaulting Preferred Backstop Investors (in the aggregate) desire to purchase more than the total number of Default Shares, such Default Shares shall be allocated between the Non-Defaulting Preferred Backstop Investors pro rata, based on their respective Backstop Percentages.

(ii) As soon as practicable after a Preferred Backstop Investor Default, but in no event later than three (3) Business Days following the Company or CEOC becoming aware of such Preferred Backstop Investor Default, the Company or CEOC shall send a written notice (in accordance with the notice provisions set forth in Section 10.3) to each Non-Defaulting Preferred Backstop Investor, specifying the number of Default Shares. The

Non-Defaulting Preferred Backstop Investors shall have five (5) Business Days from receipt of such notice to elect to exercise the Default Purchase Right by notifying the Company and CEOC in writing of its or their election to purchase all or a portion of the Default Shares then available as a result of the Preferred Backstop Investor Default or find a third-party reasonably satisfactory to the Non-Defaulting Preferred Backstop Investors to replace the commitment of the Defaulting Preferred Backstop Investor. If at the conclusion of such five (5) Business Day period, the Non-Defaulting Preferred Backstop Investors have not elected to exercise the Default Purchase Right in its entirety or have not found a third-party to replace the commitment of the Defaulting Backstop Purchaser, then the Company or CEOC may terminate this Agreement.

(iii) Notwithstanding anything to the contrary in this Section 8(b), in addition to any liability to the Company or CEOC, the parties agree that any Defaulting Preferred Backstop Investor will be liable to the Non-Defaulting Preferred Backstop Investors for the consequences to the Non-Defaulting Preferred Backstop Investors of its breach and that the Non-Defaulting Backstop Purchasers can enforce rights of damages and/or specific performance pursuant to Section 10.18 immediately upon the expiration of the original five (5) Business Day notice period set forth Section 8(b)(i).

(c) Mutual Termination. This Agreement may be terminated by the mutual written consent of CEOC and the Preferred Backstop Investors representing more than 75% of the aggregate Backstop Percentage.

(d) Effect of Termination. If this Agreement is terminated pursuant to this Section 8, subject to the last paragraph of Section 8(a), the obligations of such parties contained in Sections 2.3, 9, 10.2 through 10.19 and this Section 8 shall survive any such termination.

Section 9. PROTECTION OF COMMITMENT PAYMENT.

Both of the Company and CEOC shall jointly and severally indemnify, save and hold harmless each Preferred Backstop Investor, and each of their respective directors, officers, stockholders, employees, partners, members, managers, representatives, attorneys, other professional advisors and agents and all of their respective heirs, successors, legal administrators, permitted assigns and designees, and each Person who (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) controls any of the Preferred Backstop Investors and the officers, directors, agents and employees of any such controlling Person (collectively, the “Covered Persons”) from and against all losses, claims, damages, liabilities, costs (including, without limitation, the costs of investigation and reasonable attorneys’ fees) and expenses, as incurred by any or all of the Covered Persons in connection with any direct claim or claim against them by a third party for avoidance of or otherwise in connection with or arising from the payment of the Commitment Payment; provided that neither the Company nor CEOC shall have any obligation to indemnify or save and hold harmless any Covered Person (i) for any claim or expense that is judicially determined (the determination having become final and no longer subject to appeal) to have arisen solely and directly from such Covered Persons’ gross negligence, willful misconduct, or breach of this Agreement that has caused a Preferred

Backstop Investor Material Adverse Effect and that would result in the loss of such Preferred Backstop Investor’s entitlement under the terms of this Agreement to payment of the Commitment Payment or (ii) for any claim or expense that is settled prior to a judicial determination as to the exclusion set forth in clause (i) above, but determined by the Bankruptcy Court, after notice and a hearing, to be a claim or expense for which such Covered Person should not receive indemnity under the terms of this Section 9; provided that, without otherwise limiting CEOC’s or the Company’s obligation under this Section 9, CEOC and the Company shall have no obligation to indemnify any Covered Person pending such judicial determination where CEOC or the Company has in good faith and in a reasonable manner, asserted an uncured breach of this Agreement that has caused a Preferred Backstop Investor Material Adverse Effect that would result in the loss of such Preferred Backstop Investor’s entitlement under the terms of this Agreement to payment of the Commitment Payment. This provision will be in addition to the rights of each and all of the Covered Persons to bring an action against the Company for breach of any term of this Agreement. The Company acknowledges and agrees that each and all of the Covered Persons shall be treated as third-party beneficiaries with rights to bring an action against the Company under this Section 9.

Section 10. MISCELLANEOUS.

10.1 Payments. All payments made by or on behalf of CEOC and/or the Company or any of their affiliates to a Preferred Backstop Investor or its assigns, successors or designees pursuant to this Agreement shall be without withholding, set-off, counterclaim or deduction of any kind.

10.2 Survival. The representations and warranties made in this Agreement will survive the execution and delivery of this Agreement and the Closing for the length of the applicable statute of limitations with respect thereto.

10.3 No Waiver of Rights. All waivers hereunder must be made in writing, and the failure of any party at any time to require another party’s performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision.

10.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for any party as shall be specified by such party in a notice given in accordance with this Section 10.3)

(a)	If to the Company, to:

[PROPCO]

[    ]

[    ]

Attention: [    ]

Facsimile: [    ]

with a copy (which shall not constitute notice to the Company) to

[    ]

[    ]

[    ]

Facsimile: [    ]

Attention: [    ]

(b)	If to CEOC, to:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Ave

New York, NY 10022

Attn:	Paul M. Basta, P.C.
Nicole L. Greenblatt

Facsimile: (212) 446 4900

E-mail Address:	paul.basta@kirkland.com
ngreenblatt@kirkland.com

-and-

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn:	David R. Seligman, P.C.
Ryan Preston Dahl

E-mail Address:	dseligman@kirkland.com
rdahl@kirkland.com

Facsimile: (312) 862-2200

(c)	If to a Preferred Backstop Investor, to the mailing address or facsimile number set forth on Schedule I hereto.

with a copy (which shall not constitute notice to such Preferred Backstop Investor) to:

Kleinberg, Kaplan, Wolff & Cohen, P.C.

551 Fifth Avenue, 18th Floor

New York, NY 10176

Telephone: (212) 986-6000 Facsimile: (212) 986-8866

Attention: Mary Kuan, Esq.

Any of the foregoing addresses or facsimile numbers may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address or facsimile number shall be effective only upon receipt.

10.5 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6 Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement, and therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.8 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the agreements and documents referenced herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.

10.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth below, neither this Agreement nor any of the rights, interests or obligations under this

Agreement will be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties. Notwithstanding the foregoing, (i) a Preferred Backstop Investor may enter into arrangements with other parties regarding its rights and/or obligations under this Agreement, provided that it shall remain liable for its obligations with respect to the Backstop Commitment, and (ii) the rights, obligations and interests hereunder may be assigned, delegated or transferred, in whole or in part, by any Preferred Backstop Investors (A) either alone or in connection with a corresponding Transfer (as such term is defined in the Restructuring Support Agreement) of Claims (as such term is defined in the Restructuring Support Agreement) to a transferee with the consent of CEOC, such consent not to be unreasonably withheld, delayed or denied and (B) to affiliates and to other Preferred Backstop Investors; provided, however, that such transferee, as a condition precedent to such Transfer, becomes a party to this Agreement and assumes the obligations of the transferring Preferred Backstop Investor under this Agreement by executing an addendum substantially in the form set forth in Exhibit A (the “Addendum”) and an assumption in substantially the form set forth in Exhibit B hereto (the “Assumption Agreement”) and deliver the same to Kleinberg, Kaplan, Wolff & Cohen, P.C. (“KKWC”) and a copy to CEOC. Any Transfer that is made in violation of the immediately preceding sentence shall be null and void ab initio, and CEOC and each Preferred Backstop Investor, as applicable, shall have the right to enforce the voiding of such transfer. Following any assignment of a Preferred Backstop Investor’s rights and obligations in this Agreement described in Section 10.9(ii) above, Schedule I hereto shall be updated by KKWC (in consultation with the assigning Preferred Backstop Investor and the Transferee) and delivered to CEOC solely to reflect the name and address of the applicable transferee and the Backstop Percentage that shall apply to such transferee, and any changes to the Backstop Percentage applicable to the assigning Preferred Backstop Investor. Any update to Schedule I hereto described in the immediately preceding sentence shall not be deemed an amendment or modification of this Agreement. In performing this Agreement, CEOC may rely solely on the most current Schedule I delivered by KKWC.

10.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and, except as expressly set forth in Section 9, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

10.11 Amendment. This Agreement may not be altered, amended, or modified except by a written instrument executed by or on behalf of CEOC and the Required Preferred Backstop Investors, provided that if any alteration, amendment or modification could be adverse to any of the Preferred Backstop Investors, such Preferred Backstop Investors’ written consent shall be required. This Agreement shall become binding only after the same is signed and delivered by or on behalf of each of the parties hereto.

10.12 Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

10.13 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably and unconditionally agrees that any actions, suits or proceedings, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be heard and determined in the Bankruptcy Court; (b) irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding; (c) consents that any such action, suit or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d) agrees that service of process in any such action, suit or proceeding may be effected by providing a copy thereof by any of the methods of delivery permitted by Section 10.3 to such party at its address as provided in Section 10.3 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Law).

10.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.15 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

10.16 Approvals. Notwithstanding anything to the contrary herein, unless notified in writing to the contrary, for purposes of seeking approvals of the Preferred Backstop Investors hereunder, such as in accordance with Section 6.4, the Company Parties may rely on the written approval (including email) of KKWC.

10.17 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

10.18 Specific Performance. Each party hereto acknowledges that, in view of the uniqueness of the securities referenced herein and the transactions contemplated by this Agreement, the other parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that such other parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity, without otherwise limiting the parties’ remedies hereunder.

10.19 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, annex and exhibit references are to this Agreement unless otherwise specified. Any reference to this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.

10.20 Covenants and Representations. Notwithstanding anything to the contrary in this Agreement or otherwise, (i) CEOC, on behalf of itself and the Debtors, shall cause the Company to perform each obligations, covenant, undertaking and agreement in this Agreement, and to cause the Company’s representations and warranties in this Agreement to be true, complete and correct as of the times given and shall be liable for all obligations not satisfied or performed by the Company, (ii) all obligations, covenants, undertakings and agreements of the Preferred Backstop Investors to the Company shall apply only after the Company has been properly incorporated and formed in accordance with the Plan and (iii) the Company shall be deemed to give the representations and warranties with respect to itself and contained in Section 3 only on the Effective Date and on the date that it has been properly incorporated and formed in accordance with the Plan.

[No further text appears; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

By:
Name:
Title:

[BACKSTOP INVESTOR]

By:
Name:
Title:

Schedule I

SCHEDULE OF BACKSTOP INVESTORS

Name and Address of Preferred Backstop Investors and Wire Instructions	Backstop Percentage[3]
Certain funds or entities or accounts managed by Brigade Capital Management		%
Certain funds or accounts managed by DDJ Capital Management, LLC
Certain funds or entities or accounts managed by Elliott Management Corporation
PIMCO and/or certain funds or entities or accounts managed by PIMCO
Certain funds or entities or accounts managed by JPMorgan Asset Management

Total:	100%

[Need email/contact info for notices, subscription status reports etc.]

3	NTD: The initial percentage for each Preferred Backstop Investor will be equal to the product of (i) the quotient resulting from (x) the amount designated by such Preferred Backstop Investor, provided such amount shall not exceed the principal amount of the first lien bonds held by such Preferred Backstop Investor divided by (y) the aggregate amount designated by all Preferred Backstop Investors pursuant to clause (x) and (ii) 100.

Exhibit A

ADDENDUM

Reference is made to that certain Backstop Commitment Agreement (as amended, modified or supplemented from time to time, the “Agreement”) by and among Caesars Entertainment Operating Company, Inc., a Delaware corporation ( “CEOC”), and each of the Preferred Backstop Investors party thereto from time to time. Each capitalized term used but not defined herein shall have the meaning given to it in the Agreement.

Upon execution and delivery of this Addendum by the undersigned, as provided in Section 10.9 of the Agreement, the undersigned hereby becomes a Preferred Backstop Investor, as applicable thereunder and bound thereby effective as of the date of the Agreement.

By executing and delivering this Addendum, the undersigned represents and warrants, for itself and for the benefit of each party to the Agreement, that:

(a)	as of the date of this Addendum, the undersigned has executed and delivered an Assumption and Joinder Agreement therefor (a copy of which is attached to this Addendum);

(b)	as of the date of this Addendum, with respect to each transferee that (i) is an individual, such Transferee has all requisite authority to enter into this Addendum and to carry out the transactions contemplated by, and perform its respective obligation under, the Agreement and (ii) is not an individual, such transferee is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Addendum and to carry out the transactions contemplated by, and perform its respective obligations under, the Agreement;

(c)	assuming the due execution and delivery of the Agreement by the Company the Addendum and the Agreement are legally valid and binding obligations of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors’ rights generally; and

(d)	as of the date of this Addendum, it is not aware of any event that, due to any fiduciary or other duty to any other person, would prevent it from taking any action required of it under the Agreement and this Addendum.

By executing and delivering this Addendum to CEOC, the undersigned agrees to be bound by all the terms of the Agreement.

The undersigned acknowledges and agrees that once delivered to CEOC, it may not revoke, withdraw, amend, change or modify this Addendum unless the Agreement has been terminated.

THIS ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

This Addendum may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

[Signature on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed and delivered by their proper and duly authorized officers as of this [    ] day of [            ].

TRANSFEREE WHO BECOMES A BACKSTOP INVESTOR

[NAME]

as a Preferred Backstop Investor
Name:

Exhibit B

ASSUMPTION AND JOINDER AGREEMENT

Reference is made to (i) that certain Backstop Commitment Agreement (as amended, modified or supplemented from time to time, the “Agreement”), dated as of [    ], 2014, by and among Caesars Entertainment Operating Company, Inc., a Delaware corporation (“CEOC”) and each of the Preferred Backstop Investors party thereto from time to time, and (ii) that certain Addendum, dated as of [    ], [    ] (the “Transferor Addendum”) submitted by                     , as transferor (the “Transferor”). Each capitalized term used but not defined herein shall have the meaning given to it in the Agreement.

As a condition precedent to becoming a Preferred Backstop Investor, the undersigned (the “Transferee”) hereby agrees to become bound by all the terms, conditions and obligations set forth in the Agreement and the Transferor Addendum copies of which are attached hereto as Annex I. This Assumption and Joinder Agreement shall take effect and shall become an integral part of the Agreement and the Transferor Addendum immediately upon its execution, and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Agreement and the Transferor Addendum as of the date thereof. The Transferee shall hereafter be deemed to be a “Preferred Backstop Investor” and a “party” for all purposes under the Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Assumption and Joinder Agreement has been duly executed by each of the undersigned as of the date specified below.

Date: [                    ]

Name of Transferor	Name of Transferee

Authorized Signatory of Transferor	Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)	(Type or Print Name and Title of Authorized Signatory)

Address of Transferee:

Attn:

Tel:

Fax:

E-mail:

Exhibit C

OFFERING CONDITIONS

1.	Holders shall receive an Election Form and ballot in the Solicitation Package, which shall be approved by the Bankruptcy Court.

2.	The Election Form must be submitted by the Subscription Expiration Date.

3.	Returned Election Form for Holders other than the Preferred Backstop Investors must provide evidence of financial wherewithal to purchase the shares of Preferred Stock pursuant to the Rights Offering. CEOC shall determine in its discretion whether such Holders are satisfactory to CEOC (such approved Holders, the “Satisfactory Holders”).

4.	CEOC shall notify the Preferred Backstop Investors of the Satisfactory Holders and the Preferred Stock such Satisfactory Holders have elected to purchase pursuant to the Rights Offering no later than three days before the deadline set by the Bankruptcy Court for the filing of objections to confirmation of the Plan (the “Objection Deadline”).

5.	On or before the Objection Deadline, all Holders designated as Satisfactory Holders (which, for the avoidance of doubt, shall exclude the Preferred Backstop Investors) shall post cash in the amount of the maximum aggregate Per Share Purchase Price for all Preferred Stock such Holder elected to purchase (the “Purchase Amount Obligation”) with a third party escrow agent designated by CEOC and reasonably satisfactory to the Required Preferred Backstop Investors.

6.	To the extent that the cash timely posted by the Satisfactory Holders is less than the Purchase Amount Obligation, the Preferred Backstop Investors shall have the right, but not the obligation, to satisfy their respective Backstop Commitments with respect to any shortfall in the Purchase Amount Obligation, provided that any Backstop Commitment declined by any Preferred Backstop Investor shall be allocated pro rata (based on the Backstop Commitment of the Preferred Backstop Investors electing to participate) to the Preferred Backstop Investors electing to participate.

Debt Term Sheet Annex

New First Lien OpCo Debt

$[            ] Term Facility

Summary of Principal Terms1

Borrower:	[Caesars Entertainment Operating Company, Inc.][2] (the “Borrower”).

Agent/Collateral Agent:	[ ] will act as sole administrative agent for the Senior Facilities (in such capacity and together with its permitted successors and assigns, the “Agent”), and will perform the duties customarily associated with such role.

[ ] will act as collateral agent for the Senior Facilities (in such capacity, the “Collateral Agent”) and will perform the duties customarily associated with such role.

The Agent and Collateral Agent shall each be acceptable to the First Lien Bank Lenders and the First Lien Noteholders.

Facilities:	(A)

a senior secured term loan facility in an aggregate principal amount set forth in the Restructuring Term Sheet (the “First Lien Term Facility” and loans thereunder, the “Term Loans”), which will be issued to each First Lien Bank Lender, in accordance with the Restructuring Term Sheet (in such capacity, collectively the “Lenders”).

(B)	at the Borrower’s option, a senior secured revolving credit facility in an aggregate principal amount not to exceed $200 million (the “Revolving Facility” and, together with the First Lien Term Facility, the “Senior Facilities”), to be provided by the First Lien Bank Lenders or such other financial institutions to become Lenders under the Senior Facilities, a portion of which will be available through a subfacility in the form of letters of credit.

In accordance with the Restructuring Term Sheet, the Borrower shall use its commercially reasonable efforts to syndicate the First Lien Term Facility to the market at or below the interest rates set forth herein and, to the extent so syndicated, the cash proceeds will be used to increase the cash payments to the First Lien Bank Lenders pursuant to the terms of the Restructuring Term Sheet.

1	All capitalized terms used but not defined herein shall have the meaning assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”).
2	[NTD: Assumes CEOC is the operating company in the new REIT structure.

1

Definitive Documentation:	The definitive documentation for the Senior Facilities (the “Senior Facilities Documentation”) shall, except as otherwise set forth herein, be based on financing and security documentation typical and customary for exit financings, taking into consideration (i) the First Lien Credit Agreement, dated as of October 11, 2013, among Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Las Vegas, LLC, Harrah’s Atlantic City Holding, Inc., Rio Properties, LLC, Flamingo Las Vegas Holding, LLC, Harrah’s Laughlin, LLC and Paris Las Vegas Holding, LLC, as borrowers, the lenders party thereto and Citicorp North America, Inc., as administrative agent (the “CERP Credit Agreement”) and (ii) the operating lease structure of the Borrower and its subsidiaries, and otherwise be reasonably satisfactory to the Borrower and the Requisite Consenting Creditors (the “Documentation Precedent”); provided that, in the case of provisions setting forth the debt and lien capacity, such Senior Facilities Documentation shall be based on and consistent with the CERP Credit Agreement, as modified to reflect the terms set forth herein.

Incremental Facilities:	The Borrower will be permitted after the Closing Date to add additional revolving or term loan credit facilities (the “Incremental Facilities”) in an aggregate principal amount not to exceed the greater of (x) $150 million and (y) an aggregate principal amount of indebtedness that would not cause (1) in the case of debt incurred under the Incremental Facilities that is secured by pari passu liens on the Collateral, the pro forma First Lien Net Leverage Ratio (to be defined as the ratio of total funded debt outstanding that consists of the Term Loans and other funded debt that is secured by first-priority liens on the Collateral that are pari passu with the Term Loans (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA) (“First Lien Net Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma First Lien Net Leverage Ratio in effect on the Closing Date[3] and (2) in the case of debt incurred under the Incremental Facilities that is secured by junior liens on the Collateral, the pro forma Total Secured Net Leverage Ratio (to be defined as the ratio of total funded debt

3

For the avoidance of doubt, (i) the calculation of the ratios in the OpCo debt documents shall exclude Chester Downs (from both debt and EBITDA) and (ii) any Revolving Facility loans outstanding at the time of incurrence of any debt shall be included in the calculation of any Leverage Ratio at the time of such incurrence.

2

outstanding that is secured by liens on the Collateral (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA) (“Total Secured Net Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma Total Secured Net Leverage Ratio in effect on the Closing Date; provided, that:

(i)	the loans under such additional credit facilities shall be secured senior obligations and shall rank pari passu or junior in right of security with, and shall have the same guarantees as, the Senior Facilities; provided, that, if such additional credit facilities rank junior in right of security to the Senior Facilities, (x) such additional credit facilities will be established as a separate facility from the Senior Facilities and pursuant to separate documentation, (y) such Incremental Facilities shall be subject to the Intercreditor Agreements (as defined below) or other intercreditor agreements that are not materially less favorable to the Lenders and the First Lien Noteholders than the Intercreditor Agreements and (z) for the avoidance of doubt, will not be subject to clause (iv) below;

(ii)	the loans under the additional term loan facilities will mature no earlier than, and will have a weighted average life to maturity no shorter than, that of the First Lien Term Facility and all other terms of any such additional term loan facility (other than pricing, amortization or maturity) shall be substantially identical to the First Lien Term Facility or otherwise reasonably acceptable to the Agent;

(iii)	all fees and expenses owing in respect of such increase to the Agent, Collateral Agent and the Lenders shall have been paid; and

(iv)	each incremental term facility shall be subject to a “most favored nation” pricing provision that ensures that the initial “yield” on the incremental facility does not exceed the “yield” at such time on the First Lien Term Facility by more than 50 basis points (with “yield” being determined by the Agent taking into account the applicable margin, upfront fees, any original issue discount and any LIBOR or ABR floors, but excluding any structuring, commitment and arranger or similar fees).

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Purpose:	On the Closing Date, the Term Loan will be issued to each First Lien Bank Lender in accordance with the Restructuring Term Sheet.

Availability:	The full amount of the First Lien Term Facility will be issued on the Closing Date. Amounts under the First Lien Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates:	LIBOR + 4.0% per annum, with a 1.0% LIBOR floor.

Default Rate:	With respect to overdue principal (whether at stated maturity, upon acceleration or otherwise), the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Final Maturity and Amortization:	The First Lien Term Facility will mature on the date that is six (6) years after the Closing Date, and, commencing with the second full fiscal quarter ended after the Closing Date, will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the First Lien Term Facility with the balance payable on the maturity date of the First Lien Term Facility.

Guarantees:	All obligations of the Borrower under the Senior Facilities and, at the option of the Borrower, under any interest rate protection or other hedging arrangements entered into with the Agent, an entity that is a Lender or agent at the time of such transaction (or on the Closing Date, if applicable), or any affiliate of any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person (“Cash Management Arrangements”), will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Borrower (the “Subsidiary Guarantors”), subject to exceptions consistent with the Documentation Precedent and others, if any, to be agreed upon. The Guarantees will be guarantees of payment and performance and not of collection.

Security:	Subject to exceptions described below and other exceptions to be agreed upon, the Senior Facilities, the Guarantees, any Hedging Arrangements and any Cash Management Arrangements will be secured on a first-priority basis by

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substantially all the owned material assets of the Borrower and each Subsidiary Guarantor, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests directly held by the Borrower or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary), (b) a lien on cash, deposit accounts and securities accounts, and (c) perfected first-priority security interests in, and mortgages on, substantially all owned tangible and intangible assets of the Borrower and each Subsidiary Guarantor (including, but not limited to, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property and real property) except for (v) real property with a fair market value less than $15.0 million and leaseholds, (w) vehicles, (x) those assets as to which the Borrower, Agent and Collateral Agent shall reasonably determine that the costs or other consequences of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (y) assets to which the granting or perfecting such security interest would violate any applicable law (including gaming laws and regulations) or contract (and with regard to which contract the counterparty thereto requires such prohibition as a condition to entering into such contract, such contract has been entered into in the ordinary course of business, such restriction is consistent with industry custom and consent has been requested and not received), and (z) other exceptions consistent with the Documentation Precedent. There shall be neither lockbox arrangements nor any control agreements relating to the Borrower’s and its subsidiaries’ bank accounts or securities accounts.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation consistent with the Documentation Precedent.

The Senior Facilities Documentation will provide that none of the Collateral Agent, Lenders or Administrative Agent will be permitted to terminate Caesars Entertainment Corporation or any of its subsidiaries or affiliates as manager of any of the PropCo facilities without the prior written consent of PropCo.

The relative rights and priorities in the Collateral for each of the Credit Agreement and the First Lien Notes will be set forth in a customary intercreditor agreement between the

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administrative agent for the Credit Agreement, on the one hand, and the trustee for the First Lien Notes, on the other hand, except that such intercreditor agreement shall provide that the indebtedness outstanding under the Credit Agreement and the First Lien Notes vote together as one class and are pari passu in all respects, including in respect of directing the collateral agent thereunder (the “First Lien Intercreditor Agreement”).

The relative rights and priorities in the Collateral for each of the Credit Agreement, the First Lien Notes and the Second Lien Notes will be set forth in a customary intercreditor agreement, consistent with the Documentation Precedent, as between the collateral agent for the Credit Agreement and the First Lien Notes, on the one hand, and the collateral agent for the Second Lien Notes, on the other hand (the “First Lien/Second Lien Intercreditor Agreement” and, together with the First Lien Intercreditor Agreement, the “Intercreditor Agreements”).

Mandatory Prepayments:	Unless (in the case of clause (a)) the net cash proceeds are reinvested (or committed to be reinvested) in the business within 12 months after (and, if so committed to be reinvested, are actually reinvested within three months after the end of such initial 12-month period), a non-ordinary course asset sale or other non-ordinary disposition of property (other than sale of receivables in connection with a permitted receivable financing) of the Borrower or any of the subsidiaries (including insurance and condemnation proceeds), (a) the Lenders’ pro rata share (to be defined as the ratio of funded debt outstanding that consists of the Term Loans to the sum of the total funded debt outstanding that consists of the Term Loans and the First Lien Notes) of 100% of the net cash proceeds in excess of an amount to be agreed upon from such non-ordinary course asset sales or other non-ordinary dispositions of property, and (b) the Lenders’ pro rata share (to be defined as the ratio of funded debt outstanding that consists of the Term Loans to the sum of the total funded debt outstanding that consists of the Term Loans and the First Lien Notes) of 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Borrower and its subsidiaries (other than debt permitted to be incurred under the Senior Facilities Documentation unless otherwise provided as a condition to the incurrence thereof), shall be applied to prepay the Term Loans under the First Lien Term Facility, in each case subject to customary and other exceptions to be agreed upon, including those consistent with the Documentation Precedent.

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In addition, beginning with the first full fiscal year of the Borrower after the Closing Date, 50% of Excess Cash Flow (to be defined in a manner consistent with the Documentation Precedent and to take into account application of Excess Cash Flow under the Lease and otherwise in a manner satisfactory to the Requisite Consenting Creditors and subject to a minimum threshold to be agreed) of the Borrower and its restricted subsidiaries (stepping down to 25% if the First Lien Net Leverage Ratio is less than or equal to 2.75 to 1.00 and stepping down to 0% if the First Lien Net Leverage Ratio is less than or equal to 2.25 to 1.00) shall be used to prepay the Term Loans under the First Lien Term Facility and the First Lien Notes, on a ratable basis; provided that any voluntary prepayment of Term Loans made during any fiscal year (including Loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments at the time of such prepayment) and voluntary repayment of the First Lien Notes shall be credited against excess cash flow prepayment obligations for such fiscal year (or, at the Borrower’s option, any future year) on a Dollar-for-Dollar basis.

All mandatory prepayments shall be made pro rata among the Lenders.

Notwithstanding the foregoing, each Lender under the First Lien Term Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected may be retained by the Borrower on terms consistent with the Documentation Precedent.

The above-described mandatory prepayments shall be applied to the First Lien Term Facility in direct order of maturity.

Prepayments from subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the Senior Facilities Documentation to the extent (x) the repatriation of funds to fund such prepayments is prohibited, restricted or delayed by applicable local laws, (y) applied to repay indebtedness of a foreign subsidiary of the Borrower or (z) the repatriation of funds to fund such prepayments would result in material adverse tax consequences.

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Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the Senior Facilities and prepayments of borrowings thereunder will be permitted at any time in minimum principal amounts to be agreed upon, without premium or penalty, subject to the following paragraph and subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the First Lien Term Facility will be applied pro rata to the Term Loan (and pro rata among the Lenders) and to the remaining amortization payments under the First Lien Term Facility in such order as the Borrower may direct.

Voluntary Prepayments of the Term Loans made prior to the four year anniversary of the Closing Date will be subject to a prepayment premium, as follows:

•	First year following Closing Date: customary “make-whole” premium (T+50)

•	Second year following Closing Date: 3%

•	Third year following Closing Date: 2%

•	Fourth year following Closing Date: 1%

•	Fourth year anniversary and thereafter: par

Representations and Warranties:	The following representations and warranties, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries, subject to customary and other exceptions and qualifications to be agreed upon, consistent with the Documentation Precedent): organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information in all material respects; projections; no material adverse change since the Closing Date; absence of litigation; compliance with laws (including PATRIOT Act, OFAC, FCPA, ERISA, margin regulations, environmental laws and laws with respect to sanctioned persons); payment of taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; Closing Date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Collateral; intellectual property; treatment as designated senior debt under subordinated debt documents (if any); use of proceeds; and insurance.

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Affirmative Covenants:	The following affirmative covenants, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary (consistent with the Documentation Precedent) and other baskets, exceptions and qualifications to be agreed upon: maintenance of corporate existence and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern) (with extended time periods to be agreed for delivery of the first annual and certain quarterly financial statements to be delivered after the Closing Date) and an annual budget; delivery of notices of default and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain ratings (but not a specific rating); compliance with laws; inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; and payment of taxes.

The Senior Facilities Documentation will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Negative Covenants:	The following negative covenants, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary exceptions and qualifications (consistent with the Documentation Precedent) and others to be agreed upon:

1.	Limitation on dispositions of assets.

2.	Limitation on mergers and acquisitions.

3.	Limitation on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt, it being understood that such limitations will be more restrictive until the Total Net Leverage Ratio is less than 3.00 to 1.00.

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4.	Limitation on indebtedness (including guarantees and other contingent obligations) and preferred stock, it being understood that additional unsecured indebtedness may be incurred in an aggregate principal amount that would not cause the pro forma Total Net Leverage Ratio (to be defined as the ratio of total funded debt outstanding (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA) (“Total Net Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma Total Net Leverage Ratio in effect on the Closing Date.

5.	Limitation on loans and investments.

6.	Limitation on liens and further negative pledges.

7.	Limitation on transactions with affiliates.

8.	Limitation on sale/leaseback transactions.

9.	Limitation on changes in the business of the Borrower and its subsidiaries.

10.	Limitation on restrictions on ability of subsidiaries to pay dividends or make distributions.

11.	Limitation on changes to fiscal year.

12.	Limitation on modifications to subordinated debt documents.

13.	Limitation on material modifications to the MLSA, lease and other arrangements entered into in connection with the lease structure.

EBITDA shall be defined in a manner consistent with the Documentation Precedent.

All ratios and calculations shall be measured on a Pro Forma Basis (to be defined in a manner consistent with the Documentation Precedent, and including the annualized effect of addbacks in the definition of EBITDA).

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With respect to basket amounts, covenant thresholds and similar levels in the Senior Facilities Documentation provisions with respect to debt and lien capacity that are tied to dollar amounts, such amounts, thresholds and levels will be based on the corresponding dollar amounts that are set forth in the CERP Credit Agreement, in each case as adjusted pursuant to the agreement of the parties, including to reflect the pro forma capital structure of the Borrower and the relative size and EBITDA of the Borrower (such amounts as adjusted, the “Basket Adjustments”).

Financial Covenant:	First Lien Term Facility: None.

Events of Default:	The following (subject to customary and other thresholds and grace periods to be agreed upon, consistent with the Documentation Precedent, and applicable to the Borrower and its restricted subsidiaries), among others, if any, to be negotiated in the Senior Facilities Documentation: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration to material indebtedness; bankruptcy and similar events; material judgments; ERISA events; invalidity of the Guarantees or any security document, in each case, representing a material portion of the Guarantees or the Collateral; and Change of Control (to be defined in a manner consistent with the Documentation Precedent).

Unrestricted Subsidiaries:	The Senior Facilities Documentation will contain provisions pursuant to which, subject to limitations consistent with the Documentation Precedent, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the Senior Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial ratios contained in the Senior Facilities Documentation on terms consistent with the Documentation Precedent.

Voting:	Usual for facilities and transactions of this type and consistent with the Documentation Precedent; provided that the Borrower and its affiliates, including the Sponsors, shall not have voting rights with respect to loans and commitments held by them.

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Cost and Yield Protection:	Usual for facilities and transactions of this type, consistent with the Documentation Precedent.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments under the Senior Facilities with the consent of the Borrower (not to be unreasonably withheld or delayed, but which consent under the First Lien Term Facility shall be deemed granted if the Borrower fails to respond to a request for consent by a Lender within ten business days of such request being made); provided, that such consent of the Borrower shall not be required (i) if such assignment is made, in the case of the First Lien Term Facility, to another Lender under the First Lien Term Facility or an affiliate or approved fund of a Lender under the First Lien Term Facility or (ii) after the occurrence and during the continuance of an event of default relating to payment default or bankruptcy. All assignments will also require the consent of the Agent (subject to exceptions consistent with the Documentation Precedent) not to be unreasonably withheld or delayed. Each assignment, in the case of the First Lien Term Facility, will be in an amount of an integral multiple of $1,000,000. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation and will not be required to be pro rata between the Senior Facilities.

The Lenders will be permitted to sell participations in loans subject to the restrictions set forth herein and consistent with the Documentation Precedent. Voting rights of participants shall (i) be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral and (ii) for clarification purposes, not include the right to vote on waivers of defaults or events of default.

Notwithstanding the foregoing, assignments (and, to the extent such list is made available to all Lenders, participations) shall not be permitted to ineligible institutions identified to the Agent on or prior to the Closing Date and,

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with the consent of the Agent, thereafter; provided that the Agent shall not be held liable or responsible for any monitoring or enforcing of the foregoing.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions consistent with the Documentation Precedent.

Assignments to the Sponsors and their respective affiliates (other than the Borrower and its subsidiaries) (each, an “Affiliated Lender”) shall be permitted subject to customary restrictions consistent with the Documentation Precedent.

Non-Pro Rata Repurchases:	The Borrower and its subsidiaries may purchase from any Lender (other than the Borrower or any of its affiliates, including the Sponsors), at individually negotiated prices, outstanding principal amounts or commitments under the First Lien Term Facility in a non-pro rata manner; provided that (i) the purchaser shall make a representation to the seller at the time of assignment that it does not possess material non-public information with respect to the Borrower and its subsidiaries that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information), (ii) any commitments or loans so repurchased shall be immediately cancelled and (iii) no default or event of default exists or would result therefrom.

Expenses and Indemnification:	Consistent with the Documentation Precedent.

Regulatory Matters:	Customary for facilities of this type and consistent with the Documentation Precedent.

Governing Law and Forum:	New York.

Counsel to Agent/Collateral Agent:	[ ].

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New First Lien OpCo Debt

$[            ] First Lien Notes

Summary of Principal Terms1

Issuer:	[Caesars Entertainment Operating Company, Inc.][2], in its capacity as the issuer of the First Lien Notes (the “Issuer”).

Issue:	The First Lien Notes in an amount set forth in the Restructuring Term Sheet will be issued under and have the benefit of an indenture and security documentation typical and customary in the case of first lien senior secured notes issued pursuant to an exit financing, taking into consideration (i) the indenture for the first-priority senior secured notes issued on October 11, 2013 by Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Atlantic City Holding, Inc., Harrah’s Las Vegas, LLC, Harrah’s Laughlin, LLC, Flamingo Las Vegas Holding, LLC, Paris Las Vegas Holding, LLC, Rio Properties, LLC (the “CERP First Lien Indenture”) and (ii) the operating lease structure of the Issuer and its subsidiaries, and otherwise be reasonably satisfactory to the Issuer and the Requisite Consenting Creditors (the “Documentation Precedent”); provided that, in the case of provisions setting forth the debt and lien capacity, the indenture shall be based on and consistent with the CERP First Lien Indenture, as modified to reflect the terms set forth herein.

In accordance with the Restructuring Term Sheet, the Issuer shall use its commercially reasonable efforts to syndicate the First Lien Notes to the market at or below the interest rates set forth herein and, to the extent so syndicated, the cash proceeds will be used to increase the cash payments to the First Lien Noteholders pursuant to the terms of the Restructuring Term Sheet.

Purpose:	On the Closing Date, the First Lien Notes will be issued to each First Lien Noteholder in accordance with the Restructuring Term Sheet.

Maturity:	The First Lien Notes will mature on the date that is six (6) years after the Closing Date.

Interest Rate:	LIBOR + 4.0% per annum, with a 1.0% LIBOR floor.

1	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”), or in the New First Lien OpCo Debt Term Sheet attached thereto.
2	NTD: Assumes CEOC is the operating company in the new REIT structure.

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Default Rate:	With respect to overdue principal (whether at stated maturity, upon acceleration or otherwise), the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Ranking:	The First Lien Notes will constitute senior first-priority secured indebtedness of the Issuer, and will rank pari passu in all respects, including in right of payment with all obligations under the Senior Facilities (the “Credit Agreement”) and all other first lien senior indebtedness of the Issuer.

Guarantees:	The First Lien Notes and all obligations under the indenture related thereto will be unconditionally guaranteed by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Issuer (the “Note Guarantors”), subject to exceptions consistent with the Documentation Precedent and others, if any, to be agreed upon, on a senior first-priority secured basis (the “Note Guarantees”). The Note Guarantees will rank pari passu in all respects, including in right of payment, with all obligations under the Credit Agreement and all other senior indebtedness of the Note Guarantors. The Note Guarantees will be guarantees of payment and performance and not of collection.

Security:	Subject to the limitations set forth below and limitations consistent with the Documentation Precedent, the First Lien Notes and the Note Guarantees will be secured by a first-priority security interest in substantially all the owned material assets of the Issuer and each Note Guarantor, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests directly held by the Issuer or any Note Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary) (b) a lien on cash, deposit accounts and securities accounts, and (c) perfected first-priority security interests in, and mortgages on, substantially all owned tangible and intangible assets of the Issuer and each Note Guarantor (including, but not limited to, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property and real property) except for (v) real property with a fair market value less than $15.0 million and leaseholds, (w) vehicles, (x) those assets as to which the Issuer and Collateral Agent shall reasonably determine that the costs or other

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consequences of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (y) assets to which the granting or perfecting such security interest would violate any applicable law (including gaming laws and regulations) or contract (and with regard to which contract the counterparty thereto requires such prohibition as a condition to entering into such contract, such contract has been entered into in the ordinary course of business, such restriction is consistent with industry custom and consent has been requested and not received), and (z) other exceptions consistent with the Documentation Precedent; and provided that the pledge of equity interests and other securities will be subject to customary Rule 3-16 cut-back provisions. There shall be neither lockbox arrangements nor any control agreements relating to the Issuer’s and its subsidiaries’ bank accounts or securities accounts.

All of the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with the Documentation Precedent.

The indenture for the First Lien Notes will provide that none of the Collateral Agent, First Lien Noteholders or Trustee will be permitted to terminate Caesars Entertainment Corporation or any of its subsidiaries or affiliates as manager of any of the PropCo facilities without the prior written consent of PropCo.

The relative rights and priorities in the Collateral for each of the Credit Agreement and the First Lien Notes will be set forth in the First Lien Intercreditor Agreement, as between the administrative agent for the Credit Agreement, on the one hand, and the trustee for the First Lien Notes, on the other hand, which intercreditor agreement shall provide that the indebtedness outstanding under the Credit Agreement and the First Lien Notes vote together as one class and are pari passu in all respects, including in respect of directing the collateral agent thereunder.

The relative rights and priorities in the Collateral for each of the Credit Agreement, the First Lien Notes and the Second Lien Notes will be set forth in the First Lien/Second Lien Intercreditor Agreement, as between the collateral agent for the Credit Agreement and the First Lien Notes, on the one hand, and the collateral agent for the Second Lien Notes, on the other hand.

Mandatory Redemption:	None.

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Optional Redemption:	Prior to the first anniversary of the Closing Date, the Issuer may redeem the Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the first anniversary of the Closing Date plus 50 basis points.

Prior to the first anniversary of the Closing Date, the Issuer may redeem up to 35% of the Notes in an amount equal to the amount of proceeds from an equity offering at a price equal to par plus the coupon on such Notes.

After the first anniversary of the Closing Date, the Notes will be callable at par plus accrued interest plus a premium equal to 3.00%, which premium shall decline to 2.00% on the second anniversary of the Closing Date, to 1.00% on the first anniversary of the Closing Date and to zero on the fourth anniversary of the Closing Date.

All redemptions shall be made on a pro rata basis among the First Lien Notes.

Offer to Repurchase with Proceeds of Debt Issuance:	The Issuer will be required to make an offer to repurchase the First Lien Notes at par in an amount equal to the First Lien Noteholders’ pro rata share (to be defined as the ratio of funded debt outstanding that consists of the First Loan Notes to the sum of the total funded debt outstanding that consists of the First Lien Notes and the First Lien Term Facility) of 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Issuer and its subsidiaries (other than debt permitted to be incurred under the indenture governing the First Lien Notes unless otherwise provided as a condition to the incurrence thereof).

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the First Lien Notes at par in an amount equal to the First Lien Noteholders’ pro rata share (to be defined as the ratio of funded debt outstanding that consists of the First Loan Notes to the sum of the total funded debt outstanding that consists of the First Lien Notes and the First Lien Term Facility) of 100% of the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any Note Guarantor in accordance with the Documentation Precedent to the extent any such proceeds are not otherwise applied in a manner consistent with the Documentation Precedent.

Offer to Repurchase Upon a Change of Control:	The Issuer will be required to make an offer to repurchase the First Lien Notes following the occurrence of a “change of control” (to be defined in a manner consistent with the Documentation Precedent) at a price in cash equal to 101.0% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

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Offer to Repurchase from Excess Cash Flow:	Beginning with the first full fiscal year of the Issuer after the Closing Date, the Issuer will be required to make an offer to repurchase the First Lien Notes at par in an amount equal to the First Lien Noteholders’ pro rata share (to be defined as the ratio of funded debt outstanding that consists of the First Loan Notes to the sum of the total funded debt that consists of the First Lien Notes and First Lien Term Facility) of 50% of Excess Cash Flow (to be defined in a manner consistent with the definition in the Credit Agreement and subject to the same minimum threshold therein) of the Issuer and its restricted subsidiaries (stepping down to 25% if the First Lien Net Leverage Ratio is less than or equal to 2.75 to 1.00 and stepping down to 0% if the First Lien Net Leverage Ratio is less than or equal to 2.25 to 1.00); provided that any voluntary prepayment of Term Loans made during any fiscal year (including Loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments at the time of such prepayment) and voluntary repayment of the First Lien Notes shall be credited against excess cash flow prepayment obligations for such fiscal year (or, at the Borrower’s option, any future year) on a Dollar-for-Dollar basis.

Prepayments from subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the First Lien Notes Documentation to the extent (x) the repatriation of funds to fund such prepayments is prohibited, restricted or delayed by applicable local laws, (y) applied to repay indebtedness of a foreign subsidiary of the Borrower or (z) the repatriation of funds to fund such prepayments would result in material adverse tax consequences.

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with the Documentation Precedent.

Modification:	Customary for high yield debt securities consistent with the Documentation Precedent. Notes held by the Issuer and its affiliates, including the Sponsors, shall not have voting rights.

Registration Rights:	Customary registration rights.

Covenants:	Substantially the same as those in the Documentation Precedent (including in respect of baskets and carveouts to such covenants; provided that such baskets and carveouts shall conform to the corresponding amounts in the Credit Agreement). For the avoidance of doubt, there shall be no financial maintenance covenants.

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1. The provisions limiting indebtedness shall, in addition to carve-outs consistent with the Documentation Precedent, provide that the amount of indebtedness incurred under the “bank basket” will not exceed an amount equal to the sum of (i) the aggregate principal amount of the Credit Agreement (including the accordion provisions thereunder), plus (ii) such additional amount of indebtedness that may be incurred that would not cause the ratio of funded debt (including the debt referred to in clause (i) of this sentence) outstanding that is (A) secured by a first priority lien on the Collateral (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA (the “Net First Lien Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma First Lien Net Leverage Ratio in effect on the Closing Date, (B) secured by junior liens on the Collateral (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA (the “Net Total Secured Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma Net Total Secured Leverage Ratio in effect on the Closing Date and (C) unsecured (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA (the “Net Total Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to 0.25x greater than the pro forma Net Total Leverage Ratio in effect on the Closing Date;[3]

2. The provisions limiting liens shall provide for customary permitted liens consistent with the Documentation Precedent and include (i) the ability to incur first-priority liens on indebtedness to the extent that the pro forma Net First Lien Leverage Ratio is not greater than a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma First Lien Net Leverage Ratio in effect on the Closing Date; (ii) the ability to incur liens junior to the liens securing the First Lien Notes, provided that the indebtedness secured by such junior liens is permitted under the indenture, and (iii) the ability to incur liens on assets of non-Note Guarantor subsidiaries so long as such liens secure obligations of non-Note Guarantor subsidiaries that are otherwise permitted.

3	For the avoidance of doubt, (i) the calculation of the ratios in the OpCo debt document shall exclude Chester Downs (from both debt and EBITDA) and (ii) any Revolving Facility loans outstanding at the time of incurrence of any debt shall be included in the calculation of any Leverage Ratio at the time of such incurrence.

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3. With respect to basket amounts, covenant thresholds and similar levels in the indenture governing the First Lien Notes provisions with respect to debt and lien capacity that are tied to dollar amounts, such amounts, thresholds and levels will be based on the corresponding dollar amounts that are set forth in the CERP First Lien Indenture, in each case as adjusted pursuant to the agreement of the parties, including to reflect the pro forma capital structure of the Issuer and the relative size and EBITDA of the Issuer (such amounts as adjusted, the “Basket Adjustments”).

4. The provisions limiting dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt will be more restrictive until the Net Total Leverage Ratio is less than 3.00 to 1.00.

5. The indenture for the First Lien Notes will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Events of Default:	Customary for high yield debt securities and consistent with the Documentation Precedent.

Governing Law:	New York.

Regulatory Matters:	Consistent with the Documentation Precedent.

Counsel to the Notes Lead Arranger:	[ ].

7

New Second Lien OpCo Debt

$[            ] Second Lien Notes

Summary of Principal Terms1

Issuer:	[Caesars Entertainment Operating Company, Inc.][2], in its capacity as the issuer of the Second Lien Notes (the “Issuer”).

Issue:	The Second Lien Notes in an a amount set forth in the Restructuring Term Sheet will be issued under and have the benefit of an indenture and security documentation typical and customary in the case of second lien senior secured notes issued pursuant to an exit financing, taking into consideration (i) the indenture for the second-priority senior secured notes issued on October 11, 2013 by Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Atlantic City Holding, Inc., Harrah’s Las Vegas, LLC, Harrah’s Laughlin, LLC, Flamingo Las Vegas Holding, LLC, Paris Las Vegas Holding, LLC, Rio Properties, LLC (the “CERP Second Lien Indenture”) and (ii) the operating lease structure of the Issuer and its subsidiaries, and otherwise be reasonably satisfactory to the Issuer and the Requisite Consenting Creditors (the “Documentation Precedent”); provided that, in the case of provisions setting forth the debt and lien capacity, the indenture shall be based on and consistent with the CERP Second Lien Indenture, as modified to reflect the terms set forth herein.

Purpose:	On the Closing Date, the Second Lien Notes will be issued to each First Lien Bank Lender and First Lien Noteholder in accordance with the Restructuring Term Sheet.

Maturity:	The Second Lien Notes will mature on the date that is seven (7) years after the Closing Date.

Interest Rate:	A fixed rate equal to 8.5%.

Ranking:	The Second Lien Notes will constitute senior second-priority secured indebtedness of the Issuer, and will rank pari passu in right of payment with all obligations under the Senior Facilities (the “Credit Agreement”) and all other senior indebtedness (including the First Lien Notes) of the Issuer.

1	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”), or in the New First Lien OpCo Debt Term Sheet attached thereto.
2	NTD: Assumes CEOC is the operating company in the new REIT structure.

1

Guarantees:	The Second Lien Notes and all obligations under the indenture related thereto will be unconditionally guaranteed by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Issuer that guarantees the Credit Agreement or the First Lien Notes (the “Note Guarantors”), subject to exceptions consistent with the Documentation Precedent and others, if any, to be agreed upon, on a senior second-priority secured basis (the “Note Guarantees”). The Note Guarantees will rank pari passu in right of payment with all obligations under the Credit Agreement and all other senior indebtedness of the Note Guarantors. The Note Guarantees will be automatically released upon release of the corresponding guarantees of the Credit Agreement and the First Lien Notes; provided that such released guarantees shall be reinstated if such released guarantors thereof are required to subsequently guarantee the Credit Agreement or the First Lien Notes. The Note Guarantees will be guarantees of payment and performance and not of collection.

Security:	Subject to the limitations set forth below and limitations consistent with the Documentation Precedent, the Second Lien Notes and the Note Guarantees will be secured by a second-priority security interest in those assets of the Issuer and the Note Guarantors that secure the First Lien Notes (the “Collateral”), provided that (i) assets securing the Second Lien Notes shall not include property excluded from the Collateral securing the First Lien Notes and (ii) the pledge of equity interests and other securities will be subject to customary Rule 3-16 cut-back provisions.

The relative rights and priorities in the Collateral for each of the Credit Agreement, the First Lien Notes and the Second Lien Notes will be set forth in the First Lien/Second Lien Intercreditor Agreement as between the collateral agent for the Credit Agreement and the First Lien Notes, on the one hand, and the collateral agent for the Second Lien Notes, on the other hand.

The indenture for the Second Lien Notes will provide that none of the Collateral Agent, note holders or Trustee will be permitted to terminate Caesars Entertainment Corporation or any of its subsidiaries or affiliates as manager of any of the PropCo facilities without the prior written consent of PropCo.

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Mandatory Redemption:	None.

Optional Redemption:	Prior to the first anniversary of the Closing Date, the Issuer may redeem the Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the first anniversary of the Closing Date plus 50 basis points.

Prior to the first anniversary of the Closing Date, the Issuer may redeem up to 35% of the Notes in an amount equal to the amount of proceeds from an equity offering at a price equal to par plus the coupon on such Notes.

After the first anniversary of the Closing Date, the Notes will be callable at par plus accrued interest plus a premium equal to 3.00%, which premium shall decline to 2.00% on the second anniversary of the Closing Date, to 1.00% on the first anniversary of the Closing Date and to zero on the fourth anniversary of the Closing Date.

All redemptions shall be made on a pro rata basis among the Notes.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Second Lien Notes at par with the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any Note Guarantor in accordance with the Documentation Precedent to the extent any such proceeds are not otherwise applied in a manner consistent with the Documentation Precedent.

Offer to Repurchase Upon a Change of Control:	The Issuer will be required to make an offer to repurchase the Second Lien Notes following the occurrence of a “change of control” (to be defined in a manner consistent with the Documentation Precedent) at a price in cash equal to 101.0% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with the Documentation Precedent.

Modification:	Customary for high yield debt securities consistent with the Documentation Precedent. Notes held by the Issuer and its affiliates, including the Sponsors, shall not have voting rights.

Registration Rights:	Customary registration rights.

Covenants:	Substantially the same as those in the Documentation Precedent (including in respect of baskets and carveouts to such

3

covenants); provided, that such covenants shall in no event be more restrictive than the corresponding covenant in the First Lien Notes. For the avoidance of doubt, there shall be no financial maintenance covenants.

1. The provisions limiting indebtedness shall, in addition to carve-outs consistent with the Documentation Precedent, provide that the amount of indebtedness incurred under the “bank basket” will not exceed an amount equal to the sum of (i) the aggregate principal amount of the Credit Agreement (including the accordion provisions thereunder), plus (ii) such additional amount of indebtedness that may be incurred that would not cause the ratio of funded debt outstanding that is (A) secured by a first priority lien on the Collateral (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA (the “Net First Lien Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma First Lien Net Leverage Ratio in effect on the Closing Date, (B) secured by junior liens on the Collateral (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA (the “Net Total Secured Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma Net Total Secured Leverage Ratio in effect on the Closing Date and (C) unsecured (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA (the “Net Total Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to 0.25x greater than the pro forma Net Total Leverage Ratio in effect on the Closing Date.[3]

2. The provisions limiting liens shall provide for customary permitted liens consistent with the Documentation Precedent and include (i) the ability to incur (x) first-priority liens on indebtedness to the extent that the pro forma Net First Lien Leverage Ratio is not greater than a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma Net First Lien Leverage Ratio in effect on the Closing Date and (y) pari passu liens on indebtedness so long as such liens are subject to the First Lien/Second Intercreditor Agreement or another intercreditor agreement that is not materially less favorable to the holders than the First

3

For the avoidance of doubt, (i) the calculation of the ratios in the OpCo debt document shall exclude Chester Downs (from both debt and EBITDA) and (ii) any Revolving Facility loans outstanding at the time of incurrence of any debt shall be included in the calculation of any Leverage Ratio at the time of such incurrence.

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Lien/Second Lien Intercreditor Agreement and such indebtedness is permitted under the indenture; (ii) the ability to incur liens junior to the liens securing the Second Lien Notes, provided that the indebtedness secured by such junior liens is permitted under the indenture and (iii) the ability to incur liens on assets of non-Note Guarantor subsidiaries so long as such liens secure obligations of non-Note Guarantor subsidiaries that are otherwise permitted.

3. With respect to basket amounts, covenant thresholds and similar levels in the indenture governing the Second Lien Notes provisions with respect to debt and lien capacity that are tied to dollar amounts, such amounts, thresholds and levels will be based on the corresponding dollar amounts that are set forth in the CERP Second Lien Indenture, in each case as adjusted pursuant to the agreement of the parties, including to reflect the pro forma capital structure of the Issuer and the relative size and EBITDA of the Issuer (such amounts as adjusted, the “Basket Adjustments”)

4. The provisions limiting dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt will be more restrictive until the Net Total Leverage Ratio is less than 3.00 to 1.00.

5. The indenture for the Second Lien Notes will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Events of Default:	Customary for high yield debt securities and consistent with the Documentation Precedent.

Governing Law:	New York.

Regulatory Matters:	Consistent with the Documentation Precedent.

Counsel to the Notes Lead Arranger:	[ ].

5

New First Lien PropCo Debt

$[            ] Term Facility

Summary of Principal Terms1

Borrower:	[REIT PropCo] (the “Borrower”).

Agent/Collateral Agent:	[ ] will act as sole administrative agent for the Senior Facilities (in such capacity and together with its permitted successors and assigns, the “Agent”), and will perform the duties customarily associated with such role.

[ ] will act as collateral agent for the Senior Facilities (in such capacity, the “Collateral Agent”) and will perform the duties customarily associated with such role.

The Agent and Collateral Agent shall each be acceptable to the First Lien Bank Lenders and First Lien Noteholders.

Facilities:	(A)

a senior secured term loan facility in an aggregate principal amount set forth in the Restructuring Term Sheet (the “First Lien Term Facility” and loans thereunder, the “Term Loans”), which will be issued to each First Lien Bank Lender in accordance with the Restructuring Term Sheet (in such capacity, the “Lenders”).

(B)	at the Borrower’s option, a senior secured revolving credit facility in an aggregate principal amount not to exceed an amount to be agreed (and acceptable to the Requisite Consenting Creditors) (the “Revolving Facility” and, together with the First Lien Term Facility, the “Senior Facilities”), to be provided by the First Lien Bank Lenders or such other financial institutions to become Lenders under the Senior Facilities, a portion of which will be available through a subfacility in the form of letters of credit.

Definitive Documentation:	The definitive documentation for the Senior Facilities (the “Senior Facilities Documentation”) shall, except as otherwise set forth herein, be based on financing and security documentation typical and customary for exit financings, taking into consideration (i) the First Lien Credit Agreement, dated as of October 11, 2013, among Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort

1	All capitalized terms used but not defined herein shall have the meaning assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”).

1

Properties Finance, Inc., Harrah’s Las Vegas, LLC, Harrah’s Atlantic City Holding, Inc., Rio Properties, LLC, Flamingo Las Vegas Holding, LLC, Harrah’s Laughlin, LLC and Paris Las Vegas Holding, LLC, as borrowers, the lenders party thereto and Citicorp North America, Inc., as administrative agent, and (ii) the operating lease structure and the REIT structure of the Borrower and its subsidiaries, and otherwise be reasonably satisfactory to the Borrower and the Requisite Consenting Creditors (the “Documentation Precedent”).

Incremental Facilities:	The Borrower will be permitted after the Closing Date to add additional revolving or term loan credit facilities (the “Incremental Facilities”) on terms consistent with Documentation Precedent.

Purpose:	On the Closing Date, the Term Loan will be issued to each First Lien Bank Lender in accordance with the Restructuring Term Sheet.

Availability:	The full amount of the First Lien Term Facility will be issued on the Closing Date. Amounts under the First Lien Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates:	LIBOR + 3.5% per annum, with a 1.0% LIBOR floor.

Default Rate:	With respect to principal (whether at stated maturity, upon acceleration or otherwise), the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Final Maturity and Amortization:	The First Lien Term Facility will mature on the date that is five (5) years after the Closing Date, and, commencing with the second full fiscal quarter ended after the Closing Date, will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the First Lien Term Facility with the balance payable on the maturity date of the First Lien Term Facility.

Guarantees:	All obligations of the Borrower under the Senior Facilities and, at the option of the Borrower, under any interest rate protection or other hedging arrangements entered into with the Agent, an entity that is a Lender or agent at the time of such transaction (or on the Closing Date, if applicable), or any affiliate of any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person

2

(“Cash Management Arrangements”), will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Borrower (the “Subsidiary Guarantors”), subject to exceptions consistent with the Documentation Precedent and others, if any, to be agreed upon. The Guarantees will be guarantees of payment and performance and not of collection.

Security:	Subject to exceptions described below and other exceptions to be agreed upon, the Senior Facilities, the Guarantees, any Hedging Arrangements and any Cash Management Arrangements will be secured on a first-priority basis by substantially all the owned material assets of the Borrower and each Subsidiary Guarantor, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests directly held by the Borrower or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary), (b) a perfected first priority lien on cash, deposit accounts and securities accounts, and (c) perfected first-priority security interests in, and mortgages on, substantially all owned tangible and intangible assets of the Borrower and each Subsidiary Guarantor (including, but not limited to, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property and real property (including assignment of rents)) except for (v) real property with a fair market value less than $15.0 million and leaseholds, (w) vehicles, (x) those assets as to which the Borrower, Agent and Collateral Agent shall reasonably determine that the costs or other consequences of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (y) assets to which the granting or perfecting such security interest would violate any applicable law (including gaming laws and regulations) or contract (and with regard to which contract such counterparty thereto requires such prohibition as a condition to entering into such contract, such contract has been entered into in the ordinary course of business, such restriction is consistent with industry custom and consent has been requested and not received) and (z) other exceptions consistent with the Documentation Precedent. For the avoidance of doubt, lockbox arrangements and control agreements relating to the Borrower’s and its subsidiaries’ bank accounts and securities accounts will be

3

required to be delivered at closing. The operating lease with [Caesars Entertainment Operating Company, Inc.] shall be subject to a customary subordination and non-disturbance agreement as provided in the Lease Term Sheet attached to the Restructuring Support Agreement.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation consistent with the Documentation Precedent.

The relative rights and priorities in the Collateral for each of the Credit Agreement and the First Lien Notes will be set forth in a customary intercreditor agreement between the administrative agent for the Credit Agreement, on the one hand, and the trustee for the First Lien Notes, on the other hand, except that such intercreditor agreement shall provide that the indebtedness outstanding under the Credit Agreement and the First Lien Notes vote together as one class and are pari passu in all respects, including in respect of directing the collateral agent thereunder (the “First Lien Intercreditor Agreement”).

The relative rights and priorities in the Collateral for each of the Credit Agreement, the First Lien Notes and the Second Lien Notes will be set forth in a customary intercreditor agreement between the collateral agent for the Credit Agreement and the First Lien Notes, on the one hand, and the collateral agent for the Second Lien Notes, on the other hand (the “First Lien/Second Lien Intercreditor Agreement”).

Mandatory Prepayments:	Customary asset sale mandatory prepayments and Excess Cash Flow mandatory prepayments (commencing with the first full fiscal year of the Borrower after the Closing Date, and subject to a minimum threshold to be agreed), on terms and definitions consistent with Documentation Precedent, with Excess Cash Flow to be calculated for these purposes after any Mandatory REIT Distributions. Excess Cash Flow payments will be made ratably between the Term Loans and the First Lien Notes (and ratably among the Lenders and holders of the First Lien Notes).

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the commitments under the Senior Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to the following paragraph and subject to reimbursement of the Lenders’ redeployment costs

4

in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the First Lien Term Facility will be applied pro rata to the Term Loan (and pro rata among the Lenders) and to the remaining amortization payments under the First Lien Term Facility in such order as the Borrower may direct.

Voluntary Prepayments of the Term Loans made prior to the four year anniversary of the Closing Date will be subject to a prepayment premium, as follows:

•	First year following Closing Date: customary “make-whole” premium (T+50)

•	Second year following Closing Date: 3%

•	Third year following Closing Date: 2%

•	Fourth year following Closing Date: 1%

•	Fourth year anniversary and thereafter: par

Representations and Warranties:	The following representations and warranties, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries, subject to customary and other exceptions and qualifications to be agreed upon, consistent with the Documentation Precedent): organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information in all material respects; projections; no material adverse change since the Closing Date; absence of litigation; compliance with laws (including PATRIOT Act, OFAC, FCPA, ERISA, margin regulations, environmental laws and laws with respect to sanctioned persons); payment of taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; Closing Date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Collateral; intellectual property; treatment as designated senior debt under subordinated debt documents (if any); use of proceeds; and insurance.

Affirmative Covenants:

The following affirmative covenants, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary (consistent with the Documentation Precedent) and other baskets, exceptions and qualifications to be agreed upon: maintenance of corporate

5

existence and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern) (other than solely with respect to, or resulting solely from an upcoming maturity date under any series of indebtedness occurring within one year from the time such opinion is delivered) (with extended time periods to be agreed for delivery of the first annual and certain quarterly financial statements to be delivered after the Closing Date) and an annual budget (it being understood that the public REIT reporting that includes the Borrower shall satisfy the Borrower’s reporting obligations so long as it includes a consolidating income statement and balance sheet for the Borrower); delivery of notices of default and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain ratings (but not a specific rating); compliance with laws; inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; and payment of taxes.

Negative Covenants:	The following negative covenants, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary exceptions and qualifications (consistent with the Documentation Precedent) and others to be agreed upon:

1.	Limitation on dispositions of assets.

2.	Limitation on mergers and acquisitions.

3.	Limitations on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt; provided, that, any distributions required to be made to distribute 100% of REIT taxable income or satisfy any REIT-related requirements shall be permitted (such distributions, the “Mandatory REIT Distributions”).

6

4.	Limitation on indebtedness (including guarantees and other contingent obligations) and preferred stock.

5.	Limitation on loans and investments.

6.	Limitation on liens and further negative pledges.

7.	Limitation on transactions with affiliates.

8.	Limitation on sale/leaseback transactions.

9.	Limitation on changes in the business of the Borrower and its subsidiaries.

10.	Limitation on restrictions on ability of subsidiaries to pay dividends or make distributions.

11.	Limitation on changes to fiscal year.

12.	Limitation on modifications to subordinated debt documents.

13.	Limitation on material modifications to the MLSA, lease and other arrangements entered into in connection with the lease structure.

EBITDA shall be defined in a manner consistent with the Documentation Precedent.

All ratios and calculations shall be measured on a Pro Forma Basis (to be defined in a manner consistent with the Documentation Precedent, and including the annualized effect of addbacks in the definition of EBITDA).

The Senior Facilities Documentation will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Financial Covenant:	First Lien Term Facility: None.

Events of Default:

The following (subject to customary and other thresholds and grace periods to be agreed upon, consistent with the Documentation Precedent, and applicable to the Borrower and its restricted subsidiaries), among others, if any, to be negotiated in the Senior Facilities Documentation:

7

nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration to material indebtedness; bankruptcy and similar events; material judgments; ERISA events; invalidity of the Guarantees or any security document, in each case, representing a material portion of the Guarantees or the Collateral; and Change of Control (to be defined in a manner consistent with the Documentation Precedent).

Unrestricted Subsidiaries:	The Senior Facilities Documentation will contain provisions pursuant to which, subject to limitations consistent with the Documentation Precedent, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the Senior Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial ratios contained in the Senior Facilities Documentation on terms consistent with the Documentation Precedent. In addition, [CPLV Sub] shall constitute an unrestricted subsidiary of the Borrower on the Closing Date.

Voting:	Usual for facilities and transactions of this type and consistent with the Documentation Precedent; provided that the Borrower and its affiliates, including the Sponsors, shall not have voting rights with respect to loans and commitments held by them.

Cost and Yield Protection:	Usual for facilities and transactions of this type, consistent with the Documentation Precedent.

Assignments and Participations:	Customary assignment provisions consistent with the Documentation Precedent.

Non-Pro Rata Repurchases:

The Borrower and its subsidiaries may purchase from any Lender (other than the Borrower or any of its affiliates, including the Sponsors), at individually negotiated prices, outstanding principal amounts or commitments under the First Lien Term Facility in a non-pro rata manner; provided that (i) the purchaser shall make a representation to the seller at the time of assignment that it does not possess material non-public information with respect to the Borrower and its

8

subsidiaries that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information), (ii) any commitments or loans so repurchased shall be immediately cancelled and (iii) no default or event of default exists or would result therefrom.

Expenses and Indemnification:	Consistent with the Documentation Precedent.

Regulatory Matters:	Customary for facilities of this type and consistent with the Documentation Precedent.

Governing Law and Forum:	New York.

Counsel to Agent/Collateral Agent:	[ ].

9

New First Lien PropCo Debt

$[            ] First Lien Notes

Summary of Principal Terms1

Issuer:	[REIT PropCo], in its capacity as the issuer of the First Lien Notes (the “Issuer”).

Issue:	The First Lien Notes in an amount set forth in the Restructuring Term Sheet will be issued under and have the benefit of an indenture and security documentation typical and customary in the case of first lien senior secured notes issued pursuant to an exit financing, taking into consideration (i) the indenture for the first-priority senior secured notes issued on October 11, 2013 by Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Atlantic City Holding, Inc., Harrah’s Las Vegas, LLC, Harrah’s Laughlin, LLC, Flamingo Las Vegas Holding, LLC, Paris Las Vegas Holding, LLC, Rio Properties, LLC and (ii) the operating lease structure and the REIT structure of the Issuer and its subsidiaries, and otherwise be reasonably satisfactory to the Issuer and the Requisite Consenting Creditors (the “Documentation Precedent”).

Purpose:	On the Closing Date, the First Lien Notes will be issued to each First Lien Noteholder in accordance with the Restructuring Term Sheet.

Maturity:	The First Lien Notes will mature on the date that is five (5) years after the Closing Date.

Interest Rate:	LIBOR + 3.5% per annum, with a 1.0% LIBOR floor.

Default Rate:	With respect to principal (whether at stated maturity, upon acceleration or otherwise), the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Ranking:	The First Lien Notes will constitute senior first-priority secured indebtedness of the Issuer, and will rank pari passu in all respects, including in right of payment, with all obligations under the Senior Facilities (the “Credit Agreement”) and all other first lien senior indebtedness of the Issuer.

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All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”), or in the New First Lien PropCo Debt Term Sheet attached thereto.

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Guarantees:	The First Lien Notes and all obligations under the indenture related thereto will be unconditionally guaranteed by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Issuer (the “Note Guarantors”), subject to exceptions consistent with the Documentation Precedent and others, if any, to be agreed upon, on a senior first-priority secured basis (the “Note Guarantees”). The Note Guarantees will rank pari passu in all respects, including in right of payment, with all obligations under the Credit Agreement and all other senior indebtedness of the Note Guarantors. The Note Guarantees will be guarantees of payment and performance and not of collection.

Security:	Subject to the limitations set forth below and limitations consistent with the Documentation Precedent, the First Lien Notes and the Note Guarantees will be secured by a first-priority security interest in substantially all the owned material assets of the Issuer and each Note Guarantor, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests directly held by the Issuer or any Note Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary) (b) a perfected first priority lien on cash, deposit accounts and securities accounts, and (c) perfected first-priority security interests in, and mortgages on, substantially all owned tangible and intangible assets of the Issuer and each Note Guarantor (including, but not limited to, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property and real property (including an assignment of rents)) except for (v) real property with a fair market value less than $15.0 million and leaseholds, (w) vehicles, (x) those assets as to which the Issuer and Collateral Agent shall reasonably determine that the costs or other consequences of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (y) assets to which the granting or perfecting such security interest would violate any applicable law (including gaming laws and regulations) or contract (and with regard to which contract the counterparty thereto requires such prohibition as a condition to entering into such contract, such contract has been entered into in the ordinary course of business, such restriction is consistent with industry custom and consent has been requested and not received), and (z) other exceptions

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consistent with the Documentation Precedent; and provided that the pledge of equity interests and other securities will be subject to customary Rule 3-16 cut-back provisions. For avoidance of doubt, lockbox arrangements and control agreements relating to the Issuer’s and its subsidiaries’ bank accounts and securities accounts will be required to be delivered at closing. The operating lease with [Caesars Entertainment Operating Company, Inc.] shall be subject to a customary subordination and non-disturbance agreement as provided in the Lease Term Sheet attached to the Restructuring Support Agreement.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with the Documentation Precedent.

The relative rights and priorities in the Collateral for each of the Credit Agreement and the First Lien Notes will be set forth in the First Lien Intercreditor Agreement, as between the administrative agent for the Credit Agreement, on the one hand, and the trustee for the First Lien Notes, on the other hand, which intercreditor agreement shall provide that the indebtedness outstanding under the Credit Agreement and the First Lien Notes vote together as one class and are pari passu in all respects, including in respect of directing the collateral agent thereunder.

The relative rights and priorities in the Collateral for each of the Credit Agreement, the First Lien Notes and the Second Lien Notes will be set forth in the First Lien/Second Lien Intercreditor Agreement, as between the collateral agent for the Credit Agreement and the First Lien Notes, on the one hand, and the collateral agent for the Second Lien Notes, on the other hand.

Mandatory Redemption:	None.

Optional Redemption:	Prior to the first anniversary of the Closing Date, the Issuer may redeem the Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the first anniversary of the Closing Date plus 50 basis points.

Prior to the first anniversary of the Closing Date, the Issuer may redeem up to 35% of the Notes in an amount equal to the amount of proceeds from an equity offering at a price equal to par plus the coupon on such Notes.

After the first anniversary of the Closing Date, the Notes will be callable at par plus accrued interest plus a premium equal to

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3.0%, which premium shall decline to 2.0% on the second anniversary of the Closing Date, to 1.0% on the third anniversary of the Closing Date and to zero on the fourth anniversary of the Closing Date.

All redemptions shall be made on a pro rata basis among the Notes.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the First Lien Notes at par with the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any Note Guarantor in accordance with the Documentation Precedent to the extent any such proceeds are not otherwise applied in a manner consistent with the Documentation Precedent.

Offer to Repurchase with Proceeds of Debt Issuance:	The Issuer will be required to make an offer to repurchase the First Lien Notes at par in an amount equal to the First Lien Noteholders’ pro rata share (to be defined as the ratio of funded debt outstanding that consists of the First Loan Notes to the sum of the total funded debt that consists of the First Lien Notes and First Lien Term Facility) of 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Issuer and its subsidiaries (other than debt permitted to be incurred under the indenture governing the First Lien Notes unless otherwise provided as a condition to the incurrence thereof).

Offer to Repurchase Upon a Change of Control:	The Issuer will be required to make an offer to repurchase the First Lien Notes following the occurrence of a “change of control” (to be defined in a manner consistent with the Documentation Precedent) at a price in cash equal to 101.0% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Offer to Purchase from Excess Cash Flow:	Beginning with the first full fiscal year of the Issuer after the Closing Date, the Issuer will be required to make an offer to repurchase the First Lien Notes at par in an amount equal to the First Lien Noteholders’ pro rata share (to be defined as the ratio of funded debt outstanding that consists of the First Loan Notes to the sum of the total funded debt that consists of the First Lien Notes and First Lien Term Facility) of Excess Cash Flow (to be defined in a manner consistent with the Credit Agreement and subject to the same minimum threshold therein) of the Issuer and its restricted subsidiaries.

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with the Documentation Precedent.

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Modification:	Customary for high yield debt securities consistent with the Documentation Precedent. Notes held by the Issuer and its affiliates, including the Sponsors, shall not have voting rights.

Registration Rights:	Customary registration rights.

Covenants:	Substantially the same as those in the Documentation Precedent (including in respect of baskets and carveouts to such covenants; provided, that such baskets and covenants shall conform to the corresponding amounts in the Credit Agreement (including with respect to the Mandatory REIT Distributions)). For the avoidance of doubt, there shall be no financial maintenance covenants.

[CPLV Sub] shall constitute an unrestricted subsidiary of the Issuer on the Closing Date.

The provisions limiting dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt shall be subject to only those very limited carveouts that shall be agreed to by the Issuer and the Requisite Consenting Creditors, but shall in any event permit the Mandatory REIT Distributions.

The indenture for the First Lien Notes will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Events of Default:	Customary for high yield debt securities and consistent with the Documentation Precedent.

Governing Law:	New York.

Regulatory Matters:	Consistent with the Documentation Precedent.

Counsel to the Notes Lead Arranger:	[ ].

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New Second Lien PropCo Debt

$[            ] Second Lien Notes

Summary of Principal Terms1

Issuer:	[REIT PropCo], in its capacity as the issuer of the Second Lien Notes (the “Issuer”).

Issue:	The Second Lien Notes in an amount set forth in the Restructuring Term Sheet will be issued under and have the benefit of an indenture and security documentation typical and customary in the case of second lien senior secured notes issued pursuant to an exit financing, taking into consideration (i) the indenture for the second-priority senior secured notes issued on October 11, 2013 by Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Atlantic City Holding, Inc., Harrah’s Las Vegas, LLC, Harrah’s Laughlin, LLC, Flamingo Las Vegas Holding, LLC, Paris Las Vegas Holding, LLC, Rio Properties, LLC and (ii) the operating lease structure and the REIT structure of the Issuer and its subsidiaries, and otherwise be reasonably satisfactory to the Issuer and the Requisite Consenting Creditors (the “Documentation Precedent”).

Purpose:	On the Closing Date, the Second Lien Notes will be issued to each First Lien Noteholder in accordance with the Restructuring Term Sheet.

Maturity:	The Second Lien Notes will mature on the date that is six (6) years after the Closing Date.

Interest Rate:	A fixed rate equal to 8.0%.

Ranking:	The Second Lien Notes will constitute senior second-priority secured indebtedness of the Issuer, and will rank pari passu in right of payment with all obligations under the Senior Facilities (the “Credit Agreement”) and all other senior indebtedness of the Issuer.

Guarantees:	The Second Lien Notes and all obligations under the indenture related thereto will be unconditionally guaranteed by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Issuer that guarantees the Credit Agreement or the First Lien Notes (the “Note Guarantors”), subject to exceptions consistent with the Documentation

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All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”), or in the New First Lien PropCo Debt Term Sheet attached thereto.

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Precedent and others, if any, to be agreed upon, on a senior second-priority secured basis (the “Note Guarantees”). The Note Guarantees will rank pari passu in right of payment with all obligations under the Credit Agreement and all other senior indebtedness of the Note Guarantors. The Note Guarantees will be automatically released upon release of the corresponding guarantees of the Credit Agreement and First Lien Notes; provided that such released guarantees shall be reinstated if such released guarantors thereof are required to subsequently guarantee the Credit Agreement or First Lien Notes. The Note Guarantees will be guarantees of payment and performance and not of collection.

Security:	Subject to the limitations set forth below and limitations consistent with the Documentation Precedent, the Second Lien Notes and the Note Guarantees will be secured by a second-priority security interest in those assets of the Issuer and the Note Guarantors that secure the First Lien Notes (the “Collateral”), provided that (i) assets securing the Second Lien Notes shall not include property excluded from the Collateral securing the First Lien Notes and (ii) the pledge of equity interests and other securities will be subject to customary Rule 3-16 cut-back provisions.

The relative rights and priorities in the Collateral for each of the Credit Agreement, the First Lien Notes and the Second Lien Notes will be set forth in the First Lien/Second Lien Intercreditor Agreement as between the collateral agent for the Credit Agreement and the First Lien Notes, on the one hand, and the collateral agent for the Second Lien Notes, on the other hand.

Mandatory Redemption:	None.

Optional Redemption:	Prior to the third anniversary of the Closing Date, the Issuer may redeem the Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 35% of the Notes in an amount equal to the amount of proceeds from an equity offering at a price equal to par plus the coupon on such Notes.

After the third anniversary of the Closing Date, the Notes will be callable at par plus accrued interest plus a premium equal to one-half of the coupon on such Notes, which premium shall decline ratably on each anniversary of the Closing Date thereafter to zero on the date that is two years prior to the maturity date.

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All redemptions shall be made on a pro rata basis among the Notes.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Second Lien Notes at par with the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any Note Guarantor in accordance with the Documentation Precedent to the extent any such proceeds are not otherwise applied in a manner consistent with the Documentation Precedent.

Offer to Repurchase Upon a Change of Control:	The Issuer will be required to make an offer to repurchase the Second Lien Notes following the occurrence of a “change of control” (to be defined in a manner consistent with the Documentation Precedent) at a price in cash equal to 101.0% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with the Documentation Precedent.

Modification:	Customary for high yield debt securities consistent with the Documentation Precedent. Notes held by the Issuer or its affiliates, including the Sponsors, shall not have voting rights.

Registration Rights:	Customary registration rights.

Covenants:	Substantially the same as those in the Documentation Precedent (including in respect of baskets and carveouts to such covenants); provided, that such covenants shall in no event be more restrictive than the corresponding covenant in the First Lien Notes (including, without limitation, with respect to the Mandatory REIT Distributions). For the avoidance of doubt, there shall be no financial maintenance covenants.

[CPLV Sub] shall constitute an unrestricted subsidiary of the Issuer on the Closing Date.

The indenture for the Second Lien Notes will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

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Events of Default:	Customary for high yield debt securities and consistent with the Documentation Precedent.

Governing Law:	New York.

Regulatory Matters:	Consistent with the Documentation Precedent.

Counsel to the Notes Lead Arranger:	[ ].

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CPLV Mezz Debt

$[            ] Term Facility

Summary of Principal Terms1

Borrower:	[CPLV Holdings] (the “Borrower”), a newly-formed holding company that owns 100% of the outstanding stock of the subsidiary (or subsidiaries) of PropCo that own CPLV and have issued the CPLV Market Debt (as defined below) (collectively, the “CPLV Sub”).

Agent:	[ ] will act as sole administrative agent and collateral agent for the Term Facility (in such capacity and together with its permitted successors and assigns, the “Agent”), and will perform the duties customarily associated with such roles.

Facilities:	A secured non-guaranteed term loan facility in an aggregate principal amount equal to the difference in the amount of CPLV Market Debt (as defined below) issued in accordance with the Restructuring Term Sheet and $2,600 million (the “CPLV Mezz Facility” and loans thereunder, the “CPLV Mezz Loans”), which will be issued to each First Lien Bank Lender and First Lien Noteholder in accordance with the Restructuring Term Sheet (in such capacity, the “Lenders”).[2] In accordance with the Restructuring Term Sheet, at least $2,000 million of real estate financing shall be issued to third party investors for cash proceeds on or before consummation of the Restructuring, which shall be senior to the CPLV Mezz Debt (with 100% of the net proceeds being used to repay the holders of the CPLV Term Loans) (the “CPLV Market Debt”).

Definitive Documentation:	The definitive documentation for the CPLV Mezz Facility (the “Mezz Facility Documentation”) shall be based on customary documentation for commercial real estate mezzanine financings, as modified to reflect (i) agency and operational matters acceptable to the Borrower and Agent and (ii) the operating lease structure and the REIT structure of the Borrower (the “Documentation Precedent”).

Purpose:	On the Closing Date, the CPLV Mezz Loans will be issued to each First Lien Bank Lender and First Lien Noteholder in accordance with the Restructuring Term Sheet.

1	All capitalized terms used but not defined herein shall have the meaning assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”).
2	For the avoidance of doubt, the Lenders will be issued notes backed by the CPLV Mezz Loans through a customary securitization structure.

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Availability:	The full amount of the CPLV Mezz Facility will be issued on the Closing Date. Amounts under the CPLV Mezz Facility that are repaid or prepaid may not be reborrowed.

Interest Rates:	A rate equal to 8.00% if the principal amount of the CPLV Mezz Facility is equal to $600 million, increasing by 0.25% for every $25 million reduction in the principal amount of the CPLV Mezz Facility below $600 million on the Closing Date (up to a maximum interest rate of 13.0%).

Default Rate:	With respect to principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Final Maturity and Amortization:	The CPLV Mezz Facility will mature on the date that is six (6) years after the Closing Date.

Guarantees:	None.

Security:	Subject to customary exceptions, the CPLV Mezz Facility will be secured on a first-priority basis by a pledge of the equity interests in CPLV Sub. There shall be neither lockbox arrangements nor any control agreements relating to the Borrower’s and its subsidiaries’ bank accounts or securities accounts. The operating lease with [Caesars Entertainment Operating Company, Inc.] shall be subject to a customary subordination and non-disturbance agreement as provided in the Lease Term Sheet attached to the Restructuring Support Agreement.

The relative rights and priorities in the Collateral for the CPLV Mezz Facility and the CPLV Market Debt will be set forth in a customary intercreditor agreement, as between the collateral agent for the CPLV Mezz Facility, on the one hand, and the collateral agent for the CPLV Market Debt, on the other hand.

Mandatory Prepayments:	Customary for commercial real estate mezzanine financings.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the commitments under the CPLV Mezz Facility and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, pro rata among the Lenders

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subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Facility will be applied to the remaining amortization payments under the CPLV Mezz Facility in such order as the Borrower may direct.

Representations and Warranties:	The following representations and warranties will apply (to be applicable to the Borrower and its restricted subsidiaries, subject to customary and other exceptions and qualifications to be agreed upon, consistent with the Documentation Precedent): organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information in all material respects; projections; no material adverse change since the Closing Date; absence of litigation; compliance with laws (including PATRIOT Act, OFAC, FCPA, ERISA, margin regulations, environmental laws and laws with respect to sanctioned persons); payment of taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; Closing Date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Collateral; intellectual property; treatment as designated senior debt under subordinated debt documents (if any); use of proceeds; and insurance.

Affirmative Covenants:

The following affirmative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary (consistent with the Documentation Precedent) and other baskets, exceptions and qualifications to be agreed upon: maintenance of corporate existence and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern) (other than solely with respect to, or resulting solely from an upcoming maturity date under any series of indebtedness occurring within one year from the time such opinion is delivered) (with extended time periods for delivery of the first annual and certain quarterly financial statements to be delivered after the Closing Date) and an annual budget (it being understood that the public REIT reporting that includes the Borrower shall satisfy the Borrower’s reporting obligations so long as it includes a consolidating income statement and balance sheet for the

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Borrower); delivery of notices of default and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain ratings (but not a specific rating); compliance with laws; inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; and payment of taxes.

Negative Covenants:	The following negative covenants, among others, if any, to be negotiated in the Mezz Facility Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary exceptions and qualifications (consistent with the Documentation Precedent) and others to be agreed upon:

1.	Limitation on dispositions of assets.

2.	Limitation on mergers and acquisitions.

3.	Limitation on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt; provided that, any distributions required to be made to distribute 100% of REIT taxable income or satisfy any REIT-related requirements shall be permitted (such distributions, the “Mandatory REIT Distributions”).

4.	Limitation on indebtedness (including guarantees and other contingent obligations) and preferred stock.

5.	Limitation on loans and investments.

6.	Limitation on liens and further negative pledges.

7.	Limitation on transactions with affiliates.

8.	Limitation on sale/leaseback transactions.

9.	Limitation on changes in the business of the Borrower and its subsidiaries.

10.	Limitation on restrictions on ability of subsidiaries to pay dividends or make distributions.

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11.	Limitation on changes to fiscal year.

12.	Limitation on modifications to subordinated debt documents.

13.	Limitation on material modifications to the MLSA, lease and other arrangements entered into in connection with the lease structure.

EBITDA shall be defined in a manner consistent with the Documentation Precedent.

All ratios and calculations shall be measured on a Pro Forma Basis (to be defined in a manner consistent with the Documentation Precedent, and including the annualized effect of addbacks in the definition of EBITDA).

The Mezz Facility Documentation will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Financial Covenant:	CPLV Mezz Facility: None.

Events of Default:	The following (subject to customary and other thresholds and grace periods to be agreed upon, consistent with the Documentation Precedent, and applicable to the Borrower and its restricted subsidiaries): nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration to material indebtedness (including CLV Market Debt); bankruptcy and similar events; material judgments; ERISA events; invalidity of the Guarantees or any security document, in each case, representing a material portion of the Guarantees or the Collateral; and Change of Control (to be defined in a manner consistent with the Documentation Precedent).

Voting:	Usual for facilities and transactions of this type and consistent with the Documentation Precedent; provided that the Borrower and its affiliates, including the Sponsors, shall not have voting rights with respect to loans and commitments held by them. .

Cost and Yield Protection:	Usual for facilities and transactions of this type, consistent with the Documentation Precedent.

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Assignments and Participations:	The Lenders will be permitted to assign loans and commitments under the CPLV Mezz Facility with the consent of the Borrower (not to be unreasonably withheld or delayed, but which consent under the CPLV Mezz Facility shall be deemed granted if the Borrower fails to respond to a request for consent by a Lender within ten business days of such request being made); provided, that such consent of the Borrower shall not be required (i) if such assignment is made, in the case of the CPLV Mezz Facility, to another Lender under the CPLV Mezz Facility or an affiliate or approved fund of a Lender under the Term Facility or (ii) after the occurrence and during the continuance of an event of default relating to payment default or bankruptcy. All assignments will also require the consent of the Agent (subject to exceptions consistent with the Documentation Precedent) not to be unreasonably withheld or delayed. Each assignment, in the case of the CPLV Mezz Facility, will be in an amount of an integral multiple of $1,000,000. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation.

The Lenders will be permitted to sell participations in loans subject to the restrictions set forth herein and consistent with the Documentation Precedent. Voting rights of participants shall (i) be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral and (ii) for clarification purposes, not include the right to vote on waivers of defaults or events of default.

Notwithstanding the foregoing, assignments (and, to the extent such list is made available to all Lenders, participations) shall not be permitted to ineligible institutions identified to the Agent on or prior to the Closing Date and, with the consent of the Agent, thereafter; provided that the Agent shall not be held liable or responsible for any monitoring or enforcing of the foregoing.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent

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required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions consistent with the Documentation Precedent.

Assignments to the Sponsors and their respective affiliates (other than the Borrower and its subsidiaries) (each, an “Affiliated Lender”) shall be permitted subject to customary restrictions consistent with the Documentation Precedent.

Non-Pro Rata Repurchases:	The Borrower and its subsidiaries may purchase from any Lender (other than the Borrower and its affiliates, including the Sponsors), at individually negotiated prices, outstanding principal amounts or commitments under the CPLV Mezz Facility in a non-pro rata manner; provided that (i) the purchaser shall make a representation to the seller at the time of assignment that it does not possess material non-public information with respect to the Borrower and its subsidiaries that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information), (ii) any commitments or loans so repurchased shall be immediately cancelled and (iii) no default or event of default exists or would result therefrom.

Expenses and Indemnification:	Consistent with the Documentation Precedent.

Regulatory Matters:	Customary for facilities of this type and consistent with the Documentation Precedent.

Governing Law and Forum:	New York.

Counsel to Agent:	[ ].

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